Exhibit 10.80

EXECUTION COPY

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

SECOND AMENDED AND RESTATED

AIRLINE SERVICES AGREEMENT

by and among

PINNACLE AIRLINES CORP.,

PINNACLE AIRLINES, INC.

MESABA AVIATION, INC.

and

DELTA AIR LINES, INC.

Dated as of July 1, 2010

EXHIBITS:

Exhibit A                                Contracted Service Cities
Exhibit B                                Delta Service Cities
Exhibit C                                Pinnacle Service Cities
Exhibit D                                Cancellation Codes
Exhibit E                                Operational Metrics – Goal Establishment
Exhibit F                                Pass Travel Privileges
Exhibit G                                Hub City Facility Charges
Exhibit H                                CRJ Fuel Burn (Penalty) Formulas
Exhibit I                                Parity Pay Agreement
Exhibit J                                Predicted Employee Bonuses and Incentives

SECOND AMENDED AND RESTATED

AIRLINE SERVICES AGREEMENT

THIS SECOND AMENDED AND RESTATED AIRLINE SERVICES AGREEMENT (together with all exhibits, schedules and attachments hereto, the “Agreement”) is entered into as of this 1st day of July, 2010 (the “Effective Date”), by and among PINNACLE AIRLINES CORP., a Delaware corporation (“Pinnacle Corp.”), PINNACLE AIRLINES, INC., a Georgia corporation and a wholly-owned subsidiary of Pinnacle Corp. (“Pinnacle”), MESABA AVIATION, INC., a Minnesota corporation and, upon the closing of the transactions contemplated under the Purchase Agreement (as defined below), a wholly-owned subsidiary of Pinnacle Corp. and an Affiliate of Pinnacle (“Mesaba”), and DELTA AIR LINES, INC., a Delaware corporation (“Delta” and each of Pinnacle Corp., Pinnacle, Mesaba and Delta, a “Party” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, Pinnacle and Delta, as successor by merger to Northwest Airlines, Inc. (“Northwest”), are parties to an Airline Services Agreement dated as of January 14, 2003, as amended by Amendments No. 1 through No. 5 (collectively, the “2003 ASA”), which agreement was amended and restated pursuant to an Amended and Restated Airline Services Agreement dated as of December 15, 2006 and made effective as of January 1, 2007, as amended by Amendments No. 1 through No. 4 (collectively, the “2007 Restatement”);

WHEREAS, Delta and Pinnacle Corp. have entered into that certain Stock Purchase Agreement of even date herewith (as may be amended, supplemented or modified from time to time, the “Purchase Agreement”), pursuant to which Delta will sell and transfer to Pinnacle Corp. and Pinnacle Corp. will purchase and acquire from Delta all of the outstanding shares of capital stock of Mesaba on the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, the Parties are entering into this Agreement contemporaneously with the execution and delivery of the Purchase Agreement and consummation of the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(1)           the terms as defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(2)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; and

(3)           the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, or other subdivision.

“2007 CRJ-900 Delta Connection Agreement” means that certain Delta Connection Agreement dated as of April 27, 2007 by and among Delta, Pinnacle and Pinnacle Corp., as such agreement may be amended, modified or supplemented from time to time.

“2010 CRJ-900 Delta Connection Agreement”: means that certain Delta Connection Agreement dated of even date herewith by and among Delta, Pinnacle, Pinnacle Corp., and Mesaba, as such agreement may be amended, modified or supplemented from time to time.

“Accident” means ***

“ACARS” means the Aircraft Communications Addressing and Reporting System which provides communications between the Aircraft and Pinnacle with respect to operational matters.

“ACD Rate” shall have the meaning ascribed to such term in Section 5.04.

“Affiliate” means, as applied to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Air Cargo” means air freight, United States mail and small package services appropriate for the Aircraft.

“Air Cargo Handling Services” means the Air Cargo handling services to be performed pursuant to Section 4.09.

“Aircraft” means, (i) the one hundred twenty-four (124) CRJ-200 Canadair Regional Jet aircraft in Pinnacle’s fleet as of the Effective Date, (ii) from and after the Effective Date, the seventeen (17) CRJ-200 Canadair Regional Jet aircraft in Mesaba’s fleet as of such date, (iii) up to one hundred sixty-three (163) additional CRJ-200 Canadair Regional Jet aircraft when, as and if such aircraft are added to Pinnacle’s fleet pursuant to the second sentence of Section 3.02(a)(i), and (iv) subject to Section 3.11, the Extra Aircraft.  Any Aircraft removed from the fleet of Pinnacle will cease to be “Aircraft” hereunder upon the date of such removal.

“Aircraft Rental Expense” means the Basic Rent charged in the Leases between Delta and Pinnacle and Delta and Mesaba, which shall be *** per Aircraft per month for the CRJ-200 Canadair Regional Jet Aircraft.

“Airline Assets” means those assets used, as of the date of determination, in the relevant Person’s operation as an air carrier.

“Annual Operating Plan” shall have the meaning ascribed to such term in Section 2.12.

“Available CRJ Day” or “ACD” means, subject to Section 3.11 with respect to the Extra Aircraft, a CRJ-200 Aircraft each day after such Aircraft has been placed in service by Pinnacle or Mesaba, as applicable, and remains in service for Delta (including, except as provided in Section 3.11, non-scheduled Aircraft).  A CRJ aircraft placed in service by Pinnacle on January 1st would have 31 Available CRJ Days in January.

“Available CRJ Days Report” means the report of Available CRJ Days to be prepared by Pinnacle pursuant to Section 5.02(a).

“Baggage Handling Services” shall have the meaning ascribed to such term in Section 4.08.

 “Basic Rent” shall have the meaning ascribed to such term in the Leases.

“Beneficial Ownership” has the meaning given such term as defined as of the date hereof in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.

“Block Hour” means the period of time (in minutes) beginning when an Aircraft first moves from the ramp blocks in connection with a Scheduled Flight, a Non-Scheduled Flight or a Charter Flight and ending when the Aircraft next comes to a stop at the ramp at any station or other point of termination as recorded by ACARS or another mutually agreed system, divided by sixty (60).

“Block Hour Payment” means the payment for Block Hours to be made pursuant to Section 5.02(b).

“Block Hour Rate” shall have the meaning ascribed to such term in Section 5.03.

“Block Hour Report” means the report to be prepared by Pinnacle pursuant to Section 5.02(a).

“Bombardier Agreement” means the Aircraft Heavy Maintenance Service Agreement between Bombardier Services Corporation and Delta (as successor by merger to Northwest) dated February 1, 2002, as amended or extended by Delta; provided, however, any material expansion of the scope of services to be performed under the Bombardier Agreement shall be subject to the reasonable approval of Pinnacle.

“Bridging Costs” shall have the meaning ascribed to such term in Section 3.11(iii).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interests in (however designated) the equity of such Person, including any preferred stock.

“Charter Flights” means revenue passenger flights using the Aircraft (other than Scheduled Flights); provided, however, that the operational arrangements and the compensation to be received by Pinnacle in respect of such Charter Flights are subject to the same procedures and remuneration as a Scheduled Flight hereunder, unless otherwise mutually agreed by Delta and Pinnacle.  To the extent that inflight catering (food and beverage) exceeds that normally provided for on a Scheduled Flight, the incremental cost and coordination of the catering will be the sole responsibility of Delta.

“Colgan” means Colgan Air, Inc., a Virginia corporation and wholly-owned subsidiary of Pinacle Corp.

“Comair” means Comair, Inc., an Ohio corporation, which as of the Effective Date, is an Affiliate of Delta.

 “COMAT” means company material, including but not limited to priority aircraft maintenance parts.

“Contracted Service Cities” means (i) as of the Effective Date, the Service Cities listed on Exhibit A attached hereto, and (ii) from time to time after the Effective Date, those Service Cities and which are so designated as a Contracted Service City pursuant to Section 4.02(a) at which a third party performs substantially all Ground Handling Functions, excluding Hub Cities, provided that a Contracted Service City shall, in any event, include without limitation those Service Cities where a third party performs below wing services.  Notwithstanding anything to the contrary in this Agreement, any subsidiaries or affiliates of Delta and Pinnacle, to the extent Pinnacle performs such services pursuant to a separate agreement with Delta, shall be considered “third parties” for purposes of this definition.

“CPPI” means the percent increase, if any, in the PPI for finished goods published by the United States Department of Labor, Bureau of Labor Statistics, which increase occurred during the immediately preceding calendar year, defined as (PPI at end of prior calendar year/PPI at end of two years prior) – 1, but in no event in excess of five percent (5%) and in no event less than zero.  For example, when calculating the block hour rate for 2007 in Section 5.10(b), CPPI is calculated as follows:  (December 2006 PPI / December 2005 PPI) – 1.

“CPPIB” means the percent increase, if any, in the PPI for finished goods published by the United States Department of Labor, Bureau of Labor Statistics, defined as (PPI at end of prior calendar year/PPI at end of 2002)-1, but in no event will the compound annual growth rate be in excess of five percent (5%) or less than zero.  For example, when calculating the block hour rate for 2005 in Section 5.03(a), CPPIB is calculated as follows:  (December 2004 PPI / December 2002 PPI) – 1.

“CRJ Deliveries Report” means the report of deliveries of CRJ Aircraft to Pinnacle to be prepared by Pinnacle pursuant to Section 5.02(a).

“Cycle” means an actual takeoff at an origin city and landing at a destination city of an Aircraft in connection with a Scheduled Flight, a Non-Scheduled Flight or a Charter Flight.

“Cycle Payment” means the payment for Cycles to be made pursuant to Section 5.02(b).

“Cycle Rate” shall have the meaning ascribed to such term in Section 5.03.

“Cycle Report” means the report to be prepared by Pinnacle pursuant to Section 5.02(a).

“Data Communication Equipment” shall have the meaning ascribed to such term in Section 4.04.

“Default” means the occurrence of an event set forth in Section 10.02 or Section 10.03, and the expiration of any cure period provided therein without cure or other remedial action having occurred, permitting termination of this Agreement.

“Delta Connection Carrier” means an airline operating regional jet and/or turboprop air transportation services as a Delta Connection Carrier pursuant to an airline services agreement or Delta connection carrier agreement between such airline and Delta.

“Delta Connection Safety Standards” shall have the meaning ascribed to such term in Section 2.09.

“Delta Schedule Period” means the planned duration of various time periods for which Delta’s flight schedule is for sale in computer reservation systems.

“Delta Service Cities” means (i) as of the Effective Date, the Service Cities listed on Exhibit B attached hereto, and (ii) from time to time after the Effective Date, those Service Cities which are so designated as Delta Service Cities pursuant to Section 4.02(a), at which Delta employees perform substantially all Ground Handling Functions and Delta provides required facilities.  Notwithstanding anything to the contrary in this Agreement, employees of subsidiaries or affiliates of Delta shall not be considered Delta employees for purposes of this definition.

“Delta Tickets” shall have the meaning ascribed to such term in Section 4.07(a).

“Designator” means “DL” or such other designator code selected by Delta from time to time in its sole discretion to identify Delta’s own flights.

“Direct Costs” means Delta’s, Pinnacle’s, Mesaba’s or Pinnacle Corp.’s (with respect to costs appropriately allocated to the operation of Regional Airline Services hereunder), as applicable, actual cost for goods and services associated with the provision of Regional Airline Services pursuant to this Agreement, without any surcharge for administrative or general overhead expenses.

“DL Identification” means any Identification specifically selected by Delta from time to time in its sole discretion for use by Pinnacle and/or Mesaba (as applicable) in connection with the Regional Airline Services (including without limitation “Delta Connection” or any similar name).

“DOT” means the United States Department of Transportation or any successor to its functions with respect to the regulation of air transportation.

“DOT Certification” means any and all certifications and approvals by the DOT, the FAA and other regulatory agencies required for Pinnacle and/or Mesaba (as applicable) to operate the Aircraft and to perform pursuant to the terms of this Agreement and all Governmental Regulations.

“Effective Date” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Equipment” means the Aircraft, Spare Engines and QECs.

“Equipment Rental Expense” means the Aircraft Rental Expense, the Spare Engine Rental Expense and the QEC Rental Expense.

“Extra Aircraft” means (i) those two (2) CRJ-200 aircraft leased by Pinnacle under those certain Leases dated as of August 7, 2009 between Comair and Pinnacle and (ii) those two (2) CRJ-200 aircraft leased by Mesaba under those certain Leases dated as of March 24, 2009 between Comair and Mesaba, in each case for so long as such aircraft remain in Pinnacle’s or Mesaba’s fleets (as applicable) pursuant to Section 3.11 or otherwise.

“FAA” means the Federal Aviation Administration or any successor organization.

“Facility Leases” shall have the meaning ascribed to such term in Section 4.03(g).

“FBO” shall have the meaning ascribed to such term in Section 5.05(b).

“Fixed Cost Payment” means the payment for fixed costs to be made pursuant to Section 5.02(b).

“Fleet Value” means the total value of the Aircraft in Pinnacle’s fleet and Mesaba’s fleet used in calculating the premium for Pinnacle’s and Mesaba’s hull insurance (including war risk).

“Fuel Burn Penalty Payment” shall have the meaning ascribed to such term in Section 5.05(e).

“Fuel Price” shall have the meaning ascribed to such term in Section 5.05(b).

“GAAP” means generally accepted accounting practice and principles at the time prevailing in the United States for companies engaged in businesses similar to that of Pinnacle and/or Mesaba (as applicable), consistently applied.

“Governmental Regulations” means the rules and regulations prescribed by an airport authority at a Service City or by any local, state or federal unit of government having authority and jurisdiction to regulate the business and affairs of an air carrier having DOT Certification, including without limitation, the DOT and the FAA.

“Ground Handling Functions” shall have the meaning ascribed to such term in Section 4.02.

“Holding Company” means, as applied to a Person, any other Person of whom such person is, directly or indirectly, a Subsidiary.

“Hub Cities” means Memphis, Tennessee (“MEM”), Minneapolis/St. Paul, Minnesota (“MSP”) and Detroit, Michigan (“DTW”).

“Hub Locations” means each of Atlanta (ATL), Cincinnati (CVG), Detroit (DTW), Los Angeles (LAX), New York-John F. Kennedy (JFK), New York-LaGuardia (LGA), Memphis (MEM), Minneapolis (MSP) and Salt Lake City (SLC) and any other airport which has an average fifty (50) or more departures per day that are operated by Delta or one or more Delta Connection Carriers under the Designator.  If any Hub Location has an average of fewer than fifty (50) departures per day that are operated by Delta or one or more Delta Connection Carrier under the Designator, such Hub Location shall not be considered a Hub Location for purposes of this Agreement until such Hub Location returns to having an average fifty (50) or more departures per day that are operated by Delta or one or more Delta Connection Carrier under the Designator.

“Identification” means a trade name, trademark, service mark, graphic, logo, distinctive color scheme or other trade dress, domain name and/or other identification or indication of source or origin.

“Initial Effective Date” means the date specified in Section 10.01 of this Agreement.

“IOP Payment” means the payment for IOP Program Incidents to be made pursuant to Section 5.02(b).

“IOP Program Incident” shall mean Delta’s request that Pinnacle cancel one or more Scheduled Flights as a result of Delta’s initiation of its Irregular Operating Procedures Program.

“Lease” means (i) the leases, subleases and/or sub-subleases entered into or to be entered into pursuant to Section 3.03 in respect of the CRJ-200 Aircraft, (ii) the leases, subleases and/or sub-subleases entered into or to be entered into pursuant to Section 3.03 in respect of Spare Engines, and (iii) the leases, subleases and/or sub-subleases entered into between Comair and Pinnacle and between Comair and Mesaba in respect of the Extra Aircraft, in each case as amended from time to time in accordance with the provisions thereof.

 “Maintenance Facilities” shall have the meaning ascribed to such term in Section 4.03(c).

“Maintenance Program” shall have the meaning ascribed to such term in the Leases.

“Major Carrier” means an air carrier (other than Pinnacle and Mesaba and their respective successors and Subsidiaries and Delta and its successors and Subsidiaries), the annual passenger revenues of which (including its Subsidiaries’ predecessor entities) for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination (or the U.S. dollar equivalent thereof).

“Major Maintenance Event” shall have the meaning ascribed to such term in Section 3.11(viii).

“Margin” means the operating margin determined in accordance with Section 5.12.

“Margin Adjustment Payment” means the payment to be made pursuant to Section 5.12.

“Margin Payment” means the payment to be made pursuant to Section 5.08.

“Mesaba Extra Aircraft” shall have the meaning ascribed to such term in Section 3.11.

 “Non-Scheduled Flights” means all flights using the Aircraft which are not Scheduled Flights or Charter Flights.

“Operator Non-Cancelled Flight” shall have the meaning ascribed to such term in  Section 2.11(a).

“Option Term” means (i) a period of six (6) months following the date of termination if this Agreement is terminated by Delta pursuant to Section 10.02 or Section 10.03; or (ii) a period of thirty (30) days following the date of termination if this Agreement is terminated by Delta pursuant to Section 10.01.

“Performance Criteria” shall have the meaning ascribed to such term in Section 5.14(a).

“Performance Period” means each six (6) month period ending on a June 30 or December 31 occurring during the Term of this Agreement.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

“Pinnacle Affected Company” means (a) Pinnacle and its successors, (b) Mesaba and its successors, (c) any Holding Company of Pinnacle or Mesaba or its successors, or (c) any Subsidiary of Pinnacle or Mesaba or its successors, that in each such case owns, directly or indirectly, all or substantially all of the Airline Assets of Pinnacle or Mesaba or their respective successors, such Holding Companies of Pinnacle, Mesaba and their respective Subsidiaries, taken as a whole.

“Pinnacle Change of Control” means:

(i)           the direct or indirect acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of Beneficial Ownership of 25% or more of the Capital Stock or Voting Power of a Pinnacle Affected Company; or

(ii)           the direct or indirect acquisition by a Major Carrier, any of its Affiliates or any combination thereof of Beneficial Ownership of 10% or more of the Capital Stock or Voting Power of a Pinnacle Affected Company.

“Pinnacle Extra Aircraft” shall have the meaning ascribed to such term in Section 3.11.

 “Pinnacle Extra Aircraft Lease Termination Date” shall have the meaning ascribed to such term in Section 3.11(c).

“Pinnacle Identification” means any Identification selected by Pinnacle from time to time for use in connection with the business of Pinnacle, Mesaba and/or Pinnacle Corp.

“Pinnacle Service Cities” means (i) as of the Effective Date, the Service Cities listed on Exhibit C attached hereto, and (ii) from time to time after the Effective Date, those Service Cities and which are so designated as Pinnacle Service Cities pursuant to Section 4.02(a), at which Pinnacle employees or Mesaba employees perform substantially all Ground Handling Functions, and Pinnacle and/or Mesaba provides required facilities.  Notwithstanding anything to the contrary in this Agreement, any Service City where Pinnacle or Mesaba performs such services pursuant to a separate agreement with Delta, shall not be considered a Pinnacle Service City.

“PPI” means Producer Price Index for finished goods published by the United States Department of Labor, Bureau of Labor Statistics, and, if no longer published, any comparable successor index selected by Delta.

“Promissory Note” shall have the meaning ascribed to such term in Section 5.02(b).

“QEC Rental Expense” means the Basic Rent charged in the leases between Delta and Pinnacle, and between Delta and Mesaba, for the QECs, which shall be $10.00 per month.

“QECs” mean quick engine change kits.

“Regional Airline Services” means the provisioning by Pinnacle or Mesaba to Delta of Scheduled Flights and Charter Flights using the Aircraft in accordance with this Agreement.

“Related Party Agreement” shall have the meaning ascribed to such term in Section 10.03(h).

“Reimbursement Period Commencement Date” shall have the meaning ascribed to such term in Section 3.11(viii).

“Renewal Term” shall have the meaning ascribed to such term in Section 10.01.

“Revenue Passenger” means a revenue passenger flown on a Scheduled Flight or a Charter Flight.

“Revenue Threshold” means five hundred million dollars ($500,000,000), as such amount may be increased based on the amount by which, for any date of determination, the most recently published Consumer
Price Index for all-urban consumers published by the Department of Labor (the “CPI”) has increased to such date above the CPI for calendar year 2001.  For purposes hereof, the CPI for calendar year 2010 is the monthly average of the CPI for the 12 months ending on December 31, 2010.

“SAAB Agreement” means that certain SAAB 340B+ Delta Connection Agreement of even date herewith by and among Delta, Pinnacle Corp and Mesaba, as such agreement may be amended, modified or supplemented from time to time.

“Scheduled Flights” means revenue passenger flights (other than Charter Flights) using the Aircraft which, regardless of frequency, are held out to the public and published in the customary and applicable schedule distribution systems, such as the Official Airline Guide, or published by Delta in its own system timetables.  In addition, Scheduled Flights shall include all regularly scheduled flights which are not revenue passenger flights as determined by Delta in its sole discretion.

“Section 5.05 Report” means the report of Section 5.05 expenses to be prepared by Pinnacle pursuant to Section 5.02(a).

“Section 5.06 Report” means the report of Section 5.06 expenses to be prepared by Pinnacle pursuant to Section 5.02(a).

“Service Cities” means those cities identified from time to time by Delta to which Pinnacle and/or Mesaba shall provide Regional Airline Services.

“Spare Engine Rental Expense” means the Basic Rent charged in the Leases between Delta and Pinnacle, and between Delta and Mesaba, for the Spare Engines.

“Spare Engines” means (i) the nine (9) General Electric CF34-3B1 spare engines (including QECs where applicable in accordance with the respective Spare Engine Lease) in Pinnacle’s fleet as of the Effective Date, (ii) the one (1) CF34-3B1 spare engine in Mesaba’s fleet as of the Effective Date, and (iii) additional CF34-3B1 spare engines (including QECs where applicable in accordance with the respective Spare Engine Lease) when, as and if such spare engines are added to Pinnacle’s fleet pursuant to Section 3.02.  Any Spare Engine removed from Pinnacle’s or Mesaba’s fleet ceases to be a “Spare Engine” hereunder upon the date of such removal.

“Standard Aero Agreement” means the CF34-3B1 Engine Hourly Rate Program Repair and Services Agreement between Delta (as successor by merger to Northwest) and Standard Aero, Ltd. dated as of September 1, 2007, as amended or extended by Northwest or Delta, provided that any material expansion of the scope of services to be performed under the Standard Aero Agreement shall be subject to the reasonable approval of Pinnacle except for an expansion of such agreement to include the Aircraft in Mesaba’s fleet as of the Effective Date.

“Subsidiary” of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 40% of the total Voting Power thereof or the Capital Stock thereof is at the time Beneficially Owned or controlled, directly or indirectly by (1) such Person, (2) such Person and one or more Subsidiaries of such Person, or (3) one or more Subsidiaries of such Person.

“Support Agreements” shall have the meaning ascribed to such term in Section 3.08.

“Term” shall have the meaning ascribed to such term in Section 10.01.

“Termination Date” means the date on which this Agreement terminates pursuant to Article X.

“Ticket Taxes and Fees” means any taxes pursuant to Sections 4261 or 4271 of the U.S. Internal Revenue Code of 1986, as amended or succeeded, on any amounts paid by customers for transportation of persons or packages by air, and any passenger facility charges, airport improvement fees, security fees or charges, stamp taxes, excise taxes, value-added taxes (in the nature of a sales or use tax), gross receipts taxes (in the nature of a sales or use tax), U.S. APHIS user fees, U.S. Customs user fees, U.S. Immigration user fees, and any other taxes and/or user fees imposed by any domestic or foreign governmental entity, airport or taxing authority on a per-passenger basis on any amounts paid by customers for transportation of persons or packages by air.

“Ticketing Services” shall have the meaning ascribed to such term in Section 4.07.

“Total Operating Cost” means all expenses directly associated with the provision of Regional Airline Services under this Agreement, including but not limited to those generally recognized as overhead, determined in accordance with GAAP.  For the avoidance of doubt, Total Operating Cost does not include net interest expense and those items that are classified as extraordinary on the audited financial statements.

“Total Operating Income” means Total Operating Revenue minus Total Operating Cost.

“Total Operating Revenue” means the amounts received by Pinnacle from Delta pursuant to Section 5.02 or Section 5.14 (including penalties accounted for as a reduction to revenue) of this Agreement, plus any revenues Pinnacle receives as a result of performing ground handling services for airlines other than an Affiliate of Pinnacle (as and if approved by Delta), plus any payments Pinnacle receives from a governmental entity intended to reimburse Pinnacle for lost revenue, an inability to cover incurred operating expenses, or as a reimbursement or offset to incurred expenses.

“Traffic Referral” shall have the meaning ascribed to such term in Section 4.07(e).

“Traffic Manifest” shall have the meaning ascribed to such term in Section 4.09(a).

“Voting Power” means, as of the date of determination, the voting power in the general election of directors, managers or trustees, as applicable.

“2003 ASA” shall have the meaning ascribed to such term in the preamble of this Agreement.

“2007 Restatement” shall have the meaning ascribed to such term in the preamble of this Agreement.

ARTICLE II

PROVISION OF REGIONAL AIRLINE SERVICES

Section 2.01 Operation of Scheduled Flights.

(a) Subject to the terms and conditions of this Agreement, each of Pinnacle and Mesaba shall use the Aircraft in such carrier’s fleet as of the Effective Date to operate Scheduled Flights and Charter Flights as shall be designated by Delta from time to time in Delta’s sole discretion.  All schedules and aircraft routing for such Scheduled Flights and all utilization of the Aircraft shall be determined by Delta from time to time, in its sole discretion, subject to the reasonable operating constraints of Pinnacle and/or Mesaba (as applicable) taking into consideration reasonable maintenance, crew scheduling, crew training and Aircraft rotation requirements.  Scheduled block times shall be set in accordance with Delta’s standards unless otherwise mutually agreed by Delta and Pinnacle.  Minimum turn times shall be mutually agreed to by Pinnacle and Delta and set in conformity with standard industry practices and Aircraft type.

(b) Notwithstanding the foregoing, during the Term and subject to receipt of the prior written consent of Delta, which shall not be unreasonably withheld or delayed, Mesaba may assign from time to time all of its rights and obligations under this Agreement with respect to the operation of one (1) or more of the Aircraft and Equipment related to such Aircraft in its fleet as of the Effective Date to Pinnacle, provided that (i) any such assignment does not (w) negatively impact Pinnacle’s ability to perform its obligations under this Agreement, (x) negatively impact Mesaba’s ability to perform its remaining obligations under this Agreement or any other agreement between Mesaba and Delta, (y) create an undue burden on Delta or (z) interfere with Delta's performance requirements or schedule of Scheduled Flights and Charter Flights;  (ii) Pinnacle is an Affiliate of Mesaba and Pinnacle Corp. at the time of any such assignment; (iii) Pinnacle assumes all of the rights and obligations of Mesaba hereunder with respect to the operation of such Aircraft and related Equipment, (iv) any such assignment does not cause Mesaba (so long as it remains a Party hereto) to operate fewer than five (5)Aircraft and (v) Pinnacle shall reimburse Delta for all reasonable out-of-pocket costs and expenses incurred by Delta in connection with any such assignment, including without limitation, reasonable attorneys’ fees to prepare any and all documents required in connection with the movement of the aircraft to Pinnacle’s operating certificate and the costs for filing all required documents with the FAA.  Upon the assignment by Mesaba to Pinnacle of all of its rights and obligations under this Agreement with respect to the operation of all Aircraft and Equipment related to such Aircraft in Mesaba’s fleet as of the Effective Date in accordance with this Section 2.01(b) (the “Final Aircraft Assignment Date”) without any further action by any Party, Mesaba shall automatically be terminated as a Party to this Agreement and shall have no further rights or obligations under this Agreement, provided that any such termination shall not relieve Mesaba from liability for any breach of this Agreement arising prior to the Final Aircraft Assignment Date.  References to Mesaba herein shall thereafter be deemed to be references to Pinnacle.  Notwithstanding the automatic release of Mesaba as provided above, if Pinnacle so requests, Delta shall promptly execute one or more documents evidencing such termination, in form and substance reasonably satisfactory to Delta.  Notwithstanding the foregoing, if Mesaba does not assign its rights and obligations under this Agreement to Pinnacle as provided by this Section 2.01(b) within two (2) years following the Effective Date, Delta agrees, at Pinnacle’s option and within sixty (60) days after the two (2) year anniversary of the Effective Date, to enter into a separate agreement to govern the operation of all Aircraft and Equipment related to such Aircraft remaining in Mesaba’s fleet at such time upon the same terms and conditions set forth in this Agreement and to terminate Mesaba as a Party to this Agreement automatically upon the execution of such agreement.

Section 2.02 Use of Designator, DL Identification and Related Matters.  Subject to the applicable provisions of Article VII below, each of Pinnacle and Mesaba (as applicable) shall operate the Scheduled Flights and Charter Flights provided under this Agreement using the Designator.  The Scheduled Flights and Charter Flights shall be identified by Pinnacle and Mesaba solely with flight numbers assigned by Delta.  Subject to the applicable provisions of Article VII below, each of Pinnacle and Mesaba shall use only the DL Identification for the Aircraft (except as otherwise required by Governmental Regulations), and for all facilities (including Maintenance Facilities), signage, equipment, uniforms and advertising, promotional and business materials in any form or media that are used in connection with the Regional Airline Services; provided, however, all Pinnacle and Mesaba uniforms (including the use of the DL Identification thereon) shall be determined by Delta, provided that such uniforms shall at all times be consistent with Delta’s existing uniform standards.  Neither Pinnacle nor Mesaba shall use the Pinnacle Identification for the Aircraft (except as required by Governmental Regulation), facilities (including Maintenance Facilities), signage, equipment, uniforms or advertising, promotional or business materials in any form or media that are used in connection with the Regional Airline Services; provided, however, nothing in the foregoing prohibition shall preclude Pinnacle or Mesaba from using the Pinnacle Identification for general corporate purposes, investor relations, on crew wings and employee service pins, and for purposes that are not covered by the foregoing prohibition and do not involve interaction with customers or passengers.

Section 2.03 Use of Other Designators.  Nether Pinnacle nor Mesaba shall use on the Aircraft the airline designator, Identification, or any other identifying feature of a foreign or United States airline other than Delta, without the express prior written consent of Delta, or unless Delta directs Pinnacle to use such other designator, Identification, or identifying feature.

Section 2.04 Personnel and Dispatch Control.  Each of Pinnacle and Mesaba shall be responsible for providing all crews (flight and cabin) to operate the Scheduled Flights and any Charter Flights and for all aspects (personnel and other) of dispatch control, including but not limited to load control.

Section 2.05 Inventory Management.  Delta shall have complete control over all inventory management functions for all Scheduled Flights and Charter Flights operated pursuant to this Agreement, including, without limitation, overbooking levels, discount seat levels, and allocation of seats among the various fare buckets.   In performing Pinnacle’s and Mesaba’s inventory management, Delta shall conform in all material respects to its own procedures and standards, taking into account the type of Aircraft operated by Pinnacle or Mesaba.

Section 2.06 Passenger Fares.  Delta shall be the sole authority for filing tariffs for Scheduled Flights operated pursuant to this Agreement, and Delta shall establish all passenger fares for Scheduled Flights and Charter Flights operated pursuant to this Agreement.  All charges for filing of fares or tariffs for Scheduled Flights operated pursuant to this Agreement shall be paid by Delta.

Section 2.07 DOT Certification.  Each of Pinnacle and Mesaba has and shall maintain DOT Certification and all other permits, licenses, certificates and insurance required by governmental authorities and Article IX hereof to enable such Party to perform the services required by this Agreement.

Section 2.08 Compliance With Governmental Regulations.  All flight operations, dispatch operations and flights and all other operations undertaken by Pinnacle or Mesaba pursuant to this Agreement shall be conducted and operated by Pinnacle or Mesaba (as applicable) in strict compliance with all Governmental Regulations, including, without limitation, those relating to airport security, the use and transportation of hazardous materials, flight crew and mechanic qualifications and licensing requirements, crew training and hours.  All Equipment shall be operated and maintained by Pinnacle and/or Mesaba in strict compliance with all Governmental Regulations, each of Pinnacle’s and Mesaba’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturer’s instructions.  At all times, each of Pinnacle and Mesaba shall operate with the highest standards of care.

Section 2.09 Safety Standards.  Each of Pinnacle and Mesaba shall actively participate in and comply with the Delta Connection Safety Alliance and at all times during the Term (i) comply with Delta’s safety standards for Regional Airline Services including, without limitation, as set forth in the Delta Connection Carriers Non-Regulatory Safety Program Standards document and the Delta Connection Ground Operations Manual, provided, with respect to any changes Delta may make to such safety standards after the Effective Date, Delta shall, at its discretion, do one of the following: (x) pay directly for the incremental Direct Costs incurred by Pinnacle or Mesaba attributable to such change; (y) treat the incremental Direct Costs incurred by Pinnacle or Mesaba attributable to such change as a Direct Cost reimburseable by Delta pursuant to Section  5.06 or (z) adjust the ACD Rate to reflect the incremental increase or decrease to the Direct Costs incurred by Pinnacle or Mesaba attributable to such change (ii) within a reasonable period of time after the Effective Date, comply with and maintain all IATA Operational Safety Audit requirements and certification, Cockpit Aviation Safety Action Program (subject to consent of such Party’s union representation and the FAA), Flight Operations Quality Assurance (subject to consent of such Party’s union representation and the FAA) and all other safety initiatives applicable to the regional jet service industry, and (iii) each of Pinnacle and Mesaba shall be required to successfully complete a Department of Defense audit under a regular bi-annual inspection program. (collectively, as amended from time to time, the “Delta Connection Safety Standards”).

Section 2.10  Quality of Service.  Delta policies, procedures, performance standards (including but not limited to Delta’s “Customers First” customer service plan) and means of measurement thereof concerning the provision of air passenger and air cargo services shall be applicable to all services provided by Pinnacle and/or Mesaba under this Agreement.  Pinnacle and Mesaba, taken together as a whole, shall achieve at least the same quality of airline service provided by Delta, subject to limitations imposed by the type of Aircraft used by Pinnacle and Mesaba (as applicable), its route network, the availability of equipment and facilities at the Service Cities and the performance by Delta of its obligations under this Agreement.  Pinnacle and Mesaba, taken together as a whole, shall maintain adequate staffing levels to ensure at least the same level of customer service and operational efficiency that Delta achieves; each of Pinnacle and Mesaba shall cooperate with Delta in any way necessary or desirable to provide such comparable level of customer service in connection with the operation of Regional Airline Services; and each of Pinnacle and Mesaba shall maintain new hire and recurrent training programs for all job descriptions which are reasonably acceptable to Delta.

Section 2.11 Service Standards.  Without limiting Section 2.09 and 2.10, Pinnacle shall achieve the following specific performance standards (subject to Section 5.15(b)(iii) and (iv) below), which performance standards (notwithstanding anything to the contrary in this Section 2.11) shall be measured on an aggregated basis including both Pinnacle and Mesaba-operated Scheduled Flights and covering both Pinnacle and Mesaba operations with respect to Regional Airline Services provided hereunder:

(a) Minimum Completion Factor.  Pinnacle shall achieve not less than a *** completion factor for all Scheduled Flights which are scheduled to be operated by Pinnacle or Mesaba during each Performance Period. Scheduled Flights which are cancelled at Delta’s request (as determined by Delta’s Operations Control Center (“OCC”)) will not be included in calculating Pinnacle’s completion factor (i.e., Cancellation Codes 19G and 19H set forth on Exhibit D attached hereto), and station overflys due to no passenger load will not be considered a cancellation (i.e., Cancellation Code 19K set forth on Exhibit D).

(b) Minimum On-Time Reliability.  Pinnacle shall achieve an on-time arrival within zero minutes factor (A0) and an on-time departure within zero minutes factor (D0) not less than the thresholds calculated in the Minimum On-Time section of Exhibit E attached hereto for all Scheduled Flights which are scheduled to be operated by Pinnacle or Mesaba during each Performance Period.  Scheduled Flights which are delayed at Delta’s request will not be included in calculating Pinnacle’s on-time arrival and on-time departure factors.

(c) Minimum Customer Experience Factor.  Pinnacle shall score not less than a *** score in the Delta Customer Satisfaction survey during any calendar quarter during the Term.  The ISM score will be calculated by Delta taking a simple average of the survey results for the Scheduled Flights operated by Pinnacle or Mesaba during the applicable Performance Period in each of the following categories:

(i) On-board timely and accurate information

(ii) Flight attendant helpful and courteous

(iii) Flight attendant availability

(iv) Flight attendant professional appearance

(v) Clean lavatory

(vi) Clean cabin

(vii) Condition of Aircraft interior and cabin appearance]

(d) Vendor Performance.  In the event for any ***, the Delta-selected vendor of Ground Handling Functions at DTW, MSP, LGA or JFK does not meet station D0 performance goals as established by Delta or a Delta-designated entity for such period, then the ground service equipment delays coded 04A and 04B and airport ground services delays coded 11A-Z (the “Station Coded Delays”) at the applicable airport will be removed from Pinnacle’s D0 performance for the applicable Performance Period for purposes of calculating Pinnacle’s on-time departure performance pursuant to Section 2.11(b) or Section 5.14 hereof.  If there are no station D0 performance goals established for the ground handler at DTW, MSP, LGA or JFK for any portion of a Performance Period, then the Station Coded Delays at such airport during such portion of a Performance Period will be removed from Pinnacle’s D0 performance for purposes of calculating Pinnacle’s on-time departure performance pursuant to Section 2.11(b) or Section 5.14 hereof.  If Pinnacle or Mesaba is the ground handler in DTW, MSP, LGA or JFK, the Station Coded Delays will not be removed for purposes of this Agreement.

(e) Adjustments to Performance Standards.  The Parties recognize and agree that the performance standards set forth on Schedule 2.11 may be modified or adjusted by mutual agreement of the Parties hereto from time to time during the Term of this Agreement.

Section 2.12 Service Recovery.

(a) Passenger Amenities.  Pinnacle agrees to provide passenger amenities, including, without limitation, denied boarding compensation, which Delta provides under Rule 245 of the Domestic General Rules No. 1 issued by Airline Tariff Publishing Co. and ATA Resolution No. 120.20 or pursuant to any similar contractual arrangement now existing or hereafter in effect or applicable to Delta.  In any Pinnacle Service City, Contracted Service City where Pinnacle or Mesaba directly contracts with a ground handler to provide Ground Handling Functions or Hub City, Pinnacle agrees (i) to handle oversold Scheduled Flights and the payment of denied boarding compensation in accordance with Delta’s standard policies and procedures, and (ii) to pay the full cost of providing passenger amenities (either directly to the affected passengers or to Delta as reimbursement for the amounts paid by Delta to such passengers) with the exception of denied boarding compensation resulting from inventory oversales or other actions of Delta..  In any Pinnacle Service City, Contracted Service City or Hub City, for denied boarding compensation resulting from inventory oversales or the actions of Delta, Pinnacle will pay the appropriate amount of denied boarding compensation to the affected passengers and will invoice Delta for such amount pursuant to Section 5.07 below.  Any such invoice will include sufficient detail and supporting documentation to allow Delta to verify the invoiced amount.  In Delta Service Cities or Contracted Service Cities where Delta has directly contracted with the ground handler to provide Ground Handling Functions, Delta will provide all passenger amenities, including but not limited to baggage delivery, at its sole cost.

(b) Destination by other Means.  If Pinnacle or Mesaba transports a revenue passenger to his or her destination by another means (bus, train, taxi, etc.) due to a flight cancellation, Delta shall reimburse Pinnacle for the actual transportation costs incurred to transport the passenger by such other means; provided, however, that if the flight cancellation is necessitated by acts of Pinnacle or Mesaba (e.g., crew curfews, maintenance-related delays, etc.), Pinnacle will pay the costs incurred to transport the passenger by such other means.  Each of Pinnacle and Mesaba shall use its best efforts to minimize the transportation of passengers by other means and the costs associated therewith.

Section 2.13 Annual Operating Plan.  At least ninety (90) days prior to January 1 of each year during the Term, Pinnacle and Delta shall confer and prepare an operating plan for the succeeding calendar year, which plan shall include (i) Delta’s forecast with respect to the schedule and routing for all Scheduled Flights for such year, (ii) Delta’s forecast of the Service Cities to which Pinnacle and/or Mesaba shall operate Regional Airline Services, (iii) Delta’s forecast of specific dates for the commencement of service to new Service Cities, if any, (iv) Delta’s forecast of the number of Aircraft to be added to or removed from Pinnacle’s and Mesaba’s fleet (subject to Section 3.02), and (v) such other matters as Delta and Pinnacle shall determine (as amended in accordance with this Section 2.12, the “Annual Operating Plan”).  Delta and Pinnacle shall meet and confer on a quarterly basis (or more frequently if requested by either Delta or Pinnacle) to review the implementation of the Annual Operating Plan and to discuss any changes to the Annual Operating Plan.  In the event Delta elects to alter the Annual Operating Plan during the course of a year, Delta shall use its reasonable best efforts to provide at least sixty (60) days prior notice to Pinnacle.  Notwithstanding the foregoing provisions of Section 2.12, Delta shall promptly notify Pinnacle of any determination by Delta to increase or decrease Pinnacle’s fleet size, and, except as provided in Section 3.02(a)(ii) and Section 3.02(a)(iii) below, Delta shall give Pinnacle no less than ninety (90) days prior notice.  Delta agrees that any substantial increases in Pinnacle’s fleet size pursuant to the preceding sentence are subject to Pinnacle’s reasonable operating constraints.

Section 2.14 Inflight Food, Beverages and Supplies.  Unless otherwise mutually agreed, Pinnacle will provide Aircraft catering services, food and beverages for passengers and crews on Scheduled Flights in accordance with Delta’s specifications and directions and at Pinnacle’s sole cost.  Each of Pinnacle and Mesaba shall be solely responsible for maintaining all licenses necessary for the serving of inflight food and beverages on Scheduled Flights.  Delta shall furnish Pinnacle, at Delta’s sole cost, adequate supplies of its customary inflight supplies including, but not limited to, the Delta inflight magazine, cups, napkins, pillows, blankets, trash bags, sick sacks, lavatory supplies, creamers, swizzle sticks and sugar in a form similar or identical to that used by Delta.  Notwithstanding anything to the contrary in this Agreement, Delta may, at its option, require Pinnacle upon ninety (90) days prior written notice to utilize Delta or a Delta-designated contract agent to provide catering services, food and beverages for passengers and crews on Scheduled Flights, provided that (i) the Block Hour Rates set forth in Section 5.03 below are adjusted as necessary to eliminate the costs of catering services, food and beverages that were included in establishing the Block Hour Rates, and the Direct Costs to Pinnacle of the new arrangement will be reimbursed pursuant to Section 5.06 below, and (ii) the service standards applicable to any such Delta-designated contract agent are either reasonably satisfactory to Pinnacle or no less stringent than the standards applicable to Delta’s own operations.

Section 2.15 Exclusivity Arrangements.

(a) During the Term, except as otherwise directed or approved in writing by Delta, in Delta’s sole discretion, Pinnacle and Mesaba, in aggregate, shall not operate more than ***departures per day under either of their own flight designator codes into or out of any Hub Location.

(b) If, during the Term, Pinnacle or Mesaba operates a jet aircraft certificated in the United States with a Maximum Gross Take Off Weight greater than ***pounds and certificated for *** or fewer passenger seats but configured with *** or fewer passenger seats for itself or a carrier other than Delta or an Affiliate of Delta, then Pinnacle or Mesaba, as applicable, shall not operate any jet aircraft configured with between *** and *** passenger seats for itself or a carrier other than Delta or an Affiliate of Delta in any city pair that is served, on a non-stop basis by Delta or an Affiliate of Delta.

(c) Nothing in this Agreement shall preclude Delta from entering into code share, alliance or other commercial cooperation arrangements with any other airline or entering into similar or other arrangements with other carriers for the provisioning of regional airline services using CRJ200 aircraft or any other aircraft to or from the Hub Locations, the Service Cities or elsewhere.

(d) Except as set forth in Section 2.14(a) and (b) above, nothing in this Agreement shall preclude Pinnacle or Mesaba from operating an aircraft for another carrier other than Delta or an Affiliate of Delta under the flight designator code of such other carrier into any Hub Location or preclude an Affiliate of Parent other than Pinnacle or Mesaba from operating any aircraft for itself or a carrier other than Delta or an Affiliate of Delta to or from the Hub Locations, the Service Cities or elsewhere.

Section 2.16 Other Operations.  Pinnacle Corp. and/or an Affiliate of Pinnacle Corp. (including Pinnacle) may acquire aircraft and operate air transportation services in its own name or on behalf of or in cooperation with an airline other than Delta, subject to Section 2.15, Section 6.01(b) and Section 6.02(a).

ARTICLE III

EQUIPMENT

Section 3.01 Use of the Equipment.  Each of Pinnacle and Mesaba agrees (a) that the Equipment shall be used only to provide and/or support the Regional Airline Services contemplated by this Agreement, and (b) that the Equipment shall not be used by Pinnacle or Mesaba for any other purpose without the prior written consent of Delta.

Section 3.02 Fleet Size and Related Matters.

(a) Determination of Fleet Size.  As of the Effective Date, Pinnacle’s fleet operated pursuant to this Agreement consists of one hundred twenty-four (124) CRJ-200 Canadair Regional Jet aircraft, two (2) Extra Aircraft, and nine (9) Spare Engines.  As of the Effective Date, Mesaba’s fleet operated pursuant to this Agreement consists of seventeen (17) CRJ-200 Canadair Regional Jet aircraft and two (2) Extra Aircraft.  In addition, each of Pinnacle and Mesaba has been provided with the use of two (2) QECs (one left side with neutral and one right side with neutral) in connection with the provision of Regional Airline Services pursuant to this Agreement.

(i) Equipment Additions.  The Parties agree that Delta may, at its option and sole discretion, place up to an additional one hundred sixty-three (163) CRJ-200 Canadair Regional Jet Aircraft and twenty-four (24) Spare Engines in Pinnacle’s fleet.  On or before April 1, 2011, Delta shall provide Pinnacle and Mesaba with the use of two (2) additional QECs (one left side with neutral and one right side with neutral), and in the event Delta fails to provide Pinnacle and Mesaba with the use of such QECs on or before such date, Delta shall reimburse Pinnacle for the actual costs Pinnacle or Mesaba incurs to procure such QECs utilizable by Pinnacle and Mesaba on such date, in an amount not to exceed Bombardier’s catalog price (at the time of each such procurement) for QECs of the same configuration, and Delta shall not hold Pinnacle or Mesaba responsible for any flight delays or cancellations associated with Pinnacle’s or Mesaba’s inability to perform due to the unavailability of the aforementioned QECs at the April 1, 2011 date, it being specifically agreed that any such delays or cancellations will be excluded from all calculations under Section 2.11 and Section 5.14.

(ii) Equipment Removal Rights.  Delta and Pinnacle agree that Delta shall have the following equipment removal rights:

(A) if Delta places CRJ-200 Aircraft in Pinnacle’s fleet pursuant to the first sentence of Section 3.02(a)(i), Delta shall have the right upon at least ninety (90) days prior written notice to remove one or more such CRJ-200 Aircraft (and related Spare Engines) selected by Delta from Pinnacle’s fleet up to the number of Aircraft added by Delta pursuant to Section 3.02(a)(i).

(B) from and after the date on which Pinnacle has entered into an agreement with one or more air carriers other than Delta with respect to the operation of at least twenty (20) additional regional jet aircraft in Pinnacle’s fleet, Delta may, at its option, elect to remove one (1) CRJ-200 Aircraft and related Spare Engines selected by Delta from Pinnacle’s base fleet of one hundred twenty-four (124) CRJ-200 Aircraft (and related Spare Engines) for every two (2) regional jet aircraft operated for such other air carrier(s) which are added to Pinnacle’s fleet above the twenty (20) additional regional jet aircraft operated for such other air carrier(s); provided, however, that (1) Delta shall provide Pinnacle with at least six (6) months prior written notice of exercise of Delta’s option to remove Equipment from Pinnacle’s fleet pursuant to this provision, (2) Delta shall not remove more than twenty (20) CRJ-200 Aircraft and related Spare Engines from Pinnacle’s fleet pursuant to this provision, and in any twelve month period Delta shall not remove more than five (5) CRJ-200 Aircraft and related Spare Engines from Pinnacle’s fleet pursuant to this provision, (3) the CRJ-200 Aircraft and related Spare Engines removed from Pinnacle’s fleet pursuant to this provision shall not be operated with the Designator and shall not be operated by a third party under any type of operating, codeshare or other arrangement with Delta, and (4) Delta shall receive the CRJ-200 Aircraft and related Spare Engines removed from Pinnacle’s fleet pursuant to this provision in “as is” condition, and, notwithstanding the terms of any of the applicable Leases to the contrary, Pinnacle shall not be required to meet the return conditions contained in the applicable Leases;

(C) from and after the date on which additional aircraft are added to Pinnacle’s fleet pursuant to this Agreement or any other agreement between Pinnacle and Delta (other than pursuant to Section 2.01(b)) for a term extending at least until the Termination Date, which carry the Designator and are configured with seventy (70) or more seats (the “Replacement Aircraft”), Delta may, at its option, remove one CRJ-200 Aircraft and related Spare Engines from Pinnacle’s base fleet of one hundred twenty-four (124) CRJ-200 Aircraft (and related Spare Engines) for each Replacement Aircraft added to Pinnacle’s fleet; provided, however, that (1) Delta shall provide Pinnacle with at least six (6) months prior written notice of exercise of Delta’s option to remove Equipment from Pinnacle’s fleet pursuant to this provision, and (2) Delta shall receive the CRJ-200 Aircraft and related Spare Engines removed from Pinnacle’s fleet pursuant to this provision in “as is” condition, and, notwithstanding the terms of any of the applicable Leases to the contrary, Pinnacle shall not be required to meet the return conditions contained in the applicable Leases;

(D) in the event of a Pinnacle Change of Control, Delta may, at its option, remove CRJ-200 Aircraft and related Spare Engines from Pinnacle’s fleet pursuant to Section 5.15(b) below;

(E) from and after December 31, 2017, Delta may, at its option, remove CRJ-200 Aircraft and related Spare Engines from Pinnacle’s fleet upon the expiration of the applicable head leases;

(F) Delta shall have the right, from time to time, to remove one (1) Spare Engine selected by Delta from Pinnacle, in accordance with the terms and conditions of this sub-section; provided, however, that if the removal of any such Spare Engine from Pinnacle would adversely affect Pinnacle’s ability to satisfy maintenance and operational requirements for its fleet, taking into account Pinnacle's fleet size at the time such request is made, Pinnacle may deny such request to remove the Spare Engine.  After the removal of such Spare Engine from Pinnacle pursuant to the preceding sentence, if Pinnacle, due to its operational or maintenance requirements, reasonably determines that it requires the use of such Spare Engine that has been removed at Delta’s request, Pinnacle shall notify Delta of its determination and provide reasonable justification for such determination.  Upon receipt of such request, Delta shall either return the requested Spare Engine to Pinnacle within thirty (30) calendar days, or provide a matching Spare Engine to Pinnacle in like configuration to the Spare Engine previously removed from Pinnacle’s fleet within thirty (30) calendar days.  In the event Delta desires to exercise its rights hereunder, Delta will provide Pinnacle at least thirty (30) days notice, designating therein the Spare Engine to be removed.  Delta may designate the same or a different Spare Engine in the event it shall exercise its rights hereunder on more than one occasion.  Pinnacle shall re-deliver such Spare Engine to Delta in compliance with the applicable Return Conditions (as defined in the Lease for such Spare Engine (the “Spare Engine Lease”)), provided that such Spare Engine shall have a minimum of 1,000 cycles remaining until the next scheduled maintenance visit with Standard Aero and shall have all line replaceable units installed and in serviceable condition, as when the Spare Engine was originally delivered to Pinnacle.  The Spare Engine Lease will be terminated at the date of re-delivery hereunder.  As consideration for the foregoing, Delta shall pay to Pinnacle *** per month (prorated for any partial month) for the period from and including the termination date of the Spare Engine Lease and continuing until the earlier of (x) the Termination Date and (y) the date on which Delta returns such Spare Engine to Pinnacle and a new Spare Engine Lease is executed.  Subject to the preceding sentence, should Delta determine to return such Spare Engine to Pinnacle, Delta (i) shall give Pinnacle thirty (30) days’ advance notice of each such return of a Spare Engine and (ii) shall return such Spare Engine to Pinnacle in compliance with the Return Conditions (as defined in the Spare Engine Lease), provided that such Spare Engine shall have a minimum of 1,000 cycles remaining until the next scheduled maintenance visit with Standard Aero and shall have all line replaceable units installed and be in serviceable condition, as when the Spare Engine was originally removed from Pinnacle’s fleet.  At the time of return of each Spare Engine in accordance with the terms hereof, the Parties shall enter into a new Spare Engine Lease with respect to such Spare Engine, identical as to terms with the original Spare Engine Lease, excepting only the effective date of such new Spare Engine Lease; and

(G) With respect to the additional QECs, the use of which Delta will provide to Pinnacle pursuant to the last sentence of Section 3.02(a)(i), Delta may request the removal of up to two (2) such QECs (left side plus neutral/right side plus neutral) from Pinnacle upon 30 days written notice to support other CRJ-200 fleet requirements, and Pinnacle shall not unreasonably delay its response or deny such request; provided, however, that if the removal of any such QECs from Pinnacle would adversely affect Pinnacle’s ability to satisfy maintenance and operational requirements for its fleet, taking into account Pinnacle's fleet size at the time such request is made,  Pinnacle may deny such request to remove and re-position the QECs.  After the removal of one or more QECs from Pinnacle pursuant to the preceding sentence, if Pinnacle, due to its operational or maintenance requirements, reasonably determines that it requires the use of any QECs that have been removed and re-positioned at Delta’s request, Pinnacle shall notify Delta of its determination and provide reasonable justification for such determination.  Upon receipt of such request, Delta shall either return the requested quantity of QECs to Pinnacle within thirty (30) calendar days, or provide a matching quantity of QECs to Pinnacle in like configuration to those previously removed from Pinnacle’s fleet within thirty (30) calendar days.  Delta agrees that the QECs it provides to Pinnacle to use shall be in serviceable condition at the time of such provision, and Pinnacle agrees that any QECs removed from its fleet by Delta shall be in serviceable condition at the time of such removal.  Delta agrees to pay for all costs associated with the transportation of QECs to and from Pinnacle.

In the event any Equipment is removed from Pinnacle’s fleet, Pinnacle shall cooperate with Delta in good faith with respect to transition services, transfer of aircraft records and related ancillary arrangements.  For the avoidance of doubt, each of Delta’s Equipment removal rights pursuant to this Section 3.02(a)(ii) is independent of each other removal right, and the exercise of removal rights under one provision shall not reduce Delta’s removal rights under any other provision, except as it may effect Pinnacle’s determinations regarding the removal or need for replacement of QECs as set forth above.

(iii) Additional Equipment Removal Rights.  Notwithstanding Section 3.02(a)(ii), in the event of (A) a labor action or other event giving rise to Delta’s right to terminate this Agreement pursuant to Section 10.03(e) and (B) Delta has not yet exercised its termination rights, (1) Delta shall have the right to terminate Leases for, and take immediate possession of, up to seventy-four (74) CRJ 200 Aircraft and related Spare Engines selected by Delta, and (2) if the labor action or other event continues beyond 45 days Delta shall have the right to select and terminate Leases for, and take immediate possession of, up to that number of CRJ 200 Aircraft in excess of fifty (50) and the related Spare Engines.

(iv) Unscheduled Aircraft.  Subject to Pinnacle’s approval, which shall not be unreasonably withheld, Delta shall determine the appropriate level of unscheduled Aircraft to be included in Pinnacle’s fleet from time to time.

(v) Spare Engine Requirements.  With respect to the appropriate quantity of Spare Engines to be included in Pinnacle’s fleet in the event of Aircraft removal or placement of additional Aircraft with Pinnacle, Delta and Pinnacle shall mutually determine the appropriate quantity of Spare Engines to be included in Pinnacle’s fleet from time to time.

Section 3.03 Lease of the Equipment.  As of the Effective Date, Pinnacle and Delta (and/or an Affiliate of Delta) are parties to Leases with respect to the one hundred twenty-four (124) CRJ-200 Aircraft, nine (9) Spare Engines and two (2) QECs in Pinnacle’s fleet and Mesaba and Delta (and/or an Affiliate of Delta) are parties to Leases with respect to seventeen (17) CRJ-200 Aircraft, one (1) Spare Engine and two (2) QECs in Mesaba’s fleet.  In the event Delta adds any additional Aircraft in Pinnacle’s fleet pursuant to Section 3.02(a)(i), such additional Aircraft will be leased by Delta to Pinnacle pursuant to a lease that will be in substantially the same form as the Leases with respect to the CRJ-200 Aircraft in Pinnacle’s fleet as of the Effective Date.  Pinnacle and Delta agree to enter into leases with respect to the QECs Delta will provide to Pinnacle pursuant to Section 3.02(a)(i) on substantially the same terms as the Leases with respect to the QECs in Pinnacle’s fleet as of the Effective Date, and such leases shall remain in effect for the Term, subject to the termination rights and other terms and conditions consistent with Section 3.02(a)(ii)(G) above.

Section 3.04 Terms of the Leases.  Each Lease for the CRJ-200 Aircraft and the Spare Engines shall include the following terms:

(a) the term of each Lease shall be for a period ending on the Termination Date; provided, however, no Lease shall be for a term longer than the term of the related head lease, if any;

(b) the rent for Aircraft shall equal the Aircraft Rental Expense and shall be payable monthly in advance;

(c) the rent for Spare Engines shall equal the Spare Engine Rental Expense and shall be payable monthly in advance; and

(d) the Leases shall include such terms as are necessary to conform provisions of the Leases to the head lease and to any ancillary documents actually entered into by Delta or its affiliate in connection with such Equipment (to the extent Delta requests conformation).

Notwithstanding the foregoing provisions of this Section 3.04 or the provisions of any Lease, the Parties agree that the security deposit for the one hundred twenty-four (124) CRJ-200 Aircraft in Pinnacle’s fleet as of the date hereof shall equal the *** currently deposited with Delta and no additional security deposit shall be required for the placement of up to nineteen (19) additional CRJ-200 Aircraft with Pinnacle.  The security deposit for CRJ-200 Aircraft placed at Pinnacle in excess of such nineteen (19) Aircraft shall be equal to one month’s rent per each additional Aircraft.  The security deposit required for the placement of other aircraft at Pinnacle with fifty-one (51) or more seats shall be equal to one month’s rent per each additional aircraft.  Notwithstanding the foregoing, this provision shall not apply to the Extra Aircraft.

Delta represents and warrants to Pinnacle that the obligations of Lessee with regard to return conditions under each of the Leases under which Mesaba is Sublessee are not, in the aggregate, more onerous than those contained in that certain Sublease Agreement [NW 2002 HHH], dated as of January 14, 2003, between Delta (as successor to Northwest Airlines, Inc.), as sublessor, and Pinnacle, as sublessee.

Section 3.05 Manufacturer Benefits Agreement.  Delta (as successor by merger to Northwest) and Pinnacle are parties to a Manufacturer Benefits Agreement dated as of January 14, 2003.

Section 3.06 Equipment Maintenance, Servicing and Cleaning.  Subject to Section 3.11 with respect to the Extra Aircraft, each of Pinnacle and Mesaba shall be responsible for all aspects of the maintenance in accordance with the Maintenance Program (including any maintenance or modifications required by FAA airworthiness directives and all routine and non-routine maintenance), servicing and cleaning (including painting of aircraft exteriors and replacement of worn interior items) of the Equipment (except for ground handling as specified in Section 4.02); provided, however, that with respect to the Canadair Regional Jet Aircraft and Spare Engines, Pinnacle shall utilize Standard Aero for all major shop-level engine maintenance and shall utilize Bombardier for heavy airframe maintenance in accordance with the Standard Aero Agreement and the Bombardier Agreement, respectively.  In the event Pinnacle is or becomes a party to such Agreements, Pinnacle shall not execute any amendment or side letter to any of those Agreements without Delta’s prior written consent. In the event spare engine and/or spare parts pooling agreements are established for Delta Connection Carriers, each of Pinnacle and Mesaba will participate in such agreements so long as such agreements reasonably address Pinnacle’s inventory needs, logistics requirements and configuration concerns.  In the event Delta enters into agreements for auxiliary power unit (APU) maintenance, avionics maintenance and/or landing gear overhauls with respect to the Aircraft, Pinnacle and Mesaba shall utilize the vendors in such agreements for such services; provided, however, Pinnacle’s and Mesaba’s utilization of such vendors shall be subject to (i) termination of Pinnacle’s or Mesaba’s (as applicable) existing vendor contracts, if any, and Delta’s payment of any early termination penalties imposed pursuant to Pinnacle’s and Mesaba’s contracts and (ii) reasonably satisfactory arrangements in respect of Pinnacle’s and Mesaba’s operational requirements.

Section 3.07 Third Party Guarantees and Warranties.  Pinnacle shall administer, track and pursue warranty and guaranty claims under the purchase, support and service agreements for the Equipment, so as to minimize operating costs for the Equipment.  Such efforts shall include establishment of all systems and procedures necessary to track and submit warranty and guaranty claims, including providing reports and information required to be provided under the purchase, support or services agreement.  Pinnacle shall not operate or maintain the Equipment in a manner that could result in any warranty or guaranty being terminated or voided, without the prior written consent of Delta.

Section 3.08 Related Transfer Arrangements.  All leases and subleases of ground support equipment, simulators, tooling and spare parts inventory agreements and vendor and/or maintenance agreements relating to items used primarily for or services provided primarily to the Equipment (collectively “Support Agreements”) entered into by Pinnacle after the Initial Effective Date and by Mesaba after the Effective Date shall be assignable to Delta without the consent of the other party to such Support Agreement on termination of this Agreement.  Each of Pinnacle and Mesaba shall, at Delta’s option, assign to Delta such Support Agreements as Delta shall designate on termination of this Agreement.  Pinnacle and Mesaba shall use their respective best efforts to obtain the consent of the other party to any such Support Agreements in effect as of the Initial Effective Date and, subject to obtaining such consents, if necessary, shall, at Delta’s option, assign to Delta such Support Agreements as Delta shall designate on termination of this Agreement.  On termination of this Agreement and during the Option Term, Delta shall have the option to purchase from Pinnacle and Mesaba all ground support equipment, simulators, tooling and spare parts inventory then owned by Pinnacle and Mesaba, respectively, which are used primarily with or related primarily to the Equipment for an amount equal to such assets’ then fair market value or depreciated book value, whichever is less.  In the event Delta invokes its Equipment removal rights under Section 3.02 above, on the Equipment removal date and for a period of thirty (30) days thereafter, Delta shall have the option to purchase from Pinnacle and Mesaba all ground support equipment, simulators, tooling and spare parts inventory then owned by Pinnacle and Mesaba, respectively, which are used primarily with or related primarily to the returning Equipment for an amount equal to such assets’ then fair market value or depreciated book value, whichever is less.  Upon request from Delta, each of Pinnacle and Mesaba shall make available to Delta at no cost (i) the Maintenance Program and Maintenance Manual (as defined in the Lease) for the Equipment, and (ii) all other documentation required in order to operate and maintain the Equipment, and each of Pinnacle and Mesaba agrees that Delta may provide such Maintenance Program, Maintenance Manual and other documentation to one or more other carriers operating (or anticipated to operate) Canadair Regional Jet aircraft on behalf of Delta.

Section 3.09 Equipment Financing Coordination.  Each of Pinnacle and Mesaba shall coordinate and cooperate with Delta with respect to Equipment sale, purchase and lease transactions.  Such coordination and cooperation shall include, but is not limited to, cooperating with Delta in structuring the closing of Equipment sale, purchase or lease transactions in a manner that will minimize the imposition of any local, city, county, state, provincial, federal or foreign taxes or other governmental transfer charges related to such transactions, providing Delta with financial information (audited and unaudited) that Delta may then provide to third parties, assisting in raising capital through the sale of either debt and/or equity in connection with the financing or leasing of the Equipment where and as requested by Delta (including but not limited to participating in meeting with the manufacturer, potential investors and sources of financing or lease equity to discuss Pinnacle’s and Mesaba’s financial and operational performance and outlook), and full cooperation in meeting appropriate return conditions of the Equipment upon expiration of the Equipment’s Lease.

Section 3.10 Spare Parts Inventory; Application of Credits.  Delta may, at its option, purchase spare parts inventory items designated by Delta from Bombardier or other third parties and either sell such parts to Pinnacle and/or Mesaba (as applicable) at Delta’s Direct Cost or lease such parts to Pinnacle and/or Mesaba.  Terms of the spare parts lease agreement, including but not limited to, administration of inventory, scope of inventory purchase and lease conditions, will be mutually agreed.  Delta may, at its option, require Pinnacle and Mesaba to purchase spare parts or inventory from Bombardier or other designated third parties.  In addition, Delta may, at its option, require Pinnacle and Mesaba to purchase from Delta, manufacturer, supplier or servicer credits obtained from third parties at the face value of the credits.  However, in no event shall Pinnacle or Mesaba be required to purchase credits from Delta that Pinnacle or Mesaba, respectively, cannot utilize within 180 days of the date of purchase from Delta.

Section 3.11 Extra Aircraft.  As of the Effective Date, Pinnacle and Comair (and/or another Affiliate of Delta) are parties to Leases with respect to two (2) Extra Aircraft (the “Pinnacle Extra Aircraft”) and Mesaba and Comair (and/or another Affiliate of Delta) are parties to Leases with respect to two (2) Extra Aircraft (the “Mesaba Extra Aircraft”).  During the term of each such Lease, the Extra Aircraft shall constitute “Aircraft” pursuant to this Agreement and all rights and obligations of the Parties under this Agreement with respect to Aircraft shall apply to the Extra Aircraft, except as expressly set forth in this Section 3.11:

(a) Except as otherwise agreed in writing by Delta, the Extra Aircraft shall only be used in accordance with the provisions of this Section 3.11.  The Extra Aircraft shall not be considered Aircraft available to operate Scheduled Flights for schedule planning purposes and shall be used solely as operational spare aircraft to support Pinnacle’s then scheduled Scheduled Flights and Charter Flights and not for any other purpose without the prior written consent of Delta.

(b) Notwithstanding the provisions of this Agreement, for all purposes including, without limitation, the calculation of the Fixed Cost Payment pursuant to Section 5.04, the Available CRJ Days for each of the Extra Aircraft shall at all times be equal to ***.  In addition, there will be no CRJ deliveries recognized for purposes of the Fixed Cost Payment as a result of the delivery to Pinnacle of the Extra Aircraft.

(c) Notwithstanding the foregoing, Delta will reimburse Pinnacle for the actual, reasonable and customary out of pocket expenses (without mark-up) incurred by Pinnacle for third party services to bridge the Pinnacle Extra Aircraft (but not the Mesaba Extra Aircraft) into Pinnacle’s fleet, amend Pinnacle’s Operations Specifications and review the Extra Aircraft maintenance records (collectively, the “Bridging Costs”).  Pinnacle shall reimburse Delta for the Bridging Costs for each Pinnacle Extra Aircraft in equal monthly payments on the last day of each month during the twelve (12) month period commencing on the execution date of the applicable Lease in respect of the Pinnacle Extra Aircraft (the “Reimbursement Period Commencement Date”).  In the event Delta terminates a Lease in respect of a Pinnacle Extra Aircraft (other than as a result of a breach by Pinnacle) (the effective date of such termination, the “Pinnacle Extra Aircraft Lease Termination Date”) at any time prior to the third anniversary of the Reimbursement Period Commencement Date, Delta shall reimburse Pinnacle for an amount equal to the product of the total Bridging Costs previously reimbursed by Pinnacle for such Pinnacle Extra Aircraft multiplied by a fraction equal to the number of full months during such three (3) year period remaining after the Pinnacle Extra Aircraft Lease Termination Date divided by thirty-six (36).

Examples:
***

(d) Notwithstanding the provisions of Section 3.06, the Parties acknowledge and agree that all engine maintenance with respect to the Extra Aircraft of the type for which expenses, if incurred by Pinnacle, would otherwise be reimbursed by Delta pursuant to Section 5.06(c) will be performed by or on behalf of Comair and the expenses associated with such maintenance will not be incurred by Pinnacle or reimbursed by Delta hereunder.  To the extent Comair is unable to provide engine maintenance services to Pinnacle on a timely basis, subject to Delta’s prior written consent which will not be unreasonably withheld, Pinnacle may elect to retain a third party to provide engine maintenance services on terms and conditions approved in writing by Delta.  In such event, Delta will reimburse Pinnacle for Pinnacle’s actual and reasonable out of pocket expenses (without mark-up) paid to such third party for such engine maintenance services in accordance with Section 5.06, provided that any amounts reimbursed by Delta pursuant to this Section 3.11 shall not be included in the Margin Payment payable to Pinnacle pursuant to Section 5.08.  The provisions of this Section 3.11 shall only apply to the engines delivered with the Extra Aircraft and any engines provided by Comair or such third party and subsequently installed on the Extra Aircraft, and shall not apply to any other spare engine.

(e) Notwithstanding Section 5.08, any amounts payable to Pinnacle pursuant to Sections 5.06(b) (with respect to Pinnacle’s hull insurance only) and 5.06(d) (with respect to the Extra Aircraft) shall not be included in the Margin Payment payable to Pinnacle pursuant to Section 5.08.

(f) Notwithstanding Section 5.06(d), Delta shall reimburse Pinnacle for its actual reasonable and customary out of pocket expenses (without mark-up) incurred for painting the exteriors and, to the extent identified during the bridging process and before the Extra Aircraft is put in service, replacing worn interior items associated with the Extra Aircraft, in each case as required pursuant to Section 3.06, provided that Delta shall not be obligated to reimburse such expenses unless Pinnacle has obtained Delta’s prior written approval of such expenses.

(g) Delta agrees to reimburse Pinnacle for any actual reasonable and customary out of pocket expenses (without mark-up) (if any) incurred by Pinnacle directly related to Pinnacle’s compliance with the return conditions for the Extra Aircraft set forth in the applicable Lease in respect of the Extra Aircraft, provided that, except as set forth in Section 3.11 above (with respect to painting of the Extra Aircraft exteriors only), Delta shall not be obligated to reimburse Pinnacle for any expenses related to items for which Pinnacle is responsible pursuant to Section 3.06 and are not otherwise reimbursable by Delta pursuant to this Agreement; provided further that any amounts reimbursed by Delta pursuant to this Section 3.11 shall not be included in the Margin Payment payable to Pinnacle pursuant to Section 5.08.

(h) Each of Pinnacle and Mesaba agrees to notify Delta in writing not less than sixty (60) days in advance of performing any scheduled or unscheduled airframe or engine maintenance event with respect to the Extra Aircraft estimated to have a total cost of $250,000 or more (provided that, if such advance notice is impracticable with respect to any such unscheduled maintenance event, Pinnacle shall provide notice to Delta not later than simultaneously with such event) (a “Major Maintenance Event”), which notice shall include the proposed workscope for such maintenance event and an itemization of the labor and parts costs for such maintenance event.  The cost of any Major Maintenance Event shall not be subject to reimbursement pursuant to Article V hereof unless expressly consented to in writing by Delta prior to commencement of the workscope for the Major Maintenance Event.

With respect to each Extra Aircraft, the provisions of this Section 3.11 shall continue in effect until July 1, 2013, subject to (a) automatic termination upon the expiration or earlier termination of the Lease in respect of such Extra Aircraft, (b) extension of this Section 3.11 by agreement of all Parties, and (c) earlier termination of this Section 3.11 by either Pinnacle or Delta for any reason upon not less than ninety (90) days prior written notice to the other; provided that any termination of this Section 3.11 by Pinnacle pursuant to clause (c) of this Section 3.11 shall only be effective if Pinnacle has paid to Delta an amount in cash equal to any portion of the Bridging Costs for which Pinnacle has not reimbursed Delta pursuant to Section 3.11.

ARTICLE IV

ANCILLARY ARRANGEMENTS

Section 4.01 Coordination with Pinnacle.

(a) Schedules and Timetables.  Delta shall file and maintain schedules with all applicable schedule distribution systems for all Scheduled Flights, and such schedules shall be filed and maintained by Delta together with the schedules for its flights.  Delta shall include and list all Scheduled Flights providing Regional Airline Services in the schedule publication program of Delta.  Delta shall, at its expense and sole discretion, furnish to Pinnacle and Mesaba an adequate supply of current printed Delta timetables and contracts of carriage consistent with Governmental Regulations and Delta’s timetable publication program.  Delta shall include Scheduled Flights operated by Pinnacle and Mesaba in all appropriate flight information systems on which Delta flights are listed.

(b) Travel Privileges.  Pinnacle and Mesaba (for so long as Mesaba continues to be a Party pursuant to Section 2.01(b)) shall each be entitled to make available for their respective employees and members of their respective Boards of Directors, the travel privileges set forth on Exhibit F attached hereto in accordance with the terms and conditions set forth therein.

(c) Weather Information.  Upon request of Pinnacle or its flight crews, Delta shall at its sole cost furnish Pinnacle and Mesaba such United States Weather Bureau information or data as may be available to Delta pursuant to a separate written agreement; provided, however, that neither Delta nor its employees will be responsible or liable for the accuracy thereof.  So long as Delta shall maintain its communications link with the National Weather Service, Delta shall provide the necessary communications to permit Pinnacle and Mesaba to continue providing weather data to the National Weather Service.  Delta shall provide any available National Weather Service data through computer link-up to Pinnacle and Mesaba.

(d) Information Systems.  Delta and Pinnacle are parties to a separate written agreement with respect to the information systems support Delta provides to Pinnacle.

Section 4.02 Ground Handling.

(a) Passenger and Ramp Handling.  At Delta Service Cities, the ground handling functions shall consist of the following Delta-provided functions:  (a) all gate check-in activities, (b) all passenger enplaning/deplaning services, including but not limited to sky cap and wheel chair services, (c) aircraft loading/unloading services, including but not limited to airside busing, (d) passenger ticketing, (e) jetbridge maintenance, (f) janitorial services, and (g) deicing services, and the following functions to be performed at Pinnacle’s and Mesaba’s option by Delta (subject to the concurrence of Delta’s local station manager), by Pinnacle or Mesaba with its own employees or by a contract agent: (a) pushback, tow or taxi, (b) airstarts, and (c) aircraft cleaning, including but not limited to overnight cleaning, lavatory service and water service (collectively, the “Ground Handling Functions”).  At least thirty (30) days before the start of services pursuant to a schedule change, Pinnacle or Mesaba (as applicable) shall provide written notice to Delta regarding Pinnacle’s or Mesaba’s election to use Delta, its own employees or a contract agent to perform the (a) pushback, tow or taxi, (b) airstart, and/or (c) aircraft cleaning functions at each Delta Service City.  With respect to each Delta Service City where Pinnacle or Mesaba elects to use its own employees or a contract agent to perform the (a) pushback, tow or taxi, (b) airstart, and/or (c) aircraft cleaning functions, Pinnacle or Mesaba (as applicable) shall include in its periodic Cycle reports (pursuant to Section 5.02(a)) the following information:  (x) the per turn amount incurred by Pinnacle or Mesaba to have such functions performed by its own employees or a contract agent at each such Delta Service City, and (y) the number of Cycles operated at each such Delta Service City during the period covered by the report.   In the event Delta performs all Ground Handling Functions the rate Delta charges Pinnacle or Mesaba shall be *** per turn (cycle).  If Pinnacle or Mesaba elects to use its own employees or a contract agent to perform the (a) pushback, tow or taxi, (b) airstart, and/or (c) aircraft cleaning functions, the *** per turn rate shall be reduced by the per turn amount Pinnacle or Mesaba incurred to have those functions performed by its own employees or such contract agent.  At Pinnacle Service Cities, Pinnacle or Mesaba shall provide the Ground Handling Functions.  At a Contracted Service City, the Ground Handling Functions shall be provided utilizing a contract agent.  At DTW, MSP and any other Hub City, excluding MEM, Pinnacle or Mesaba shall use its own personnel and equipment or a contract agent to perform the Ground Handling Functions, except for (i) passenger ticketing, (ii) airside busing, sky cap and wheel chair services, (iii) jetbridge maintenance (iv) janitorial services, and (v) DTW deicing services, all of which services Delta shall provide at its sole cost. In the event Pinnacle or Mesaba utilizes a contract agent to perform substantially all of the Ground Handling Functions at DTW the rate for such contracted services shall not exceed *** per turn (cycle) multiplied by (1+CPPIB), excluding commissary charges.  Any charge for such services in excess of *** multiplied by (1+CPPIB) per turn shall be the sole cost of Delta. In the event Pinnacle or Mesaba utilizes a contract agent to perform substantially all of the Ground Handling Functions at MSP the rate for such contracted services shall not exceed *** per turn (cycle) multiplied by (1+CPPIB), including commissary charges.  Any charge for such services in excess of *** multiplied by (1+CPPIB) per turn shall be the sole cost of Delta. At MEM, Pinnacle and Mesaba shall use its own personnel and equipment or a contract agent to perform the Ground Handling Functions, except for (i) passenger ticketing, and (ii) airside busing, sky cap and wheel chair services, all of which services Delta shall provide at its sole cost.

(b) Notwithstanding anything to the contrary in this Agreement, Delta may, at its option, require Pinnacle or Mesaba upon ninety (90) days prior written notice to utilize a contract agent or Pinnacle’s or Mesaba’s own personnel and equipment to perform Ground Handling Functions at any or all of the Service Cities.  In the event that any Service City  is re-designated as a Contracted Service City, Delta shall (i) charge Pinnacle or Mesaba *** per turn (cycle) multiplied by (1+CPPIB), (ii) the city classification pursuant to Section 5.03(b) will be revised to the extent necessary, and (iii) the service standards applicable to any contract agent will be either reasonably satisfactory to Pinnacle or Mesaba or no less stringent than the standards applicable to Delta’s own operations.  Furthermore, in the event a Contracted Service City is re-designated as a Pinnacle Service City, the Delta passenger ticket counters (passenger ticketing function pursuant to Section 4.02(d)) at such Service City may only be staffed by one company designated by Delta.  At any time that a Service City qualifies for a different designation pursuant to the definitions of Contracted Service City, Pinnacle Service City and Delta Service City set forth herein, Delta may re-designate such Service City to such new designation, provided that Delta shall notify Pinnacle of any such re-designation within ninety (90) days after the effective date of any such re-designation.

Section 4.03 Facilities.

(a) Hub Cities.  Pinnacle and Mesaba will sublease from Delta airport facilities at the Hub Cities as set forth in mutually agreeable sublease agreements.  The applicable Hub City facility charges are set forth in Exhibit G.  In the event Pinnacle or Mesaba requires additional facilities at any of the Hub Cities caused by the expansion of Regional Airline Services, Delta shall use its reasonable efforts to obtain such facilities and provide them to Pinnacle or Mesaba at no additional charge.  The Parties agree that Delta may relocate Pinnacle or Mesaba to comparable facilities at the Hub Cities, provided that Delta pays Pinnacle’s or Mesaba’s reasonable relocation expenses.

(b) Service Cities.  At Delta Service Cities, Delta shall provide Pinnacle and Mesaba with the Ground Handling Functions pursuant to Section 4.02 hereof utilizing Delta’s owned and/or leased premises and equipment (including jetbridges) located thereon.  Delta shall cooperate with Pinnacle’s and Mesaba’s efforts to become a signatory carrier at such airports; provided, however, that if Pinnacle becomes a signatory carrier at any such airport Pinnacle and Mesaba shall vote as directed by Delta on any matters submitted to the signatory carriers for a vote.  At Pinnacle Service Cities, Pinnacle and Mesaba shall be solely responsible for all of its facilities and equipment requirements, excluding jetbridges, which shall be the responsibility of Delta; provided, however, if Delta owns and/or leases facilities at a Pinnacle Service City and elects to provide Ground Handling Functions to Pinnacle or Mesaba pursuant to Section 4.02, Delta shall provide such services utilizing Delta’s owned and/or leased premises and equipment (including jetbridges) located thereon. At a Contracted Service City, Pinnacle and Mesaba shall be solely responsible for all of their respective facilities and equipment requirements, excluding jetbridges, which shall be the responsibility of Delta.  In the event Delta exercises its right, pursuant to Section 4.02, to have a Delta-designated contract agent perform the Ground Handling Functions in a Contracted Service City, Delta shall be solely responsible for all facilities and equipment requirements. Delta will determine in its sole discretion whether a jetbridge will be used at all Service Cities.

(c) Maintenance Facilities.  Except as provided in Section 3.06 and Section 4.03(g), maintenance facilities used to perform maintenance on the Equipment (“Maintenance Facilities”) pursuant to lease or ownership arrangements entered into after the Initial Effective Date, shall be at such locations and pursuant to terms mutually agreeable to the Parties.  In the event Delta provides the Maintenance Facility to Pinnacle or Mesaba, it will do so according to the terms of a mutually agreeable lease or sublease.  Delta shall reimburse Pinnacle and Mesaba on a monthly basis in accordance with Sections 5.06 and 5.07 for such Maintenance Facilities expenses incurred by Pinnacle or Mesaba, respectively.  The cost to Pinnacle and Mesaba for Maintenance Facilities leased or owned by Pinnacle or Mesaba, respectively, as of the Initial Effective Date or thereafter, will be reimbursed in accordance with Sections 5.06 and 5.07.

(d) Landing Fees.  Pinnacle and Mesaba shall be responsible for landing fees at all airports to which such carrier provides Regional Airline Services pursuant to this Agreement and at all airports to which a Scheduled Flight, Non-Scheduled Flight or Charter Flight is diverted.

(e) Signage.  Subject to Governmental Regulations, each of Pinnacle and Mesaba shall display at all ticketing and check-in locations such signage or other forms of advertisement to identify and promote Delta’s service as Delta may specify and as approved by the relevant airport authority.  All signage utilizing the DL Identification shall be provided by Delta at its sole cost, shall be the property of Delta and shall be subject to the applicable provisions of Article VII below.  Neither Pinnacle nor Mesaba shall use the Pinnacle Identification on any signage or other forms of advertisement used to identify or promote the Regional Airlines Services (except as otherwise required by Governmental Regulations).

(f) Related Transfer Arrangements.  All leases and subleases of facilities used in connection with Regional Airline Services, including Maintenance Facilities for the Equipment (collectively, “Facilities Leases”) entered into by Pinnacle or Mesaba after the Initial Effective Date shall be assignable to Delta without the consent of the other party to such Facility Lease on termination of this Agreement, the withdrawal of Scheduled Flights from such airport or upon written notice from Delta to Pinnacle or Mesaba (as applicable), provided that if the consent of the facility lessor is required by contract or Governmental Regulations, Pinnacle and Mesaba will use its best efforts to obtain such consent at the time the Facility Lease is entered into and to incorporate such consent in the terms of the Facility Lease.  Each of Pinnacle and Mesaba shall, at Delta’s option, assign to Delta such Facilities Leases as Delta shall designate on termination of this Agreement, the withdrawal of Scheduled Flights from such airport or upon receipt of written notice from Delta. Each of Pinnacle and Mesaba shall use its best efforts to obtain the consent of the other party to such Facilities Leases in effect as of the Initial Effective Date and, subject to obtaining such consents, if necessary, shall, at Delta’s option, assign to Delta such Facilities Leases as Delta shall designate on termination of this Agreement, the withdrawal of Scheduled Flights from such airport or upon receipt of written notice from Delta.  On termination of this Agreement and during the Option Term, Delta shall have the option to purchase from Pinnacle and Mesaba all facilities used in connection with Regional Airline Services, including Maintenance Facilities for the Equipment, then owned by Pinnacle or Mesaba (as applicable) for an amount equal to such assets’ then fair market value or depreciated book value, whichever is less.  On the assignment of a Facility Lease to Delta or on the withdrawal of Scheduled Flights from an airport and for a period of thirty (30) days thereafter, Delta shall have the option to purchase from Pinnacle and Mesaba all facilities used in connection with Regional Airline Services at such airport, including Maintenance Facilities for the Equipment, then owned by Pinnacle or Mesaba (as applicable) for an amount equal to such assets’ then fair market value or depreciated book value, whichever is less.

(g) Facilities Lease Option.  Notwithstanding anything to the contrary in this Agreement, Delta may, at its option, elect to hold the leasehold interest in any facilities to be used by Pinnacle or Mesaba at any new or existing Service City, and in the event Delta exercises this option (i) Delta shall enter into a Facilities Lease with the lessor of such facilities, (ii) Pinnacle or Mesaba (as applicable) shall utilize such facilities pursuant to a sub-lease or facilities use agreement with Delta, (iii) the rent/facilities charges payable by Pinnacle or Mesaba (as applicable) in such sub-lease or facilities use agreement shall be the same as Delta’s Direct Cost under the Facilities Lease for the facilities used by Pinnacle and/or Mesaba, (iv) the sub-lease or facilities use agreement shall terminate when Pinnacle and/or Mesaba (as appropriate) ceases to operate Regional Airline Services at the airport, and (v) Delta shall lease facilities which are reasonably suitable for Pinnacle’s and/or Mesaba’s (as applicable) operational needs and, with respect to new Service Cities, Delta shall complete the leasing arrangements in a manner that will allow Pinnacle and/or Mesaba adequate time to prepare to commence Regional Airline Services at the Service City in accordance with the Annual Operating Plan or as otherwise scheduled by Delta.

Section 4.04 Data Communications.  Delta shall provide to Pinnacle and or Mesaba (as applicable) at all Service Cities and Hub Cities, at Delta’s sole expense, data circuit lines, any required data networking equipment, the use of computer reservation terminals, printers and modems, including hardware, software and maintenance support for such equipment (the “Data Communication Equipment”).  Such Data Communication Equipment shall be of the same type and quality as that used by Delta in its airline operations.  In connection with the commencement of Regional Airline Services at a new Service City, Delta will provide Pinnacle and/or Mesaba with Delta’s standard Data Communications Equipment at Delta’s sole expense.  Delta and Pinnacle are parties to a written agreement with respect to the information technology services to be provided by Delta to Pinnacle in connection with the Regional Airline Services operated under this Agreement and, upon the assignment of Aircraft in Mesaba’s fleet to Pinnacle in accordance with Section 2.01(b), the amounts payable by Pinnacle pursuant to such agreement shall be increased to reflect the additional aircraft operated by Pinnacle.

Section 4.05 Security.  Delta shall be responsible for the systems which are programmed to perform all the Department of Homeland Security and foreign government requirements relating to watchlist vetting, CAPPS, and passenger APIS submission.  Each Party’s personnel are responsible to ensure all required government and airline security and customs/immigration procedures are followed and each Party will ensure that its staff has received the appropriate training as required by applicable law and by the carrier.  With respect to security investigations, Pinnacle and Mesaba will cooperate with Delta during the investigation of alleged or actual security compliance violations, security issues, fraud, theft, vandalism, and other possible criminal acts involving any employee, passenger or agent of such Party or relating to the Regional Airlines Services provided by Pinnacle or Mesaba hereunder.  Airport security and passenger screening is conducted by the TSA as of the Effective Date.  To the extent airlines have responsibility for airport security and/or passenger screening Delta shall be responsible for Pinnacle’s and Mesaba’s allocated share with respect to the Regional Airline Services only of all maintenance expenses associated with all security equipment and such Party’s allocated share of all personnel expenses (including overtime) associated with the operation of such equipment and all airport security-related functions, including, without limitation, passenger screening and activities related to security directives imposed by Governmental Regulations.  Notwithstanding the foregoing, the Parties acknowledge and agree that should the U.S. government augment or change the directives, requirements, processes, procedures or the activities related to passenger screening as may be imposed by future Governmental Regulations, then the Parties will negotiate in good faith regarding any changes to this Agreement that may be necessary as a result.

Section 4.06 Reservation Services.  During the Term, Delta shall handle, at its sole expense, reservations for all passenger air transportation on Scheduled Flights operated pursuant to this Agreement.  Reservations shall be handled in the same manner and subject to the same standards utilized by Delta for its own reservations.  All reservations shall be made in the name of Delta unless otherwise required by Governmental Regulations.  Delta shall be sole owner of any customer or passenger data relating to the Scheduled Flights and related reservation services.

Section 4.07 Ticketing Services and Ticketing Procedures.

(a) Ticketing Services.  At all of its ticketing locations, Delta shall, at its sole expense, sell, issue and exchange tickets for passenger air transportation on all Scheduled Flights to be operated pursuant to this Agreement utilizing Delta ticket stock and all related accounting forms printed with the Delta logo, name and format (“Delta Tickets”).  Delta hereby appoints Pinnacle and Mesaba as its agents, and each of Pinnacle and Mesaba hereby agrees to act as Delta’s agent, at all Pinnacle and Mesaba ticketing locations in connection with the sale and issuance of all passenger tickets by Pinnacle and/or Mesaba and with the same duties owed to Delta in that capacity as is customary in the industry between airlines.  At all of its ticketing locations, each of Pinnacle and Mesaba shall sell, issue and exchange Delta Tickets for passenger air transportation on all Scheduled Flights to be operated pursuant to this Agreement and to be provided by and over the routes of Delta (collectively, “Ticketing Services”).  Nothing in this Section 4.07(a) shall be deemed to alter or conflict with the provisions of Section 9.01 hereof.  Air carriers and other agencies other than Delta may also issue tickets for travel to be performed by Pinnacle or Mesaba.

(b) Booking and Ticketing Procedures.  The procedures followed and standards applied by each of Pinnacle and Mesaba in booking flights and performing the Ticketing Services shall conform in all material respects to Delta’s own tariffs, procedures and standards applicable to the booking of Delta flights and the issuance of Delta Tickets and to the collection and remittance of the proceeds of such sales.  Pinnacle and Mesaba employees booking flights and performing Ticketing Services shall adhere to Delta’s procedures and standards as shall be provided to Pinnacle and Mesaba in writing.  In accordance with Section 8.02 below, each of Pinnacle and Mesaba shall be responsible for collecting and shall pay to Delta any Ticket Taxes and Fees required to be collected under applicable law on Tickets sold by Pinnacle and/or Mesaba utilizing Delta ticket stock.

(c) Frequent Flyer Program.  Each of Pinnacle and Mesaba agrees to accept Delta frequent flyer tickets and to provide transportation services pursuant to such tickets at no charge to Delta.  All travel under the frequent flyer program solely on Pinnacle and/or Mesaba shall entitle a passenger to such credit as shall be equivalent to the credit offered on Delta for comparable mileage segments.  Delta will provide such credit to members of its frequent flyer program who travel on Pinnacle or Mesaba at no charge.

(d) Supplies.  Delta shall, at its sole expense, provide an adequate supply of ticket office forms and specialized supplies (such as baggage tags, but excluding normal office supplies such as paper, stationery, envelopes, memo pads and the like) bearing the DL Identification for use by Pinnacle and Mesaba subject to the applicable provisions of Article VII below.

(e) Ticketing Costs.  All travel agency commissions attributable to Scheduled Flights shall be Delta’s expense.  Delta shall pay all computer reservation system fees attributable to passengers on Scheduled Flights.  In the event Governmental Regulations preclude the payment of these fees by Delta and Pinnacle or Mesaba then pays them, Delta shall immediately begin paying Pinnacle and Mesaba a “Traffic Referral” commission on a semi-monthly basis in an amount equal to such fees formerly paid by Delta for Pinnacle or Mesaba.  Such commission shall be retroactive to the date on which such fees were no longer lawfully paid by Delta and shall be included in the semi-monthly payments to be made by Delta pursuant to Section 5.02.

Section 4.08 Baggage Handling Services.  “Baggage Handling Services” shall consist of the following:

(a) At all Delta Service Cities and Hub Cities, Pinnacle and/or Mesaba and Delta shall exchange and transfer baggage in accordance with procedures to be mutually agreed upon and generally utilized by the Parties.

(b) The procedures utilized in performing such Baggage Handling Services shall conform in all respects to Delta’s own standards and procedures as adapted to Pinnacle’s and/or Mesaba’s Aircraft and operations.

(c) For purposes of baggage claims, Pinnacle and Mesaba will be treated as if they are a party to standard industry ticketing and baggage agreements with Delta and other air carriers.  Each of Pinnacle and Mesaba will make available at the request of any passenger excess valuation insurance, if any, offered by Delta to the extent such insurance covers Pinnacle’s and/or Mesaba’s flights and Delta’s flights.

Section 4.09 Air Cargo Handling Services.  “Air Cargo Handling Services” shall consist of the following:

(a) At each location at which Delta operates Ticketing Services, Delta shall at no charge to Pinnacle or Mesaba accept Air Cargo for shipment on flights to be operated by and over the routes of Pinnacle, Mesaba or Delta. Delta shall issue air waybills covering Air Cargo and shall prepare a “Transfer Manifest” for each Pinnacle and Mesaba flight on which there shall be an Air Cargo shipment which transfer manifest shall set forth all Air Cargo to be carried on the flight.

(b) Delta hereby appoints each of Pinnacle and Mesaba as its agent, and Pinnacle and Mesaba hereby agree to act as Delta’s agent, at all Pinnacle and Mesaba ticketing locations in connection with the sale and issuance of all air waybills by Pinnacle and/or Mesaba and with the same duties owed to Delta in that capacity as is customary in the industry between airlines.  Each of Pinnacle and Mesaba agrees to observe all Delta procedures and standards applicable to the issuance of air waybills and to the collection and remittance of the proceeds of such sales.  Pinnacle and Mesaba employees performing such duties shall adhere to Delta’s procedures and standards as shall be provided to Pinnacle and Mesaba in writing.  In accordance with Section 8.02 below, Pinnacle and Mesaba shall be responsible for collecting and shall pay to Delta any Ticket Taxes and Fees required to be collected under applicable law on air waybills sold by Pinnacle or Mesaba utilizing Delta air waybills.  Nothing in this Section 4.09(b) shall be deemed to alter or conflict with the provisions of Section 9.01 hereof.  Air carriers other than Delta may also issue air waybills for cargo transportation to be performed by Pinnacle or Mesaba.

(c) Each of Pinnacle and Mesaba shall provide Air Cargo handling services at Pinnacle’s and Mesaba’s ticketing locations for and on behalf of Delta for Air Cargo carried solely on Pinnacle or Mesaba or on both a Pinnacle or Mesaba flight and a Delta flight.  Such handling services shall be performed in accordance with Delta’s procedures and standards as provided to Pinnacle in writing, including but not limited to (i) accepting all Air Cargo that Delta accepts, such as pets/AVI (other live animals), human remains, Priority Service (SPC) freight and perishables, unless otherwise mutually agreed, and (ii) keeping facilities open at least one and one-half (1.5) hours before and one (1) hour after each Scheduled Flight for customers to deliver and pick up Air Cargo.

(d) For Air Cargo carried solely on Pinnacle or Mesaba or on both a Pinnacle or Mesaba flight and a Delta flight, Pinnacle, Mesaba and Delta shall charge rates in accordance with Delta’s applicable rates and tariffs; such revenues shall be paid 100% to and retained by Delta.

(e) For purposes of Air Cargo claims, Pinnacle and Mesaba will be treated as if they were a party to standard industry ticketing and baggage agreements with Delta and other air carriers.

(f) Delta shall, at its sole expense, supply Pinnacle and Mesaba with all necessary Air Cargo forms and supplies in an agreed upon form with the DL Identification, subject to the applicable provisions of Article VII below.  Delta, Pinnacle and Mesaba shall utilize such forms and supplies when accepting Air Cargo for transport on Pinnacle’s and Mesaba’s flights.

Section 4.10 Use of COMAT.  Delta, Pinnacle and Mesaba shall each provide to the other, at no cost to the other and on a non-discriminatory basis, access to its respective COMAT system for the movement and acquisition of priority aircraft maintenance parts and other company material.  Delta’s failure to deliver timely a maintenance component via COMAT, whether timely or at all, shall not cause an affected Scheduled Flight to be excluded in calculating Pinnacle’s on-time performance and completion factors.  All access shall be consistent with Delta’s, Pinnacle’s and Mesaba’s respective published COMAT procedures and policies, as amended from time to time.  Delta shall provide to Pinnacle and Mesaba at no cost and on a non-discriminatory basis, access to Delta’s DASH service to the extent necessary for Aircraft out of service recovery.

Section 4.11 Slots and Route Authorities.  During the Term (including any Renewal Terms) or upon the expiration or termination of this Agreement, Delta may, in its sole discretion, require Pinnacle and Mesaba to transfer to Delta or its designee at no charge any airport takeoff or landing slots, route authorities or other regulatory authorities as Delta shall designate which have been or are being used for Regional Airlines Services under this Agreement.

Section 4.12 Emergency Response and Family Assistance.  Delta shall enter into a separate written agreement with Pinnacle and Mesaba with respect to emergency response and family assistance services to be provided to Pinnacle and Mesaba by Delta at no charge in connection with the Regional Airlines Services operated under this Agreement.

ARTICLE V

REVENUES, PAYMENTS AND SETOFF

Section 5.01 Revenues.  Pinnacle acknowledges and agrees that all revenues resulting from the sale and issuance of passenger tickets and cargo air waybills associated with the operation of the Aircraft and all other sources of revenue associated with the operation of the Aircraft are the sole property of Delta, including without limitation ticket change fees and other fees or charges which are applicable pursuant to Delta’s tariffs, unaccompanied minor fees, beverage services, excess baggage fees, Essential Air Service subsidies and nonrevenue pass travel charges.

Section 5.02 Payments to Pinnacle.

(a) Reports.  Pinnacle shall provide to Delta periodic reports with respect to the number of actual, completed Block Hours, and Cycles by category as defined in Section 5.03(b) of regional jet service flown by Pinnacle or Mesaba (each in respect of Scheduled Flights, Charter Flights and Non-Scheduled Flights) in accordance with the following schedule in each calendar month during the Term:

Day of Month Report Due	Period Covered by Report
22	1st – 15th of Month
7	Complete Previous Month

Pinnacle shall also provide Delta periodic reports with respect to its Available CRJ Days, CRJ deliveries, and its expenses with respect to Section 5.05 and Section 5.06 in accordance with the following schedule in each calendar month during the Term:

Day of Month Report Due	Period Covered by Report
7	Complete Previous Month

(b) Payment Schedule.  Except as set forth below, Delta shall remit to Pinnacle by wire transfer of immediately available funds by the close of business on the 30th day of each calendar month (or the next banking day if the 30th is a bank holiday), as a provisional payment, Pinnacle’s Block Hour Payment, Cycle Payment, IOP Payment and any payments due pursuant to Section 5.05 below for the period covered by the Block Hour Report and Cycle Report furnished by Pinnacle on the 22nd day of the month and the payment due in respect of Equipment Rental Expense pursuant to Section 5.06 below.

Delta shall remit to Pinnacle by wire transfer of immediately available funds by the close of business on the 15th day of each month (or the next banking day if the 15th is a bank holiday), as a final payment, Pinnacle’s Block Hour  Payment, Cycle Payment, IOP Payment, Fixed Cost Payment, Monthly Margin Payment, any payments due pursuant to Section 5.05 or Section 5.06 below for the preceding month and any payments due with respect to Charter Flights, less the amount of the provisional payment made on the 30th day of the preceding month.

For purposes of this Section 5.02, the above-referenced payments to Pinnacle shall be calculated as follows for any applicable period:

(i) the Block Hour Payment will be equal to the then applicable Block Hour Rate multiplied by the number of actual, completed Block Hours reported in Pinnacle’s Block Hour Report for such period for Scheduled Flights, Non-Scheduled Flights and Charter Flights, plus

(ii) the Cycle Payment will be equal to the then applicable Cycle Rates multiplied by the number of actual, completed Cycles for each respective category in Section 5.03(b) reported in Pinnacle’s Cycle Report for such period for Scheduled Flights and Non-Scheduled Flights, plus

(iii) the IOP Payment, if any, will be determined in accordance with Section 5.03(c) below, plus

(iv) any payments due pursuant to Section 5.05 below, plus

(v) with respect to the payment to be made on the 15th day of each month, Pinnacle’s Fixed Cost Payment determined in accordance with Section 5.04 below and any payments due pursuant to Section 5.06 below, plus

(vi) with respect to the payment to be made on the 15th day of each month, the Monthly Margin Payment determined in accordance with Section 5.08 or Section 5.11 below, as applicable.

Adjustments arising from Delta’s audit of the Block Hour Report, Cycle Report, Available CRJ Days Report, CRJ Deliveries Report, Section 5.05 Report, or Section 5.06 Report may be made within ninety (90) days following the end of each month.  Any reference to the 30th day of a month in this Section 5.02 will be deemed to mean the last day of February with respect to that month.

Notwithstanding the foregoing, Delta shall be entitled, without notice, to deduct from any payment owed to Pinnacle hereunder (a “Delta Payment”) any amounts that, at the time such Delta Payment is owed to Pinnacle hereunder, are due and owing to Delta under that certain Promissory Note dated July 1, 2010 issued by Pinnacle, Parent and Mesaba to Delta (the “Promissory Note”).  At no time shall Pinnacle be entitled to payments hereunder in excess of the amount determined after giving effect to such deductions.

Section 5.03 Block Hour and Cycle Rates; IOP Program Adjustment.

(a) Block Hour Rate.  The Block Hour Rate for 2010 shall be ***.  The Block Hour Rate for 2011 and any year thereafter shall be adjusted in accordance with Section 5.10.

(b) Cycle Rate.  The Cycle Rates for 2010 shall be as set forth in the table below.  The Cycle Rates for 2011 and any year thereafter shall be adjusted in accordance with Section 5.10.

Cycle Rates – CRJ 200
Calendar Year 2010
DTW	***
MSP	***
MEM	***
DL Cities	***
CS Cities	***
PS Cities	***

DL Cities means Delta Service Cities.

CS Cities means Contracted Service Cities.

PS Cities means Pinnacle Service Cities

(c) IOP Program Incident Adjustment.  If during any month during the Term Pinnacle or Mesaba cancels one or more Scheduled Flights in connection with one or more IOP Program Incidents, Delta shall pay to Pinnacle an amount determined in accordance with the following formula:

P=((IBH)*(BHR)*(***)) + ((ICYC)*(CYCR)*(***))

where,

P is the IOP Payment to be made to Pinnacle,

IBH is the number of scheduled Block Hours cancelled in connection with the IOP Program Incident(s), calculated by the following formula:

IBH=Pinnacle and Mesaba scheduled Block Hours in Hub cancelled * (((% points of Pinnacle’s and Mesaba’s Scheduled Flights in Hub cancelled)-(% points of Delta scheduled flights in Hub cancelled))/(% points of Pinnacle's and Mesaba’s Scheduled Flights in Hub cancelled)),

BHR is the then applicable Block Hour Rate in which such IOP Program Incident(s) occurred,

ICYC is the number of scheduled Cycles cancelled in connection with the IOP Program Incident(s), calculated by the following formula:

ICYC=Pinnacle’s and Mesaba’s scheduled Cycles in Hub cancelled * (((% points of Pinnacle’s and Mesaba’s Scheduled Flights in Hub cancelled)-(% points of Delta scheduled flights in Hub cancelled))/(% points of Pinnacle's and Mesaba’s Scheduled Flights in Hub cancelled))), and

CYCR is the then applicable Cycle Rate by category as defined in Section 5.03(b) in which such IOP Program Incident(s) occurred.

Section 5.04 Fixed Costs.  Subject to Section 3.11 with respect to the Extra Aircraft, Pinnacle’s Fixed Cost Payment arising from operation of the Aircraft shall be calculated on a monthly basis as follows:

Fixed Cost Payment = [***+ (*** * Monthly CRJ Deliveries) + (*** * Monthly ACDs)] * (1 + CPPIB)

where,

*** represents Pinnacle’s base amount of monthly fixed costs.

*** represents the payment per CRJ Aircraft delivered during the month.

Monthly CRJ Deliveries means the number of CRJ Aircraft delivered during the applicable month as set forth in the CRJ Deliveries Report.

*** represents the payment per Available CRJ Day

Monthly ACDs means the number of Available CRJ Days for the applicable month as set forth in the Available CRJ Days Report

Section 5.05 Fuel.

(a) Fuel Administration.  Subject to Pinnacle’s consent (which shall not be unreasonably withheld), Pinnacle and Mesaba will join the fuel consortium at a Service City upon Delta’s request.  Delta will provide to Pinnacle and Mesaba the following fuel-related administrative services:  (i) negotiation of fuel supply, fuel storage and into-plane service contracts for the Aircraft, (ii) payment of all into-plane and fuel invoices in respect of the Aircraft, (iii) monthly reconciliations (by the 15th of the following month) with respect to fuel boarded, inventory and purchases, and (iv) monthly reports with respect to fuel boarded by station, flight and Aircraft.  For the avoidance of doubt, Delta will not charge Pinnacle or Mesaba for fuel supply, fuel storage or into-plane services with respect to the Aircraft.

(b) Fuel Payment.  Pinnacle shall have the right to audit on a semi-annual basis the determination of the number of gallons of aircraft fuel boarded and payment of all into-plane and fuel invoices in respect of the Aircraft and shall report any disputes to Delta.  Any dispute not reported to Delta within thirty (30) days of the conclusion of such audit shall be deemed waived.

Delta’s fuel department shall have the right to audit on a monthly basis the determination of the number of gallons of aircraft fuel boarded and fuel price paid and shall report any disputes to Pinnacle.  Any dispute not reported to Pinnacle within thirty (30) days of the conclusion of such audit shall be deemed waived.

(c) Pinnacle Reporting Procedures.  Pinnacle and Mesaba will provide to Delta the following fuel administrative service assistance:  (i) timely Fuel Management System (“FMS”) data entry by Pinnacle or Mesaba at Pinnacle Service Cities including month-end reconciling to the fixed base operator (“FBO”) by the end of the second business day, (ii) FMS coverage by Pinnacle or Mesaba when regular FMS person is on vacation, leave, etc., (iii) Pinnacle will train new Pinnacle and Mesaba employees on FMS due to turnover, vacation, etc., (iv) problems at FBO regarding supply of fuel slips and bill of lading receipts will be addressed by Pinnacle or Mesaba personnel first before involving the Delta Fuel Department.

(d) Fuel Burn Review Procedures – CRJ.  Delta and Pinnacle agree to review the fuel burn performance (defined as gallons per block hour) of the Aircraft for compliance with annual performance measures including, but not limited to:

(i) Planned Fuel On Arrival (FOA)

(ii) Planned Zero Fuel Weight (ZFW)

(iii) Auxiliary Power Unit (APU) Usage

Pinnacle and Mesaba will be responsible for the development and setting of the annual performance measure targets for the Aircraft, each as defined in Exhibit H, and an annual budgeted fuel burn rate expressed in gallons per block hour (“All-in Rate”), in a timeframe consistent with the development of the annual operating expense budget of each Party.  The All-in Rate shall encompass all scheduled and non-scheduled burned gallons and include the measures defined in (d)(i-iii) above and those measures the Parties may agree to subsequently add.  The annual targets for the performance measures and All-in Rate will be subject to Delta’s review and approval.  If the Parties are unable to reach agreement, the procedures set forth in Section 5.10(f) will be utilized to establish the annual targets and the All-in Rate.  Additional performance measures may be identified and added at a future date by mutual agreement of the Parties for purposes of reviewing the Aircraft’s annual fuel burn.  In the event data is not yet available for a given measure, no annual target will be set.  The Parties agree to use reasonable best efforts in researching and collecting data for purposes of adding performance measures and cooperation may not be unreasonably withheld by either Party.

Not later than sixty (60) days following the end of the year for which the targets applied, Pinnacle shall (i) deliver to Delta the analysis and conclusion of Pinnacle’s performance for the year then ended with respect to each of the performance measures and the All-in Rate, and (ii) provide Delta with the data used by Pinnacle to determine variances to each of the performance measure targets and the All-in Rate in a format specified by Delta.  The analysis shall include, but not be limited to, adjustment for changes in the operating schedule from the Annual Operating Plan.  For example, adjusting planned taxi time or average length of flight to actual experience for the year completed.  Delta shall have thirty (30) days from the receipt of Pinnacle’s analysis to complete its review.  If it is determined that Pinnacle exceeded one or more of the targets for the annual performance measures, and the cause of exceeding the targets was within the control of Pinnacle, a fuel penalty shall be assessed per the formulas set forth in Exhibit H.  If it is determined that Pinnacle exceeded the budget for the All-in Rate, after adjusting for variances to target for the performance measures, and the cause of exceeding the budget was within the control of Pinnacle or Mesaba, a fuel penalty shall be assessed per the formula set forth in Exhibit H.  Such penalty payment(s) shall be made in accordance with Section 5.07.

Notwithstanding the foregoing, for purposes of the analysis set forth in this Section 5.05(d), all Aircraft operated by Mesaba shall be excluded for all years prior to 2011.

Section 5.06 Direct Expenses.  Delta will reimburse Pinnacle for the following expenses at the Direct Cost to Pinnacle or Mesaba.  Reimbursement for these expenses paid or accrued by Pinnacle or Mesaba in the prior month, (other than the Equipment Rental Expense) will be included in the wire transfer to Pinnacle on the 15th of each subsequent month pursuant to Section 5.02(b) above.  The reimbursement of Equipment Rental Expense pursuant to Section 5.06(a) attributable to a month will occur as part of the provisional payment on the 30th of such month pursuant to Section 5.02(b).  Pinnacle will be responsible for providing Delta with a copy of all third party invoices and evidence of payment needed to determine the expense amount and the timeliness of payment.

(a) Equipment Rental Expense – less any performance guarantee payments or credits that Pinnacle or Mesaba receives from the manufacturers.

(b) Aviation Insurance – Aircraft hull insurance and aviation liability insurance, including war risk liability and hull war risk insurance, subject to the following:

Pinnacle’s and Mesaba’s aviation liability insurance (including war risk liability) expense shall be the lesser of the expense based on the actual rates or *** per Pinnacle or Mesaba Revenue Passenger.  Pinnacle’s and Mesaba’s hull insurance (including hull war risk insurance) expense shall be the lesser of the expense based on the actual rates or *** per dollar ($) of Pinnacle and Mesaba Fleet Value.  The margin payment pursuant to Section 5.08 or 5.11 shall be based on the foregoing amounts.  If Pinnacle’s and Mesaba’s actual aviation insurance expense exceeds the amounts above, the incremental insurance expense above the foregoing limits will be reimbursed by Delta.  In the event that Pinnacle obtains aviation insurance coverage as part of Delta’s aviation insurance placement, the rates used to determine Pinnacle’s share of the aviation insurance expenses shall be the same as the rates used to determine Delta’s expense for such insurance.

(c) Engine maintenance – Subject to Section 3.11 with respect to the Extra Aircraft, the CRJ 200 engine maintenance performed pursuant to the Standard Aero Agreement less any warranty payments or credits that Pinnacle receives, including but not limited to those from Standard Aero, plus the cost of materials and components used in connection with unscheduled off-wing maintenance performed by Pinnacle or Mesaba (not including maintenance or replacement of line replaceable units or QEC items).  Pinnacle and Mesaba shall provide to Delta, upon reasonable request, documentation detailing the unscheduled event and cost of each of the components.  If Delta and Pinnacle agree at any time to have such engine work performed elsewhere, the reimbursement amount will be adjusted to take into account the cost of the new arrangement.  Notwithstanding the foregoing, Delta will not reimburse Pinnacle or Mesaba for engine maintenance performed pursuant to the Standard Aero Agreement which is accomplished unreasonably in advance of the time such maintenance is required in accordance with the Maintenance Program or which is accomplished for the sole purpose of satisfying return conditions under the Lease.

(d) Airframe maintenance – Subject to Section 3.11 with respect to the Extra Aircraft, the CRJ 200 airframe maintenance performed pursuant to the Bombardier Agreement, in each case less any warranty payments or credits that Pinnacle or Mesaba receives, including but not limited to those from Bombardier.  If Delta and Pinnacle agree at any time to have the maintenance work performed other than pursuant to the Bombardier Agreement, the reimbursement amount will be adjusted to take into account the cost of the new arrangement.  Notwithstanding the foregoing, (i) Delta will not reimburse Pinnacle or Mesaba for airframe maintenance performed pursuant to the Bombardier Agreement which is accomplished unreasonably in advance of the time such maintenance is required in accordance with the Maintenance Program or which is accomplished for the sole purpose of satisfying return conditions under the Lease and (ii) any costs associated with the Aircraft operated by Mesaba on the Effective Date shall not be reimbursed by Delta pursuant to this Section 5.06(d) except that, during the period commencing on the Effective Date and ending December 31, 2010, Pinnacle’s Direct Costs associated with materials used in performing heavy airframe checks on such Aircraft by Mesaba employees shall be reimbursed by Delta pursuant to this Section 5.06(d).

With respect to heavy airframe maintenance, the parties shall each use commercially reasonable efforts to mutually agree on the treatment of heavy airframe maintenance expenses relating to the Aircraft operated by Mesaba after December 31, 2010.  If the parties are unable to mutually agree on such treatment by December 31, 2010, then, until the parties reach agreement on such treatment, expenses incurred by Mesaba after December 31, 2010 with respect to heavy airframe maintenance labor and materials (“Heavy Air Frame Maintenance Expense”) relating to the Aircraft operated by Mesaba shall be treated as a Direct Expense hereunder, subject to the following conditions:

(i)         Pinnacle shall use its commercially reasonable efforts to minimize such Heavy Air Frame Maintenance Expenses; and

(ii)        To the extent that the labor performing such heavy air frame maintenance is also performing other services, then the Heavy Air Frame Maintenance Expense shall properly account for the allocation of such labor resources.

(e) Deicing services and glycol – subject to the provisions of Section 4.02 and reimbursed accordingly:

(i) Deicing services and glycol at Pinnacle Service Cities, Contracted Service Cities and Hub Cities where a contracted agent is performing the service.

(ii) Glycol at Pinnacle Service Cities, Contracted Service Cities and Hub Cities where Pinnacle or Mesaba performs the deicing function.

(f) Maintenance Facilities (with respect to the Aircraft operated by Pinnacle only), subject to the provisions of Section 4.03(c).

(g) CRJ 200 auxiliary power unit (APU) maintenance expense, CRJ 200 avionics maintenance expense and CRJ 200 landing gear overhaul expense less any warranty payments or credits that Pinnacle or Mesaba receives with respect to any of the foregoing expenses.

(h) Hub City facility charges pursuant to Exhibit G.

(i) Airport security-related equipment maintenance expenses and personnel expenses incurred by Pinnacle and Mesaba pursuant to Section 4.05 less any government reimbursement for such expenses.

(j) Landing fees.

(k) Property taxes, subject to the provisions of Section 8.03 less the amounts of any refunds, subject to the provisions of Section 8.04.

(l) Air navigation fees.

Notwithstanding the foregoing, Delta will not reimburse Pinnacle for any late payment charges, penalties and/or fees which Pinnacle or Mesaba incurs in connection with payment of the expenses listed above.

Section 5.07 Billing.  Delta and Pinnacle shall bill each other on a monthly basis in respect of amounts owed to each other under this Agreement not contemplated under Section 5.02.  If such billed items are not paid by the Party within sixty (60) days of the statement date, the aggregate amount of undisputed items may be offset against or included in the next scheduled wire transfer pursuant to Section 5.02(b).  Disputed amounts must be paid when the dispute is resolved, provided that such amount may be set off against or included in the next scheduled wire transfer pursuant to Section 5.02(b) if the formerly disputed amount is not paid within seven (7) days of resolution.  Delta may also offset against the next scheduled wire transfer pursuant to Section 5.02(b) the amount of any payment (including those under any Lease) with respect to which Pinnacle shall have defaulted and shall have failed to cure before the expiration of any applicable grace period.

Section 5.08 Monthly Margin Calculation and Payment.  Subject to Section 3.11 with respect to the Extra Aircraft, effective January 1, 2007, the monthly Margin Payment shall be calculated as follows:

Monthly Margin Payment = (payments due to Pinnacle pursuant to Sections 5.03, 5.04 and 5.06) * ***

Section 5.09 Reserved.

Section 5.10 Rate Adjustments.  Subject to Section 5.10(e), for the calendar year 2006 and thereafter, the Block Hour, Cycle, and Fixed Cost Rates will be adjusted as described below.

(a) Reserved.

(b) Reserved.

(c) Subject to Section 5.10(d), the Block Hour Rate for 2011 shall be adjusted by multiplying the Block Hour Rate for 2010 as set forth in Section 5.03(a) by the sum of 1 + CPPI and the Block Hour Rate for any year thereafter (other than any year in which such rate is re-set in accordance with Section 5.10(e)) shall be adjusted by multiplying the Block Hour Rate for the prior year by the sum of 1 + CPPI.  The Cycle Rates for 2011 shall be adjusted by multiplying the applicable Cycle Rate for 2010 as set forth in Section 5.03(b) by the sum of 1 + CPPI and the Cycle Rates for any year thereafter (other than any year in which such rate is re-set in accordance with Section 5.10(e)) shall be adjusted by multiplying the Cycle Rate for the prior year by the sum of 1 + CPPI; provided, however, with respect to the Cycle Rate for Delta Service Cities, *** of the Base Cycle Rate will remain flat, and the remainder will be adjusted by multiplying by (1+CPPI).

(i) (d)           Pilot Integration.1  ***

(e) The payment rates and mechanisms set forth in Sections 5.02 through 5.06 will be re-set every fifth year through good faith negotiations, commencing with the rates effective for 2013, utilizing a payment methodology consistent with the methodology utilized during the prior five (5) year period; provided, however, that (i) with respect to the rate re-set effective for 2013, any adjustments in such rates shall not include any of the *** and (ii) with respect to each such rate re-set, any increment above market pay rates for Pinnacle’s employees, per the Parity Pay Agreement in Exhibit I, will not be considered in re-setting such rates.  Such reset rates with respect to each such rate re-set shall reflect the estimated cost structure of Pinnacle’s and Mesaba’s operations and incorporate synergies achieved or expected to be achieved by Pinnacle Corp. and/or any Affiliate of Pinnacle Corp.  Only the Direct Costs associated with the provision of Regional Airline Services pursuant to this Agreement will be considered in any such rate re-setting, and the cost of any shared services will be pooled at the appropriate level and allocated using an appropriate driver (for example, corporate overhead would be pooled at the holding company level and allocated to all operations under the holding company).  The rates for the years between each adjustment year will be determined by multiplying the prior year’s rates by (1 + CPPI).

(f) In the event the Parties are unable to reach agreement on new payment rates and mechanisms through good faith negotiations, the rates will be set utilizing the following procedure:  (i) the Parties shall attempt to agree upon an impartial industry expert to act as sole arbitrator, provided that if the Parties are unable to agree upon an expert to so act, each Party shall appoint an expert, and the two experts so appointed shall appoint a third expert; (ii) each Party shall submit a set of proposed rates to the arbitrator(s); and (iii) the arbitrator(s) shall choose a set of rates from those submitted without modifying either.

Section 5.11 Reserved.

1

Section 5.12 Revised Annual Margin Adjustment Payment.  Effective for 2008 and each calendar year thereafter, the Parties will calculate Pinnacle’s Margin in accordance with Section 5.12(a) and, if required pursuant to Section 5.12(b) below, one Party will make a Margin Adjustment Payment to the other Party.

(a) Calculation of the Total Operating Cost and the Margin.  Not later than ninety (90) days following the end of 2008 and each subsequent calendar year during the Term, Pinnacle shall deliver to Delta its audited financial statements including the calculation of its operating margin for Regional Airline Services provided under this Agreement for the prior year (the “Margin”) by dividing (x) Pinnacle’s Total Operating Income for Regional Airline Services for such year by (y) Pinnacle’s Total Operating Revenue for Regional Airline Services for such year, subject to the following:

In calculating the Margin, the amount of any penalties (accounted for as a reduction to revenue) pursuant to Section 5.05, Section 5.13 and/or Section 5.14 below will not be included in Pinnacle’s Total Operating Revenue, and the following expenses will not be included in Pinnacle’s Total Operating Cost:

(i) Increment above predicted employee bonuses and incentives as set forth in Exhibit J hereto.  Predicted bonus and incentive levels are the amounts used in calculating the Block Hour, Cycle and Fixed cost rates for 2007, grown each year by multiplying by (1 + CPPI).

(ii) The amount of any penalties pursuant to Section 5.14 (if not accounted for as a reduction to revenue).

(iii) The amount of any depreciation expense associated with capital expenditures in excess of $250,000 which are designated by Delta as Section 5.13(a)(iii) items because Delta has determined that such capital expenditures are not necessary after taking into consideration the Annual Operating Plan and Pinnacle’s and Mesaba’s obligations under this Agreement, within seventy-five (75) days after receiving written notice from Pinnacle of such capital expenditure pursuant to Section 6.01(a)(iv) below.

(iv) The amount of any Fuel Burn Penalty Payment pursuant to Section 5.05(d) (if not accounted for as a reduction to revenue).

(v) The amount of any asset write-downs (excluding normal depreciation) or extraordinary charges as defined by GAAP.

(vi) The amount of any fines or penalties paid by Pinnacle, Mesaba or any of their respective Affiliates to any governmental entity.

(vii) The CRJ 200 Aircraft and Spare Engine return costs including termination costs incurred by Pinnacle or Mesaba pursuant to Section 3.02(b) above.

(viii) The amount of any late payment charges, penalties and/or fees incurred by Pinnacle, Mesaba or any of their respective Affiliates.

(ix) The amount of any payment from Pinnacle to Delta pursuant to Section 5.13 (if not accounted for as a reduction to revenue).

(x) The amount of any non-recurring items or adjustments relating to Northwest’s bankruptcy or the bankruptcy of Mesaba in the United States Bankruptcy Court for the District of Minnesota.

The Margin shall be expressed as a decimal rounded to the fourth place.  The calculation of the Margin shall be derived from Pinnacle’s reported financial statements for such year and shall be determined in accordance with GAAP.

(b) Annual Adjustment to Margin Payment.  With respect to each calendar year effective 2008, if the Margin is greater than ***  but less than or equal to ***, Delta shall receive from Pinnacle an amount determined as follows:

PDL = (Rev – [Total Operating Cost ***/ 2

where,

PDL is the amount payable to Delta,

Rev is Total Operating Revenue for Regional Airline Services for the applicable calendar year excluding the items listed in Section 5.12(a), and

Total Operating Cost excludes items i-x in Section 5.12(a) above.

With respect to each calendar year effective 2008, if the Margin is greater than ***, Delta shall receive from Pinnacle an amount determined as follows:

PDL = (Rev – [Total Operating Cost ***

where,

PDL is the amount payable to Delta,

Rev is Total Operating Revenue for Regional Airline Services for the applicable calendar year excluding the items listed in Section 5.12(a), and

Total Operating Cost excludes items i-x in Section 5.12(a) above.

An amount payable pursuant to this Section 5.12(b) is a “Margin Adjustment Payment.”  Delta shall add in or setoff, as appropriate, any Margin Adjustment Payment in the next wire transfer due to Pinnacle.

(c) Audit of Total Operating Cost and the Margin.  Delta shall have the right to audit the calculation of the Total Operating Cost, the Margin and the Margin Adjustment Payment, and shall report any disputes to Pinnacle.  Any dispute not reported to Pinnacle in writing within ninety (90) days of the receipt of the audited financial statements and Margin calculation by Delta shall be deemed waived.  The payment in respect of any dispute shall be handled as a disputed amount in accordance with Section 5.07.

Section 5.13 Non-Scheduled Flight Refund.  With respect to each calendar year during the Term, Delta shall within thirty (30) days from the receipt of the final Block Hour and Cycle Report received pursuant to Section 5.02 for the immediately preceding year, calculate and notify Pinnacle of the ratio of actual Block Hours for Non-Scheduled Flights to actual Block Hours for Scheduled Flights and the ratio of actual Cycles for Non-Scheduled Flights to actual Cycles for Scheduled Flights.  In the event that either ratio exceeds ***, Pinnacle shall remit to Delta (through a set-off of the next amount due from the Section 5.02 wire transfer) an amount equal to the following:

Refund Calculation:

Actual Block Hours and/or Cycles for Non-Scheduled Flights in excess of *** of the actual Block Hours and Cycles for Scheduled Flights, respectively, multiplied by the Block Hour Rate and Cycle Rate, respectively, in effect for the immediately preceding year pursuant to Section 5.03 and as adjusted pursuant to Section 5.10, plus the amount of any Margin Payments previously paid by Delta to Pinnacle in connection with such excess Block Hours and/or Cycles; provided, however, that no refund will be paid to Delta with respect to Non-Scheduled Flights which are Aircraft delivery flights.  For purposes of this calculation, the cycle rate used will be the average of the then applicable Cycle Rates weighted by the number of Cycles in each category in Section 5.03(b).

Section 5.14 Performance Levels and Penalties.

(a) Pinnacle and Mesaba shall be subject to certain performance levels and penalties with respect to the operation of Scheduled Flights as described in this Section 5.14(a) (“Performance Criteria”) which shall be deducted from the Block Hour Payment.  If Pinnacle and Mesaba do not achieve the performance criterion, then a penalty shall be charged against amounts owing to Pinnacle.  Any penalty charge incurred by failing to meet Performance Criteria shall be made in the wire transfer due on the 30th day of the second month following the end of the Performance Period in question pursuant to Section 5.02(b).  The applicable performance levels and penalties are as follows:

(i) Completion Factor (calculated in accordance with Section 2.11(a)):

	Additional Penalty	Penalty	Neutral
Performance Level	(*)	(*)	(*)
Penalty per enplaned revenue passenger	***	***	***

_______________

* The Performance Levels shall be established in accordance with Exhibit E.

(ii) On-Time Factors (calculated in accordance with Section 2.11(b)):

Departure (within zero minutes):

	Additional Penalty	Penalty	Neutral
Performance Level	(*)	(*)	(*)
Penalty per enplaned revenue passenger	***	***	***
                      ________________
* The Performance Levels shall be established in accordance with Exhibit E.

Arrival (within zero Minutes):

	Additional Penalty	Penalty	Neutral
Performance Level	(*)	(*)	(*)
Penalty per enplaned revenue passenger	***	***	***
________________
* The Performance Levels shall be established in accordance with Exhibit E.

In conjunction with Pinnacle’s and Mesaba’s on-time arrival performance, Pinnacle’s and Mesaba’s target block time performance (within zero minutes) shall not exceed ***.  If Pinnacle’s and Mesaba’s actual block time performance (within zero minutes) exceeds ***, Pinnacle’s and Mesaba’s actual arrival performance (within zero minutes) will be adjusted downward by *** percentage point per 1.0 percentage point in excess of ***.

                                (iii)           Customer Experience/ISM (calculated in accordance to Section 2.11(c).  The performance period for Customer Satisfaction will be evaluated on a calendar quarter basis:

	Additional Penalty	Penalty	Neutral
Performance Level	***	***	***
Penalty per enplaned revenue passenger	***	***	***
________________

(b) Reconciliation of Performance Standards.  For each Performance Period, (i) Delta shall determine the total number of enplaned revenue passengers on Scheduled Flights operated by Pinnacle and/or Mesaba, and (ii) Pinnacle shall prepare a reconciliation of its actual performance to the targeted performance with respect to its completion factor and its on-time factor. Such reconciliations will be completed and delivered to Delta within thirty (30) days after the end of each Performance Period.  Delta will have the right to audit the reconciliation prepared by Pinnacle and shall report any discrepancies to Pinnacle.  Any discrepancy not reported in writing within sixty (60) days of the end of any Performance Period shall be deemed waived.  The payment of in respect of any discrepancy shall be handled as a disputed amount in accordance with Section 5.07.

(c) Additional Performance Criteria.  During the Term, Delta may propose other performance criteria for Pinnacle’s and Mesaba’s operations pursuant to this Agreement.  The Parties agree that they will meet upon the introduction of additional performance levels for Delta’s operations, to develop similar performance targets for Pinnacle and Mesaba, taking into account the differences in operations between the carriers and Delta, and shall use their best commercially reasonable efforts to develop a system of performance levels and penalties for Pinnacle’s and Mesaba’s performance with respect thereto in a manner consistent with the performance standards agreed to herein.

(d) Adjustments to Performance Standards Goals.  During the Term, the Parties recognize and agree the performance standards goals for JFK and LGA set forth in Exhibit E may be modified or adjusted by mutual agreement if a material change to the schedule structure of the JFK and LGA operation exists.  A material structure change to the schedule would be defined as: less than *** of the aircraft RONs from LGA and JFK are in a Service City with other Aircraft, eliminating the ability to effectively break-out Aircraft to/from other Hub Locations.

Section 5.15 Pinnacle Change of Control.  In the event a Pinnacle Change of Control shall occur, (i) Delta may, at its option, remove up to *** of the CRJ-200 Aircraft and related Spare Engines, as selected by Delta, from Pinnacle’s and Mesaba’s base fleet of one hundred forty-one (141) CRJ-200 Aircraft (and related Spare Engines) on a schedule designated by Delta in its sole discretion; provided, however, that (A) the Aircraft (and related Spare Engines) shall be removed from Pinnacle’s and/or Mesaba’s fleet at a rate of no more than one-third of the Aircraft (and related Spare Engines) being removed in any twelve month period, and (B) notwithstanding the terms of any of the applicable Leases to the contrary, neither Pinnacle nor Mesaba shall be required to comply with the return conditions in the Leases to the extent that no Event of Default (as defined in the Leases) has occurred and is continuing at the time of the Change of Control; (ii) Delta may, at its option, extend the Term of the Agreement for a period of five (5) years and no rate adjustment pursuant to Section 5.10(e) above shall apply during such five (5) year period; (iii) the minimum completion factor set forth in Section 2.11(a) of this Agreement shall be increased to ***, and (iv) for purposes of Section 2.11 of the Agreement the definition of Performance Period shall be amended in its entirety to read as follows:  “‛Performance Period’ means a *** period during the Term of this Agreement.”

Section 5.16 Credit Card Chargebacks.

(a) Pinnacle shall be billed for credit card chargebacks resulting from Pinnacle’s and/or Mesaba’s noncompliance with Delta’s credit card acceptance procedures.  Delta shall apply the same card acceptance procedures and standards to Pinnacle and Mesaba as applied to Delta by Delta’s credit card contractors.  Delta will inform Pinnacle in writing regarding any material changes in Delta’s agreements with its credit card contractors to the extent such changes will impact the procedures and standards to be applied by Pinnacle and Mesaba.

(b) With respect to all credit card charge forms returned to Pinnacle by Delta, Delta will furnish Pinnacle with a complete written explanation of the reason therefore accompanied by relevant documentation received from the credit card issuer or credit card holder.

(c) Upon receipt of a chargeback, Pinnacle shall have a reasonable period of time, but not to exceed thirty (30) days, to review the validity of the chargeback notice.  If the chargeback is valid (within the scope of the circumstances for the chargeback), Pinnacle shall remit to Delta within thirty (30) days a gross amount equal to such credit card charge form.  If, in Pinnacle’s good faith opinion, the chargeback is not valid, Pinnacle will so notify Delta and provide Delta with a complete written explanation of the transaction together with any necessary supporting documentation within the thirty (30) day period.

(d) All revisions to Delta’s credit card acceptance procedures must be in writing and must be submitted to Pinnacle at least thirty (30) days in advance of the effective date of such procedures or such shorter notification period as Delta may utilize in notifying its own personnel.

Section 5.17 Returned Checks.

(a) Pinnacle shall be billed pursuant to Section 5.07 above for all returned checks resulting from Pinnacle’s or Mesaba’s non-compliance with Delta’s check acceptance procedures.

(b) Delta will furnish Pinnacle with a complete written explanation of the reason therefore, accompanied with the relevant documentation.

(c) Pinnacle shall refund Delta the full amount of the dishonored check within thirty (30) days.  If, in Pinnacle’s reasonable opinion, the charge is not valid, Pinnacle will so notify Delta and provide Delta with a complete written explanation of the transaction together with any necessary supporting documentation within the thirty (30) day period.

(d) All revisions to Delta’s check acceptance procedures will be in writing and will be submitted to Pinnacle at least thirty (30) days in advance of the effective date of such procedures or such shorter notification period as Delta may utilize in notifying its own personnel.

Section 5.18 Fixed Cost Sharing Payments.  The Parties hereby agree that, in consideration of fixed cost sharing occurring prior to the Effective Date, Delta shall be entitled to (i) deduct from amounts otherwise owed to Pinnacle pursuant to Section 5.02 of this Agreement an amount equal to ***, which shall be deducted from Delta’s December 30, 2010 provisional payment; and (ii) deduct from amounts otherwise owed to Pinnacle pursuant to Section 5.02 of this agreement a total of ***, which shall be deducted in twenty-four (24) monthly installments of *** each from Delta’s monthly final wire payment for each of the months in 2011 and 2012.

Section 5.19 Heavy Maintenance Payments.  During the period commencing on the Effective Date and ending on December 31, 2010, Delta shall reimburse Pinnacle for Mesaba’s Direct Costs associated with labor costs for Mesaba employees performing heavy airframe maintenance in an amount equal to *** per month for July, August, September and October, and *** per month for November and December, such reimbursement to be paid in the final wire payment to be made on the 15th of each month pursuant to Section 5.02.  Any payment pursuant to this Section 5.19 shall not be considered in calculating the monthly Margin Payment pursuant to Section 5.08.

Section 5.20 Additional Payments.   During the applicable period stated below, Delta shall make certain additional monthly payments to Pinnacle calculated in accordance with this Section 5.20 but solely with respect to the Aircraft operated by Mesaba during such period and, with respect to (a) and (b) only, the Mesaba Extra Aircraft, such payments to be made in the final wire payment payable by Delta to Pinnacle on the 15th of each month during the Term in accordance with Section 5.02.  Each such additional payment shall be at the following rates for 2010 and, for 2011 and each calendar year thereafter, at the rate set forth below for the immediately preceding calendar year multiplied by (1 + CPPI).  Any payment pursuant to this Section 5.20 shall not be considered in calculating the monthly Margin Payment pursuant to Section 5.08.

(a) Additional *** Block Hour Payment - During the period commencing on the Effective Date and ending on the date of the ***, an additional Block Hour Payment calculated in accordance with Section 5.02(b) at a rate per Block Hour of ***;

(b) Additional Other Block Hour Payment – During the period commencing on the Effective Date and ending on December 31, 2012, an additional Block Hour Payment calculated in accordance with Section 5.02(b) at a rate per Block Hour of ***; and

(c) Additional Aircraft Day Payment – During the period commencing on the Effective Date and ending on December 31, 2012, an additional payment equal to the number of Monthly ACDs (as defined in Section 5.04) multiplied by ***.

ARTICLE VI

REPORTING OBLIGATIONS, AUDITING,

INSPECTIONS AND CONFIDENTIALITY/PUBLICITY

Section 6.01 Reporting Obligations.

(a) Certain Notices to Delta.  With respect to the Regional Airline Services operated pursuant to this Agreement, Pinnacle shall give prompt written notice to Delta of (i) any litigation involving an uninsured claim of more than $1,000,000 against Pinnacle and/or Mesaba, (ii) any proceeding before any governmental agency which, if adversely determined, would materially and adversely affect Pinnacle’s or Mesaba’s financial condition, affairs, operations or prospects, including but not limited to any significant FAA enforcement or civil penalty action, (iii) any other matter which would materially and adversely affect the financial condition, affairs, operations or prospects of Pinnacle or Mesaba or either carrier’s ability to perform its obligations under this Agreement, and (iv) any proposed extraordinary capital expenditures and all capital expenditures in excess of $250,000.  Pinnacle shall also provide Delta the reports specified in Section 2.11(a) above and shall report to Delta not later than the last day of each month its completion factor and on-time factor for the prior month with respect to the Scheduled Flights operated pursuant to this Agreement.

(b) Financial and Reporting Covenants.  Pinnacle Corp., Pinnacle and Mesaba shall promptly provide to Delta notice of and adequate information regarding any material weaknesses or reportable conditions noted in any management letters received by any such company from its independent auditors and the company’s responses thereto.  With respect to the Regional Airline Services operated pursuant to this Agreement, Pinnacle Corp., Pinnacle and all Affiliates of Pinnacle Corp. shall also provide Delta with monthly financial statements, annual expense budgets and periodic business plans and related projections.

(c) Certain Notices to Pinnacle.  Delta shall report to Pinnacle not later than the last day of each month the number of incidences of mishandled luggage, the number of customer complaints for the previous month or any other information necessary for Pinnacle or Mesaba to comply with the reporting requirements of the Department of Transportation and related to the Regional Airline Services provided hereunder.  Upon the reasonable prior written request by Pinnacle, Delta shall make available its books and records related to incidences of mishandled luggage, customer complaints or any other information necessary for Pinnacle or Mesaba to comply with the reporting requirements of the Department of Transportation and  in connection with the Regional Airline Services provided hereunder.

Section 6.02 Audits.

(a) Compliance Audits.  Upon the reasonable prior written request by Delta, Pinnacle Corp., Pinnacle and Mesaba shall make available for inspection by Delta their respective books and the books of all of their Subsidiaries and Affiliates, including but not limited to general ledger backup (monthly) for financial statements and records, to the extent that such books and records relate to the provision of Regional Airline Services operated pursuant to this Agreement, and otherwise to the extent reasonably necessary to audit Pinnacle Corp.’s, Pinnacle’s and Mesaba’s compliance with the terms hereof. Delta shall also be entitled to make copies and notes of such information as it deems necessary and to discuss such records and the finances and accounts of Pinnacle Corp., Pinnacle and Mesaba with each Company’s Chief Financial Officer or other employee or agent of Pinnacle Corp. or Pinnacle knowledgeable about such records.

(b) Inventory Audits.  At Delta’s request, during the Term Pinnacle and Delta shall conduct an annual inventory audit of all spare parts, tooling and ground support equipment owned by Delta and leased to Pinnacle or Mesaba or owned by Delta and supplied to Pinnacle or Mesaba.  Such audit shall not be requested more than one time per calendar year.  In conducting such audit, the Parties shall tabulate the quantity and type of all spare parts and ground support equipment including recognition of spare parts and ground support equipment which were scrapped in the preceding year(s). Such audit, when completed and agreed to by the Parties, shall be final.

Section 6.03 Inspections.  Delta shall be entitled to conduct on-site observations of Pinnacle’s and Mesaba’s in-flight service, flight, maintenance, technical operations, gate-check in service, ground operations, Aircraft cleaning and any and all other services and operations performed under this Agreement to monitor Pinnacle’s and Mesaba’s operations in the same manner as similar functions are evaluated at Delta.  The purpose of such inspections shall be to determine Pinnacle’s and Mesaba’s compliance with applicable Governmental Regulations, state and local laws, equipment manufacturer’s instructions and the standards established by this Agreement.  Pinnacle’s and Mesaba’s operations will be evaluated according to the same standards as Delta taking into account the differences in size and operational capabilities between the airlines.  Such inspections may be announced or unannounced, but under no circumstances shall they interfere with the operation of Pinnacle’s or Mesaba’s business.  Delta shall report the findings of any such inspection to Pinnacle in writing.  Pinnacle or Mesaba shall provide a timely written response detailing a plan of corrective action to remedy any deficiencies noted in an inspection.  If any deficiency comes to the attention of Pinnacle or Mesaba through audits or any other means, Pinnacle or Mesaba (as applicable) shall take immediate corrective action.

Section 6.04 Confidentiality/Publicity.  Each of the Parties agrees that, except as otherwise required by Governmental Regulations or any other applicable law, it shall not disclose to others and shall keep confidential the terms of this Agreement and any confidential, non-public information concerning the other Parties that it obtains as a result of or pursuant to this Agreement.  Neither Pinnacle Corp., Pinnacle, Mesaba or any Affiliate of any of the foregoing shall  issue any press release or public announcement relating to new Scheduled Flights, the cessation of Scheduled Flights in any Service City, schedule changes, customer initiatives, marketing programs or promotions, without Delta’s prior written approval of the press release or public announcement.  In any such press release or public announcement, Pinnacle and Mesaba shall identify themselves as a Delta Connection carrier.

ARTICLE VII

DELTA IDENTIFICATION

Section 7.01 Identification License.  Delta hereby grants to Pinnacle and Mesaba a non-exclusive, non-transferable, non-sublicensable license to use the DL Identification in connection with the operation of the Regional Airline Services as authorized hereunder.

Section 7.02 Designator License.  Delta hereby grants to Pinnacle and Mesaba a non-exclusive, non-transferable, non-sublicensable license to use the Designator in connection with the operation of the Scheduled Flights as authorized hereunder.

Section 7.03 New Identifications.  From time to time in its sole discretion, Delta may change any DL Identifications and/or Designators upon notice to Pinnacle.  After receipt of such notice, Pinnacle and Mesaba shall, as soon as practicable, but no later than thirty (30) days thereafter, commence use solely of the new DL Identifications and/or Designators and cease all use of any superseded ones.  Delta shall reimburse Pinnacle and Mesaba for the reasonable out-of-pocket expenses incurred by Pinnacle and Mesaba in making such changes.

Section 7.04 Use of Identification.  Delta shall have exclusive control over the use and display of all DL Identifications and Designators, and each of Pinnacle and Mesaba shall comply with all policies and guidelines of Delta in this regard.  Pinnacle and Mesaba shall use the DL Identifications and Designators in good faith, in a dignified manner and in compliance with good trademark practice.  Each of Pinnacle and Mesaba shall use the DL Identifications and Designators exactly as prescribed by Delta, and shall not use (a) any stylization, abbreviation or variation thereof or (b) the DL Identifications and Designators in connection or combination with any other Identification, in each case, without Delta’s prior written consent, which may be withheld in its sole discretion.

Section 7.05 Quality Control.  Pinnacle and Mesaba shall use the DL Identifications and Designators only in connection with products and services that comply with the high standards of quality associated with Delta. At Delta’s request, Pinnacle and Mesaba shall submit representative samples to Delta of all uses by Pinnacle and Mesaba of the DL Identifications and Designators pursuant to this Agreement, including Sections 2.02, 4.03(f), 4.07(d) and 4.09(e).  Pinnacle and Mesaba shall receive the prior written approval of Delta for any new uses of the DL Identifications and Designators, including on any advertising and promotional materials.  Once such approval is received, Pinnacle and Mesaba do not need to resubmit such materials for approval unless they contain non-trivial modifications.

Section 7.06 Reservation of Rights.  All rights not expressly granted to Pinnacle or Mesaba hereunder are expressly reserved by Delta, including without limitation the right to use or license others to use any DL Identifications or Designators.  Neither Pinnacle nor Mesaba shall use the DL Identification or Designator except as expressly authorized herein, and has no right to use any other Identification of Delta other than the specific DL Identification in the exact form prescribed by Delta from time to time.

Section 7.07 Ownership.  Pinnacle and Mesaba hereby acknowledge that, as between the Parties, Delta is the sole owner of the names “Delta” and “ Delta Connection,” the initials “DL,” and any Designators or DL Identifications related thereto or otherwise licensed to Pinnacle or Mesaba hereunder.  Each of Pinnacle and Mesaba agrees not to directly or indirectly question attack, contest or impugn the validity and/or Delta’s rights in the Designators and DL Identifications, including without limitation by attempting to register title to or any intellectual property rights in same or by participating in any action or proceeding adverse to Delta in this regard.  Pinnacle and Mesaba agree to cooperate fully with Delta in all actions to enforce, police and defend Delta’s rights in the Designators and DL Identifications, subject to reimbursement for its out-of-pocket expenses.

Section 7.08 Termination.  Should this Agreement expire or terminate for any reason, the licenses in Sections 7.01 and 7.02 shall immediately terminate (although Sections 7.07 and 7.08 shall survive), and Pinnacle and Mesaba shall promptly, but in any event within ninety (90) days (one hundred twenty (120) days with respect to any distinctive color scheme), take all such actions as may be necessary to change its facilities, equipment, uniforms, supplies and other materials to cease all use of any Designators and DL Identifications and to avoid any customer confusion or the suggestion or appearance that Pinnacle or Mesaba continues to have an operating relationship with Delta.

Section 7.09 Bankruptcy.  The Parties intend that the identity of Pinnacle and Mesaba as the licensee hereunder is a material condition to Delta’s granting of the licenses in 7.01 and 7.02, and that this Agreement should be construed overall as a contract for the personal services of Pinnacle and Mesaba.  Therefore, in the event Pinnacle or Mesaba becomes subject to a bankruptcy proceeding, the Parties intend that this Agreement shall not be assumed and/or assigned by Pinnacle, Mesaba or their respective representatives without Delta’s consent.

ARTICLE VIII

TAXES AND FEES

Section 8.01 Taxes and Fees.

(a) Pinnacle shall be liable for and pay the amount of any taxes (other than Ticket Taxes and Fees which are addressed separately in Section 8.02 below), duties, license fees, assessments, and other charges, together with any interest and penalties thereon, levied, assessed, or imposed by any federal, foreign, state or local taxing or airport authority related or attributable to (i) the property owned or used by Pinnacle or Mesaba, and (ii) the performance of Regional Airline Services pursuant to this Agreement.

(b) Excluded from the coverage of Section 8.01(a) are any taxes based on the net income of Delta.

Section 8.02 Ticket Taxes and Fees.

(a) For all sales by Pinnacle and Mesaba using Delta ticket stock or air waybills, Pinnacle shall be responsible for (i) collecting all Ticket Taxes and Fees, and (ii) remitting such Ticket Taxes and Fees to Delta at the same time as the revenues to which the Ticket Taxes and Fees relate are received by Delta.  Delta then shall be responsible for remitting to the appropriate governmental entities and taxing authorities Ticket Taxes and Fees remitted by Pinnacle to Delta.

(b) Each of Pinnacle and Mesaba shall indemnify, defend, and hold harmless Delta and its current or former officers, directors, employees, agents, and its affiliates (the “DL Indemnitees”) from and against all assessments or payments for Ticket Taxes and Fees related to all sales by Pinnacle or Mesaba using Delta ticket stock or air waybills, and any interest and/or penalties related thereto.  This indemnification specifically includes, but is not limited to, assessments or payments under Sections 4261, 4263, 4271, 4291, 6662, 6672, 6861 or 7275 of the Internal Revenue Code of 1986, as amended, and any successor provisions.  Each of Pinnacle and Mesaba further agrees as part of this indemnification to reimburse the DL Indemnitees for any reasonable out-of-pocket expenses, including attorneys’ fees and expenses, the DL Indemnitees have incurred in connection with any such assessment or payment.  The obligations of Pinnacle and Mesaba under this Section 8.02(b) shall remain in effect and shall survive without limitation the termination of this Agreement.

Section 8.03 Property Tax, Fuel Tax, and Sales and Use Tax Compliance.

(a) On the date thirty (30) days after Delta hires an appropriate individual to prepare Pinnacle and/or Mesaba property tax returns (the “Commencement Date”), Delta shall become responsible for administering Pinnacle’s and/or Mesaba’s property taxes, both real property and personal property.  Delta shall be responsible for notifying Pinnacle and/or Mesaba in writing of the Commencement Date.  As of the Commencement Date, Delta shall prepare all property tax returns once the appropriate information is gathered by Pinnacle, Mesaba and Delta.  Delta shall prepare the property tax returns with the same care, diligence, and expertise used in filing the property tax returns of Delta. As of the Commencement Date, Delta also shall be responsible for (i) the review of Pinnacle’s and Mesaba’s property tax assessment notices and accompanying workpapers, and the resolution of any disputes regarding such notices; (ii) the review of Pinnacle’s and Mesaba’s property tax bills; (iii) the preparation and filing of any property tax refund claims; and (iv) the management of any audits of Pinnacle’s and/or Mesaba’s property taxes.  The Parties shall cooperate to ensure that Pinnacle’s and/or Mesaba’s property tax returns, refund claims, and property tax bills are reviewed and signed by the properly authorized individual(s).  Depending on who signs the property tax returns or refund claims, the Parties shall cooperate to ensure the timely filing of such property tax returns and refund claims.

(b) With respect to fuel taxes, the Parties shall cooperate to ensure that Pinnacle and Mesaba are filing appropriate fuel tax returns and refund claims to minimize Pinnacle’s and Mesaba’s taxes.  Delta shall determine which entity, Delta or Pinnacle/Mesaba, shall be responsible for preparing and filing appropriate fuel tax returns and refund claims.  Unless Delta determines otherwise and notifies Pinnacle in writing, Pinnacle and/or Mesaba shall be responsible for all Pinnacle/Mesaba fuel tax filings and payments.  Upon the request of Delta, Delta shall be entitled to review any actual or proposed Pinnacle or Mesaba fuel tax filings.  Pinnacle and Mesaba shall notify Delta of the commencement of any fuel tax audit. Prior to resolving any fuel tax audit, Pinnacle or Mesaba shall receive approval from Delta to resolve any such audit.

(c) With respect to sales and use taxes, Delta and Pinnacle/Mesaba shall cooperate to ensure that Pinnacle and Mesaba are filing appropriate sales and use tax returns and refund claims to minimize Pinnacle’s and Mesaba’s taxes.  Delta shall determine which entity, Delta or Pinnacle/Mesaba, shall be responsible for preparing and filing appropriate sales and use tax returns and refund claims.  Unless Delta determines otherwise and notifies Pinnacle in writing, Pinnacle shall be responsible for all Pinnacle and Mesaba sales and use tax filings and payments.  Upon the request of Delta, Delta shall be entitled to review any actual or proposed Pinnacle and Mesaba sales and use tax filings. Pinnacle and Mesaba shall notify Delta of the commencement of any sales or use tax audit. Prior to resolving any sales or use tax audit, Pinnacle and Mesaba shall receive approval from Delta to resolve any such audit.

(d) To the extent requested by Delta, Pinnacle and Mesaba shall cooperate with Delta to minimize Pinnacle’s and Mesaba’s property, fuel, excise, sales, use, value-added, or similar transactional taxes.  Pinnacle and Mesaba shall in good faith and using reasonable best efforts supply Delta with such information and documents reasonably requested by Delta to minimize Pinnacle’s and Mesaba’s property, fuel, excise, sales, use, value-added, or similar transactional taxes.  Unless Delta determines otherwise, Pinnacle and Mesaba shall use its reasonable best efforts to seek any and all applicable refunds or credits of excise, sales, use, value-added, or similar transactional taxes paid by Pinnacle or Mesaba.

Section 8.04 Refunds of Tax.  To the extent Delta prepares and/or is responsible for pursuing any refunds or refund claims related to Pinnacle’s or Mesaba’s fuel, excise, sales, use, value-added or similar transactional taxes, Delta shall be entitled to retain one hundred percent (100%) of the amount of any such refund, credit or other benefit.  To the extent Pinnacle or Mesaba prepares or is responsible for pursuing any such refunds or refund claims, Pinnacle and Mesaba, together, shall retain thirty percent (30%) of the amount of any such refund, credit or other benefit (inclusive of interest) it receives, and the remaining seventy percent (70%) (inclusive of interest) shall be paid to Delta within ten (10) days of its receipt or recognition of benefit by Pinnacle or Mesaba.  Any refunds, credits or other benefits received related to Pinnacle’s or Mesaba’s property taxes will be retained by Pinnacle and Mesaba and will act to reduce Pinnacle’s and Mesaba’s direct expenses pursuant to Section 5.06(l).

ARTICLE IX

LIABILITY, INDEMNIFICATION AND INSURANCE

Section 9.01 Independent Contractor.

(a) Except for the limited purpose described in Section 5.01 hereof, Pinnacle and Mesaba shall act as independent contractors.  The employees, agents and/or independent contractors of Pinnacle and Mesaba engaged in performing any of the services Pinnacle and/or Mesaba is obligated to perform pursuant to this Agreement shall be employees, agents and independent contractors of Pinnacle or Mesaba for all purposes and under no circumstances shall employees, agents or independent contractors of Pinnacle or Mesaba be deemed to be employees, agents or independent contractors of Delta.  Except for the limited purpose described in Section 5.01 hereof, in its performance of obligations under this Agreement, Pinnacle and Mesaba shall act, for all purposes, as an independent contractor and not as an agent for Delta.  Delta shall have no supervisory power or control over any employees, agents or independent contractors engaged by Pinnacle or Mesaba in connection with Pinnacle’s and Mesaba’s performance of its obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by Delta to a designated representative of Pinnacle or Mesaba.  Nothing contained in this Agreement is intended to limit or condition Pinnacle’s or Mesaba’s control over its operation or the conduct of its business as an air carrier, and Pinnacle and Mesaba assumes all risks of financial losses which may result from the operation of the air services to be provided by Pinnacle and Mesaba hereunder.

(b) Delta shall act as an independent contractor.  The employees, agents and/or independent contractors of Delta engaged in performing any of the services Delta is to perform pursuant to this Agreement shall be employees, agents and independent contractors of Delta for all purposes and under no circumstances shall employees, agents and independent contractors of Delta be deemed to be employees, agents or independent contractors of Pinnacle or Mesaba.  In performing its obligations under this Agreement, Delta shall act, for all purposes, as an independent contractor and not as an agent for Pinnacle or Mesaba.  Neither Pinnacle nor Mesaba shall have any supervisory power or control over any employees, agents or independent contractors engaged by Delta in connection with the performance of its obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by Pinnacle or Mesaba to a designated representative of Delta.  Nothing contained in this Agreement is intended to limit or condition Delta’s control over its operation or the conduct of its business as an air carrier.

Section 9.02 Indemnification.

(a) Each Party assumes full responsibility for any and all liability to its own officers, employees or agents on account of injury or death resulting from or sustained in the performance of their respective services under this Agreement.  Each Party shall indemnify, defend, protect, save and hold harmless the other Party, its officers, employees, and agents from and against any and all liabilities, claims, demands, suits, judgments, damages and losses (including the costs, fees and expenses in connection therewith and incident thereto) brought against the other Party, its officers, employees or agents by or on behalf of any other person, by reason of damage to or destruction of property of any such person, or injury to or death of such person, caused by or arising out of any act or omission by the indemnifying Party occurring while this Agreement is in effect.  Notwithstanding the foregoing, neither Party shall be liable for indemnifying the other for claims of third parties if caused by the gross negligence or willful misconduct of the other.  Each Party shall give the other Party prompt and timely notice if it has actual knowledge of any claim made or suit instituted against the other Party which in any way results in indemnification hereunder, and the other Party shall have the right to compromise or participate in the defense of such claim or suit to the extent of its own interest.

(b) Delta shall indemnify Pinnacle and Mesaba against any physical loss of or damage to the Aircraft caused by Delta’s negligent operation of ground support equipment or other acts or omissions of Delta in performing Ground Handling Functions pursuant to Section 4.02 above; provided, however, that Delta’s liability shall be limited to any such loss or damage to the Aircraft not exceeding the amount of the deductible with respect to such Aircraft under Pinnacle’s and Mesaba’s hull risk insurance policy, except that loss or damage in respect of any incident *** shall not be indemnified.  For the avoidance of doubt, Delta shall not be liable to Pinnacle or Mesaba for any consequential loss or damage arising from physical loss of or damage to the Aircraft, and neither Pinnacle nor Mesaba shall make any claim against Delta and shall indemnify it against any liability in respect of any and all such consequential loss or damage howsoever arising.

(c) The obligations of Pinnacle, Mesaba and Delta under the indemnity and insurance provisions contained herein shall remain in effect and shall survive without limitation the termination of this Agreement with respect to any occurrence or claims arising during the Term of or in connection with this Agreement.

(d) If Pinnacle and/or Mesaba joins the fuel consortium at a Service City (i) Pinnacle and Mesaba shall indemnify Delta against any liabilities, claims, demands, suits, judgments, fines, penalties, and actual damages (including the costs, fees and expenses in connection therewith and incident thereto) brought against Delta, its officers, employees or agents by or on behalf of any other person, by reason of Pinnacle’s or Mesaba’s acts or omissions in connection with or related to its participation in the fuel consortium at such Service City and which occur while this Agreement is in effect, and (ii) Delta shall indemnify Pinnacle and Mesaba against any liabilities, claims, demands, suits, judgments, fines, penalties, and actual damages (including the costs, fees and expenses in connection therewith and incident thereto) brought against Pinnacle or Mesaba, and their respective officers, employees or agents by or on behalf of any other person, by reason of the acts or omission of Delta or any other party to such fuel consortium in connection with or related to the participation of Delta or such other party in the fuel consortium at such Service City and which occur while this Agreement is in effect.  Except as set forth in this Section 9.02(d), in all other respects the terms of the Agreement regarding relative liabilities and indemnification among the Parties hereto govern claims, damages, or liabilities caused by or arising from the act or omission of any Party hereto.

Section 9.03 Insurance.

(a) Each of Pinnacle and Mesaba agrees, at its sole expense, to maintain in full force and effect the following insurance coverage with respect to Regional Airline Services:

(i) Workers’ compensation and occupational disease insurance, subject to the laws of the states wherein this Agreement is being performed.  Such coverage shall include employers liability insurance with a minimum limit of $1,000,000 per incident.

(ii) Comprehensive aviation bodily injury and property damage liability insurance with limits of not less than $1 billion combined single limit per occurrence (or such other minimum amount as may be reasonably requested by Delta from time to time), including, but not limited to, aircraft liability, passenger legal liability, premises and property damage liability, hangar keepers liability and baggage and cargo liability.  Such insurance shall include personal injury and contractual liability, and shall also include war risk and allied perils, hijack and confiscation coverage with a limit of not less than $1 billion per incident.

(iii) All risk hull insurance on the Aircraft, including hull war risk coverage as required by Delta.

(b) Prior to the commencement of Regional Airline Services under this Agreement and at least annually thereafter, certificates of insurance in a form satisfactory to Delta shall be delivered to Delta evidencing compliance with the insurance terms of this Agreement.  All of the above policies shall have deductible amounts as established by Delta, and, in any event, all of the above insurance shall be written through an insurance company or companies reasonably satisfactory to Delta, and the certificates of insurance shall be of a type that unconditionally obligates the insurer to notify Delta in writing at least thirty (30) days (or such lesser period as may be available for war peril coverage) in advance of the effective date in the event of any material change in or cancellation of such insurance.  The policies of insurance required by paragraphs (ii) and (iii) of Section 9.03(a) shall provide coverage for events which occur during the policy period, are continuing in nature and not on a claims made basis, and shall include endorsements that provide:

(i) That the Underwriters acknowledge that the indemnification and hold harmless provisions of this Agreement are insured under Pinnacle’s and Mesaba’s blanket contractual liability coverage.

(ii) That Delta, its officers, agents and employees are named as additional insureds thereunder.

(iii) That the insurance is primary with respect to the matters within such coverage, irrespective of any insurance carried by Delta.

(iv) That with respect to the interest of Delta, the insurance shall not be invalidated by any breach of warranty by Pinnacle or Mesaba.

(v) That provide a severability of interest/cross liability endorsement.

(vi) That the insurer shall waive its subrogation rights against Delta, its officers, agents and employees.

(vii) That any waiver of rights of subrogation against other parties by Pinnacle will not affect the coverage provided with respect to Delta.

(c) In the event the U.S. Government reimburses Pinnacle, Mesaba or its Affiliates for excess insurance costs incurred as a result of the September 11, 2001 terrorist attacks or other such occurrences, Pinnacle and Mesaba will promptly remit such reimbursement, including the applicable Margin Payment, if any, to Delta in immediately available funds.

              (d) Notwithstanding anything contained herein to the contrary, if at any time prior to February 28, 2014 an Accident occurs, at the request of Delta, Pinnacle, Mesaba and Pinnacle Corp., shall, as promptly as practicable (and in any event within thirty (30) days after receipt of Delta’s request), exclude Colgan (and, if necessary, obtain new insurance coverage that does not cover Colgan or any of its assets, operations or properties) from any and all existing or future insurance policies, the cost of which is reimbursed by Delta in whole or in part under this Agreement or any other agreement between Delta and Pinnacle, Mesaba or any Affiliate of Pinnacle or Mesaba.  Notwithstanding the foregoing, an Accident shall not preclude the transfer of aircraft from Colgan to Pinnacle or another Affiliate of Pinnacle Corp. that does not cause a breach by Pinnacle or Mesaba hereunder and the inclusion of any such aircraft in the aviation insurance program covering Pinnacle and, at Pinnacle Corp.’s option, any such Affiliate so long as any such transfer or inclusion does not increase the cost of insurance reimbursed by Delta hereunder.

ARTICLE X

TERM AND TERMINATION

Section 10.01 Term.  The 2003 ASA was made effective as of January 1, 2003 (the “Initial Effective Date”), and the 2007 Restatement made effective as of January 1, 2007.  This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided herein, shall continue in effect until December 31, 2017 and shall thereafter automatically be extended for successive five (5) year renewal periods (each a “Renewal Term”) unless Delta gives not less than two years’ advance notice of non-renewal prior to December 31, 2017 or the commencement of any Renewal Term, in which case the Agreement will terminate on December 31, 2017 or the last day of the then applicable Renewal Term, as the case may be, such period in which this Agreement remains in effect, including any Renewal Terms, is hereinafter referred to as the “Term”.

Section 10.02 Termination by Either Party.

(a) In the event that Pinnacle Corp., Pinnacle or Delta (i) makes a general assignment for the benefit of creditors or becomes insolvent, (ii) files a voluntary petition in bankruptcy, (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (iv) commences under the laws of any competent jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, readjustment of debt, dissolution, liquidation or any other similar proceeding for the relief of financially distressed debtors, (v) becomes the object of any proceeding or action of the type described in (iii) or (iv) above and such proceeding or action remains undismissed or unstayed for a period of at least thirty (30) days, or (vi) is divested of a substantial part of its assets for a period of at least thirty (30) days, then Pinnacle Corp. or Pinnacle (in the event the foregoing occurs with respect to Delta) or Delta (in the event the foregoing occurs with respect to Pinnacle Corp. or Pinnacle) may by written notice terminate this Agreement immediately.

(b) Except as otherwise provided in Section 10.03, in the event of a breach of a nonmonetary provision of this Agreement by any Party remaining uncured for more than thirty (30) days after receipt of written notification of such default by the nondefaulting Party, or in the case of a breach requiring more than thirty (30) days notice to cure, the defaulting Party does not begin and pursue with due diligence a method of cure within thirty (30) days after receipt of written notification specifying in reasonable detail the nature of such default from the nondefaulting Party, then the nondefaulting Party may terminate this Agreement at its sole option; provided, however, in the case of a breach by Pinnacle of Section 2.11(c), Delta shall not be permitted to terminate this Agreement unless a breach by Pinnacle of such section shall remain uncured for a period of ninety (90) days or more.

(c) In the event of a breach of a monetary provision of this Agreement by either Party and such default remaining uncured for more than thirty (30) days after receipt of written notification specifying in reasonable detail the nature of such default from the nondefaulting Party, then the nondefaulting Party may terminate this Agreement at its sole option.  Notwithstanding the foregoing or any other provision of this Agreement, if between the Effective Date and March 31, 2011 Delta notifies Pinnacle of Delta’s intent to terminate this Agreement pursuant to this Section 10.02(c), and the default by Pinnacle or Mesaba giving rise to such notice of termination is due to an act or omission of Mesaba occurring prior to the Effective Date, then Pinnacle and Mesaba shall have ninety (90) days after receipt of such notice to cure such default and if such default is not cured within such 90-day period, Delta shall have the right to terminate this Agreement immediately and at its sole option.

Section 10.03 Termination by Delta.  Notwithstanding the provisions of Section 10.02(b), Delta shall have the right to terminate this Agreement immediately and at its sole option if:

(a) Pinnacle or Mesaba shall default in the payment of any amount due under any Lease and such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived.

(b) Pinnacle or Mesaba shall default with respect to any other terms of any Lease, such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived.

(c) Pinnacle shall fail to comply with the provisions of Section 9.03 and, as a result thereof, the insurance required thereunder is not in effect.

(d) Pinnacle’s failure to pass, in Delta’s reasonable discretion, a safety and codeshare audit to be conducted by Delta, at its sole discretion, at any time during the Term of this Agreement.

(e) More than fifty percent (50%) of the Aircraft do not operate any Scheduled Flights for more than seven (7) consecutive days or twenty-five percent (25%) of the Aircraft do not operate any Scheduled Flights for more than twenty-one (21) consecutive days, other than as a result of (i) an FAA order which grounds all commercial flights of all air carriers or grounds a specific Aircraft type of all air carriers, (ii) a scheduling action by Delta, or (iii) Delta’s inability to perform its obligations under this Agreement as a result of a strike by Delta employees.

(f) Pinnacle’s or Mesaba’s FAA or DOT Certification is for any reason revoked or otherwise not in full force and effect so as to permit Pinnacle or Mesaba to perform the Regional Airline Services required under this Agreement.

(g) Pinnacle, Mesaba or a Pinnacle Affected Company shall commence operating an aircraft type that causes Delta to be in violation of its collective bargaining agreement with its pilots as in effect on the Effective Date.

(h) Pinnacle or Mesaba shall default with respect to the material terms of any other agreement between Pinnacle or Mesaba and Delta (any such agreement, a “Related Party Agreement”), and such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived; provided, however, that each of (i) the 2007 CRJ-900 Delta Connection Agreement; (ii) the SAAB Agreement and (iii) the 2010 CRJ-900 Delta Connection Agreement shall not be a Related Party Agreement hereunder until July 1, 2011.

Notwithstanding the foregoing or any other provision of this Agreement, if between the Effective Date and March 31, 2011 Delta notifies Pinnacle of Delta’s intent to terminate this Agreement pursuant to Section 10.03(b)(but only with respect to Leases relating to Aircraft operated by Mesaba), 10.03(d) or 10.03(f) above, and the default by Pinnacle or Mesaba giving rise to such notice of termination is due to an act or omission of Mesaba occurring prior to the Effective Date, then Pinnacle and Mesaba shall have ninety (90) days after receipt of such notice to cure such default and if such default is not cured within such 90-day period, Delta shall have the right to terminate this Agreement immediately and at its sole option.

Section 10.4                      Effect of Termination.  Termination of this Agreement for any reason shall not relieve any Party of rights and obligations incurred prior to the effective date of termination.  A Party’s right to terminate this Agreement shall be in addition to any other rights or remedies, in law or equity, available to such party.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Limitation on Performance.  The obligation of Delta and Pinnacle or Mesaba to perform under the terms of this Agreement shall be limited or modified by, and no such carrier shall be deemed to be in default hereunder as a result of any of the following causes:

(a) Acts of God or the public enemy, civil war, insurrections or riots; fires, floods, explosions, embargoes, earthquakes or serious accidents, epidemics, or quarantine restrictions; any act of government, governmental priorities, allocations, orders or Governmental Regulations affecting materials or facilities, inability after due and timely diligence to procure materials, accessories, equipment or parts; or due to any other cause to the extent it is beyond that carrier’s practical control or not occasioned by that carrier’s fault or negligence.

(b) Cessation, slow-down or interruption of work, or any other labor disturbance involving Delta.

Section 11.02 Mutual Cooperation.  Delta, Pinnacle and Mesaba shall use their reasonable best efforts to cooperate with each other in performing their respective obligations under this Agreement.

Section 11.03 Representations and Warranties.  Except as expressly set forth herein, neither Delta, Pinnacle nor Mesaba shall make any representations or warranties, expressed or implied, under or in connection with this Agreement.

Section 11.04 Assignment.  This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

Section 11.05 Governing Law.  This Agreement shall be governed in accordance with the laws of the State of Minnesota, notwithstanding the choice of law provisions thereof.

Section 11.06 Interline and Other Agreements.  Delta agrees, to the extent it has the right to do so, to permit Pinnacle and Mesaba to avail itself of all its rights, privileges and amenities pursuant to its interline agreements and all industry trade or other agreements between Delta and any other air carriers. Delta shall take all action and execute such documents as may be necessary to enable Pinnacle to avail itself of the maximum benefits afforded by such agreements.  Subject to Delta's prior written approval, Pinnacle and Mesaba may enter into interline agreements with air carriers other than those air carriers covered by the two preceding sentences.

Section 11.07 Notices.  All notices given hereunder shall be given in writing and shall be delivered in person or deposited in the United States mail, certified or registered mail, return receipt requested, with adequate postage prepaid, or given by courier, telex, facsimile, or other expedient written means, addressed as follows:

If to Delta:	Delta Air Lines, Inc. 7500 Airline Drive, C009 Minneapolis, MN 55450-1101 Dept. 915 Attn: Senior Vice President- Delta Connection Telecopy: (612) 727-4104

With copies to:	Delta Air Lines, Inc. 1030 Delta Boulevard Atlanta, GA 30354 Dept. 981 Attn: Senior V.P. and General Counsel Telecopy: (404) 715-2233

If to Pinnacle:	Pinnacle Airlines, Inc. 1689 Nonconnah Parkway Suite 111 Memphis, Tennessee 38132 Attn: Chief Financial Officer and General Counsel Facsimile No: 901-348-4103

or to such other address as the respective Parties hereto shall designate by notice in writing to the other Party.  Notices shall be deemed received and given on the date of delivery or the date of refusal of delivery as shown by the return receipt.

Section 11.08 Parties.  Except as provided to the contrary herein, this Agreement, and the rights and obligations created hereunder, shall be binding upon and inure to the benefit of the respective Parties hereto and their respective successors and permitted assigns.

Section 11.09 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

Section 11.10 Severability.  If any term of this Agreement shall be judicially determined to be illegal, invalid or unenforceable at law or in equity, it shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall remain enforceable.

Section 11.11 Captions, Section Headings and Table of Contents.  Captions, section headings and the Table of Contents used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

Section 11.12 Availability of Equitable Remedies; Procedures.

(a) In the event of a breach by either Party of any provision of this Agreement, the nonbreaching Party may give notice thereof to the breaching Party, which notice shall specify in reasonable detail the nature of the breach and shall demand that the breaching Party either cure the breach or refrain from conduct constituting the breach (herein the “conduct”), as may be applicable.  If (i) the breaching Party has not cured the breach or refrained from the conduct, as may be applicable, within ten (10) days following receipt of the notice from the nonbreaching Party, or (ii) the breaching Party does not begin within ten (10) days following receipt of the notice to pursue with reasonable diligence a method of cure or begin to take steps toward ceasing the conduct where the breach or conduct is such that it requires more than ten (10) days to cure or to cease, as may be applicable, then the nonbreaching Party may seek to compel performance by the breaching Party in accordance with the provisions of paragraph (b) below.  If, upon receiving a notice contemplated by this paragraph (a), a breaching Party believes that a breach has not occurred or that the conduct specified in the notice does not constitute a breach of the provisions of this Agreement, but the breaching Party nonetheless cures the alleged breach or refrains from the conduct within ten (10) days following receipt of such notice, such Party may thereafter proceed in accordance with the provisions of paragraph (b) below to seek a determination of whether a breach occurred or whether the specified conduct constituted a breach of the provisions of this Agreement.

(b) Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, any Party shall be entitled, following notification in accordance with the provisions of paragraph (a) above, to an injunction restraining such breach or threatened breach and to specific performance of any provision of this Agreement and, in either case, no bond or other security shall be required in connection therewith, and the Parties hereby consent to the issuance of such injunction and to the ordering of specific performance.  Further, in the event any Party refrains from the conduct of any activity alleged in a notice received pursuant to paragraph (a) above to constitute a breach of the provisions of this Agreement, such Party may thereafter proceed promptly to bring an action in the District Court, County of Hennepin, State of Minnesota, for an expedited judicial determination as to whether the conduct specified constitutes a breach of the provisions of this Agreement and, upon a determination that the conduct does not constitute a breach, such Party may promptly thereafter recommence such conduct.

Section 11.13 Exhibits.  The Exhibits attached hereto are intended to be an integral part of this Agreement and are incorporated into the Agreement by reference for all purposes.

Section 11.14 Integration and Entire Agreement.  This Agreement (including the Exhibits) and the ancillary documents entered into in connection therewith are intended by the Parties as a complete statement of the entire agreement and understanding of the Parties with respect to the subject matter hereof and all matters between the Parties related to the subject matter herein and therein set forth.  This Agreement may only be amended or modified by a written agreement between Pinnacle, on the one hand, and Delta, on the other, which specifically references this Agreement and expressly provides for such amendment.

Section 11.15 Relationship of Parties.  Nothing in this Agreement shall be interpreted or construed as establishing between the Parties a partnership, joint venture or other similar arrangement.

Section 11.16 2007 Restatement.  The Parties agree that the 2007 Restatement is hereby amended and restated effective as of the Effective Date.  It is the intent of the Parties hereto that all rights, privileges, obligations and duties of the Parties arising prior to the Effective Date, including the calculation of any amounts due to any Party in respect of such period, shall be governed by the provisions of the 2007 Restatement; and all rights, privileges, obligations and duties of the Parties arising from and after the Effective Date, including the calculation of any amounts due to any Party in respect of such period, shall be governed by the provisions of this Agreement.

Section 11.17 Parent Guarantee.

(a) Pinnacle Corp. hereby unconditionally and irrevocably guarantees to Delta the due and punctual performance by Pinnacle and Mesaba of each of such Party’s respective obligations, agreements and covenants arising under this Agreement and under each term and condition hereof (collectively, the “Obligations”).  If Pinnacle or Mesaba shall fail or be unable to perform any such Obligation as and when the same shall be required to be performed, then Pinnacle Corp., at its sole cost and expense, shall be obligated to promptly perform or cause to be promptly performed each such Obligation in accordance with the terms hereof and thereof.  This guaranty is a guaranty of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Pinnacle or Mesaba or upon any other event or condition whatsoever.  If for any reason any payment Obligation amount shall not be paid by Pinnacle or Mesaba when due, Pinnacle Corp. shall immediately pay such amount to the person entitled thereto pursuant to this Agreement, as if such amount constituted the direct and primary obligation of Pinnacle Corp. and regardless of whether any person has taken any steps to enforce any rights against such Party to collect such amount.

                               (b)     Pinnacle hereby unconditionally and irrevocably guarantees to Delta the due and punctual performance by Mesaba of each of Mesaba’s Obligations.  If Mesaba shall fail or be unable to perform any such Obligation as and when the same shall be required to be performed, then Mesaba, at its sole cost and expense, shall be obligated to promptly perform or cause to be promptly performed each such Obligation in accordance with the terms hereof and thereof.  This guaranty is a guaranty of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Mesaba or upon any other event or condition whatsoever.  If for any reason any payment Obligation amount shall not be paid by Mesaba when due, Pinnacle shall immediately pay such amount to the person entitled thereto pursuant to this Agreement, as if such amount constituted the direct and primary obligation of Pinnacle and regardless of whether any person has taken any steps to enforce any rights against Mesaba or Pinnacle Corp. to collect such amount.

(c) To the fullest extent permitted under applicable law, the obligations of Pinnacle Corp. and Pinnacle hereunder shall be absolute and unconditional, shall be continuing and remain in full force and effect until final and irrevocable payment or performance, and shall not be released, discharged, affected or impaired in any respect by: (a) any amendment, modification, or cancellation of, or addition or supplement to this Agreement; (b) any exercise, acceleration, extension, compromise, settlement, non-exercise, waiver, release, or cancellation by Delta of any right, remedy, power or privilege under or related to this Agreement or any other guaranty of any obligations of either Pinnacle or Mesaba; (c) the invalidity or unenforceability, in whole or in part, of this Agreement; (d) any change in the corporate existence, structure or ownership of either Pinnacle Corp., Pinnacle or Mesaba or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either of them or their assets; or (e) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense, release or discharge of the liabilities of a guarantor or surety, or which might otherwise limit recourse against Pinnacle Corp. or Pinnacle.  If acceleration of the time for the performance or payment of any Obligation is stayed upon the insolvency, bankruptcy or reorganization of Pinnacle or Mesaba, all Obligations that are subject to acceleration under the terms of this Agreement shall nonetheless be performed or payable hereunder by Pinnacle Corp. or Pinnacle, as applicable.

(d) Each of Pinnacle Corp. and Pinnacle hereby specifically agrees that it shall not be necessary or required as a condition to enforcement of the obligations hereunder against it, that there be (and each of Pinnacle Corp. and Pinnacle, to the fullest extent permitted by applicable law, specifically waives) diligence, presentment, or protest of any kind whatsoever with respect to the respective guaranty by Pinnacle Corp. and Pinnacle or the Obligations; such waiver includes, without limitation: (i) presentment for payment upon Pinnacle Corp., Pinnacle or Mesaba or the making of any protest; (ii) any requirement to exhaust any remedies exercisable upon a default under this Agreement or to give any notice of non-performance or non-payment; (iii) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety; or (iv) so long as any Obligation remains outstanding, any right of subrogation by virtue of any performance or payment made hereunder.  Each of Pinnacle Corp. and Pinnacle agrees that any payment or performance of the Obligations guaranteed by it hereunder or other act that tolls any statute of limitations applicable to enforcement of the Obligations shall similarly operate to toll any statute of limitations applicable to any liability of Pinnacle Corp. or Pinnacle pursuant to this Section 11.17.  In addition, to the fullest extent permitted by applicable law, each of Pinnacle Corp. and Pinnacle waives the benefit and advantage of any and all valuation, stay, appraisement, extension or redemption laws which, but for this provision, agreement and waiver, might be applicable to any sale made under any judgment, order or decree of any court or otherwise based on the respective guaranty of Pinnacle Corp. and Pinnacle pursuant to this Section 11.17.  All waivers made by Pinnacle Corp. or Pinnacle in this Section 11.17 are intentional and made by Pinnacle Corp. or Pinnacle, as applicable, after due consideration of all the consequences thereof.

(e) All of the terms and conditions of this Section 11.17 shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Parties; provided that neither Pinnacle Corp. nor Pinnacle may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior consent of Delta.

Section 1.01

Section 1.01

IN WITNESS WHEREOF, Delta, Pinnacle, Mesaba and Pinnacle Corp. have executed this Agreement on July 1, 2010.

PINNACLE AIRLINES, INC. By: /s/ Brian T. Hunt Name: Brian T. Hunt Title: Vice President and General Counsel	DELTA AIR LINES, INC. By: /s/ Donald T. Bornhorst Name: Donald T. Bornhorst Title: Senior Vice President – Delta Connection

MESABA AVIATION, INC. By: /s/ Brian T. Hunt Name: Brian T. Hunt Title: Vice President

PINNACLE AIRLINES CORP. By: /s/ Brian T. Hunt Name: Brian T. Hunt Title: Vice President and General Counsel

Signature Page to
Second Amended and Restated Airline Services Agreement

EXHIBIT A

CONTRACTED SERVICE CITIES

(as of the Effective Date)

ABE
ABR
AEX
ALB
ALO
ATW
AUS
AVL
AVP
AZO
BDL
BGR
BHM
BIS
BMI
BTR
BTV
BUF
CAE
CAK
CHA
CHO
CHS
CID
CKB
CLE
CWA
DAL
DAY
DLH
DSM
ELM
ERI
EVV
FAR
FSD
FSM
FWA
GFK
GLH
GPT

                                                            A-1

GSO
GSP
HSV
ICT
ITH
JAN
JAX
LAN
LBB
LEX
LFT
LIT
LNK
LSE
MBS
MDT
MFE
MGM
MHT
MLI
MOB
OKC
OMA
ORF
PFN
PIA
PIR
PIT
PNS
PWM
RAP
RDU
RIC
ROA
ROC
RST
SAT
SAV
SBN
SCE
SGF
SHV
SWF
SYR
TLH

                                                      A-2

TUL
TVC
TYS
VPS
XNA
YOW
YQB

                                                           A-3

EXHIBIT B

DELTA SERVICE CITIES

(as of the Effective Date)

BNA
BOS
CMH
DCA
DFW
FNT
GRB
GRR
IAD
IAH
IND
LGA
MCI
MDW
MKE
MOT
MSN
ORD
PHL
PVD
STL
YUL
YWG
YYZ

                                                                  B-1

EXHIBIT C

PINNACLE SERVICE CITIES

(as of the Effective Date)

BGM

                                                               C-1

EXHIBIT D

CANCELLATION CODES

19G – Inter Carrier Substitution – Delta Requested
19H – Delta Requested Cancellation
19K – Passenger Overfly

                                                               D-1

EXHIBIT E

OPERATIONAL METRICS – GOAL ESTABLISHMENT

1.           ***

                                                                E-1

EXHIBIT F

PASS TRAVEL PRIVILEGES

Attached as Exhibit F-1 is the Parties’ agreement with respect to pass travel benefits made available to Pinnacle upon the effective date of the 2003 ASA.

Without expanding or limiting (or modifying in any way) any of the Parties’ rights and obligations with respect to pass travel benefits as set forth in the 2003 ASA, the Parties acknowledge and agree that the space available leisure pass travel benefits under Delta’s Pass Travel Policies applicable to employees of Pinnacle and Mesaba as of the Effective Date (other than with respect to paragraph III.10 in Exhibit F-1) are set forth in Exhibit F-2 attached hereto.

                                                               F-1

Exhibit F-1

PASS TRAVEL PRIVILEGES

I.	Overview

It is understood and agreed that Northwest has purchased and therefore controls all seat inventory on Northwest coded flights operated by Pinnacle Airlines subject to the Airline Services Agreement entered into by Northwest and Pinnacle Airlines.  Northwest, in its sole discretion, shall set all prices and control all seat inventory on Pinnacle flights operated under the Northwest code.

Seats on Northwest coded flights operated by Pinnacle have an intrinsic value to Northwest and by definition persons occupying perishable seats, either on a positive space or space available basis, have revenue opportunity costs (displacement, dilution, etc.) to Northwest.  Northwest will therefore establish the policies for utilizing its valuable and perishable product inventory.  Northwest shall have the right, in its sole discretion, to establish pass travel policies for all persons on all Northwest Flights, including those operated by Pinnacle Airlines.

II.	Definitions

“Northwest Flights” shall mean all flights operated by Northwest or Pinnacle Airlines under the Northwest designator code.  If and to the extent Northwest enters into an agreement with any regional carrier other than Pinnacle Airlines that provides for pass travel on the terms set forth herein, the term “Northwest Flights” shall include the flights operated by such carrier under the Northwest designator code.

“Pinnacle Business Travel” shall mean employee travel that is required to run Pinnacle Airlines’ operations, perform employee job functions, meet with Pinnacle Airlines vendors, attend company/industry meetings/training, or conduct company business.

By definition, business travel to conduct company business would require a meeting with another person (internal or external) and the vast majority of the trip’s duration should be related to the business objective.  If a pleasure trip is taken in conjunction with a business trip, the pleasure portion must be flown space available.  Examples:

1. Extend business trip for personal reasons before/after.
Example: Business trip from city A to city B.  After meeting is complete, employee extends trip by 2 days in city B for personal reasons.  Return flight from city B is leisure space available at the employee’s normal boarding priority.
2. Round Robin.  Business trip from city A to B.  After business is complete, employee travels from city B to city C for personal reasons, then returns to city A.
- Flights from B to C and C to A are leisure space available.

Things that would not quality as “Business” would be
- Emergency travel, funeral travel, etc.
- Familarization trips to visit cities where no business is conducted
- Employee recognition/rewards
- Any travel related to personal reasons
-	Any travel by any person who is not an employee, such as a spouse or family member

In enforcing Northwest’s business travel policies, Pinnacle Airlines must exercise good faith in determining what is valid company business and in doing so must comply with Northwest’s business travel definition and policies, as such definitions and policies may be changed from time to time by Northwest in its sole discretion.

“Leisure Travel” shall mean any travel that does not qualify as Pinnacle business travel.

III.	Travel Privileges of Pinnacle Airlines Employees on Northwest Flights

1.	Travel Authority Cards.
Northwest shall have the sole authority to issue travel authority cards for travel on Northwest Flights (which by definition includes Northwest coded flights operated by Pinnacle Airlines).  Pinnacle Airlines will not be entitled to issue travel authority cards on Northwest Flights; however, it may submit a request for the issuance of travel authority cards for travel on Northwest to the Northwest Pass Bureau and Northwest, in its sole discretion, shall determine whether or not to grant any such request.

2.	Requests for Travel Passes on Behalf of Any Person Other Than Employees/retirees/family members of employees of Pinnacle Airlines.

Any request for pass travel on Northwest Flights for any person other than employees, retirees or family members of employees of Pinnacle Airlines (for example, employees of airlines other than Pinnacle Airlines) may be submitted to the Northwest Pass Bureau for approval and Northwest, in its sole discretion, shall determine whether or not to grant any such request.

3.	Ticket Donations.
Northwest agrees to provide Pinnacle Airlines with 20 positive space (inventory controlled) tickets per year for charitable donations to be made at Pinnacle Airline’s discretion.

4.	Collateral (i.e., free tickets, upgrades, Worldclub passes, elite memberships, etc.).
Northwest agrees to provide Pinnacle Airlines with $100,000 per year of collateral to be used for Pinnacle Airline’s business purposes (i.e., for sales, marketing, service recovery, etc.).  Northwest shall determine from time to time the types of collateral to be made available to Pinnacle Airlines and the unit cost for each type of collateral product.  The list of collateral products and the unit costs thereof as of the date hereof are set forth on Attachment A attached hereto.  Ordering will be handled via Northwest’s GMS process.

5.	Business Travel by Pinnacle Employees on Northwest Flights.
A.	Officers and Board of Directors of Pinnacle Airlines:
Northwest agrees to issue to the President and CEO of Pinnacle Airlines an F1 positive space travel card that is valid for travel on Northwest Flights by the President and CEO and his or her spouse and eligible dependent children so long as such officer is employed by Pinnacle Airlines.  This card will be valid for business or leisure travel.

Pursuant to his prior employment agreement, Northwest will issue to Curt Sawyer, Vice President & Chief Financial Officer of Pinnacle Airlines a Y1 positive space travel card that is valid for travel on Northwest Flights by Mr. Sawyer and his spouse and eligible dependent children so long as Mr. Sawyer is employed by Pinnacle Airlines.   This card will be valid for business or leisure travel.

Northwest will issue to other officers of Pinnacle Airlines (up to a maximum of 8 individuals) travel privileges on Northwest Flights consistent with the travel privileges to which managing directors of Northwest are entitled from time to time.  Currently such privileges are as follows:

Business Travel:                                B1/F2 travel card.

Leisure Travel:	8 B1 trip events per year.

Members of the Board of Directors of Pinnacle Airlines who are not employees will be entitled to receive a Y1 positive space travel card that is valid for travel by such Board member and his or her spouse and eligible dependent children on Northwest Flights operated by Pinnacle.  The card will be valid for Pinnacle business purposes and for leisure travel only.  The card will not be valid for business travel on behalf of any person, company or entity other than Pinnacle Airlines.

B.	Other Management (Exempt) Employees of Pinnacle Airlines.
1)
Pinnacle Airlines may designate up to 150 management (exempt) employees who will be eligible for B1 (coach positive space, capacity controlled) business travel on Northwest Flights.  Pinnacle Airlines shall submit the list of such employees to Northwest annually and Northwest may, in its sole discretion, approve or disapprove any employee whose name appears on such list for such travel privileges.

2)
All other management (exempt) employees of Pinnacle Airlines who are not entitled to the travel privileges described in B.1) above may travel on Northwest Flights with boarding priority 2W, and, to the extent Pinnacle Airlines desires that any such employee travel on a Northwest Flight for Pinnacle business purposes with higher priority, Pinnacle Airlines may submit its request for positive space travel to the Northwest Pass Bureau for approval. Northwest, in its sole discretion, shall determine whether or not to grant any such request.

C.	Non-Management (Non-Exempt) and Contract Employees of Pinnacle Airlines.
Non-management (non-exempt) and contract employees of Pinnacle Airlines must request approval from the Northwest Pass Bureau for any travel on Northwest Flights for Pinnacle Airlines business purposes. Northwest, in its sole discretion, shall determine whether or not to grant any such request.  Any such approved travel for Pinnacle Airlines business purposes by such employees shall be on a space available basis.

D.	Pinnacle Airlines Operational Travel Requirements.
1)
Deadhead travel and travel for pilot or flight attendant FAA-mandated training.  Pinnacle Airlines may book travel on Northwest Flights with boarding priority of B1 for pilot and flight attendant deadhead and FAA-mandated travel.  The purpose of such travel must be supported by crew scheduling, crew bid reports, training schedules or other records of Pinnacle Airlines’ operations.  Such records must be maintained for not less than one (1) year and made available for audit by Northwest upon request.

-	Any deadhead booking must contain the following restriction:
“No origin/dest or date changes allowed, per Revenue Management.”

Any booking without the above stated restriction will be subject to a $100 fee.

-	Any Y1 booking must be pre-approved by Northwest. Any Y1 booking made without Northwest’s pre-approval will be subject to a $400 one-way fee.
-	Y1 exceptions should be requested from Northwest Day-of-Departure (DoD) desk.
Under no circumstance may positive space bookings be used to transport Pinnacle Airlines flight crews to or from their home (i.e., commuting) or for other non-operational purposes.

2)  Aircraft on Ground (AOG).

In the event Pinnacle Airlines’ operations require the transportation of Pinnacle Airlines’ mechanics or other required personnel due to AOG, Pinnacle shall request approval from the Northwest DoD desk for such travel at boarding priority B1, or if necessary, Y1.  Northwest, in its sole discretion, shall determine whether or not to grant any such request.

6.	Travel by Interview Candidates, Consultants or Vendors of Pinnacle Airlines.
Pinnacle Airlines will be entitled to purchase travel on Northwest Flights for consultants, vendors and interview candidates of Pinnacle Airlines to attend meetings at Pinnacle Airlines locations for Pinnacle Airlines business purposes only on the terms and conditions set forth in the Northwest Pricing Bulletin BN138, attached hereto as Attachment 2.  This Pricing Bulletin is subject to change by Northwest on an annual basis.

7.	Leisure Travel by Employees of Pinnacle Airlines.
It is understood that Northwest maintains complete control over the grant of all travel privileges on all Northwest Flights, including non-revenue space available boarding priority.  Northwest shall be entitled to all fees and charges collected for pass travel and Pinnacle Airlines shall not under any circumstances impose any fees, charges or surcharges on any pass travel on Northwest Flights operated by Pinnacle Airlines other than those set forth herein or specifically authorized by Northwest.  Pinnacle Airlines shall be responsible for the payment to Northwest of pass travel fees and charges relating to travel by employees of Pinnacle Airlines or their family members, registered domestic partners or companions, and all amounts collected by Pinnacle Airlines from its employees shall be collected on behalf of Northwest and payable to Northwest on a monthly basis as provided in Section III.9.

Travel by Pinnacle Airlines Employees on Northwest Flights Operated by Pinnacle Airlines:

Pinnacle Airlines shall administer pass travel policies on Northwest Flights operated by Pinnacle in a manner that is wholly consistent with Northwest’s policies as they currently exist and may in the future be changed by Northwest in its sole discretion and shall communicate clearly such policies to its employees.  Pinnacle Airlines shall be responsible for enforcing such pass policies with respect to travel by its employees on Northwest Flights and shall notify Northwest in the event of any violations.

Pinnacle Airlines agrees to conform its existing pass travel policies and programs to those of Northwest as soon as reasonably practicable after the date of the Agreement.  Such conforming changes include but are not limited to the following:

1) The boarding priority for Pinnacle employees on Northwest Flights will be as follows:

Pinnacle Employee Category	Flights Operated By
	Northwest	Pinnacle
Management (exempt)	5W Seniority date	5 Seniority date
Non-management (non-exempt) and contract	5W Seniority date	5 Seniority date
Parents	6W Seniority date	6P Seniority date

Pinnacle Airlines shall under no circumstances grant travel privileges on any Northwest Flights at a boarding priority that deviates from that stated above.

2)	Fees for travel by Employees and Parents of Employees. Northwest’s current pass travel policies provide for the following fees for pass travel by employees and parents of employees:
Management (exempt): No service charge. International taxes apply.

Non-management (non-exempt) and contract employees shall be subject to the following fees:

	Services Fees				International Taxes
	Domestic		International
	Coach	First	Coach	First
Employee less than 5 years service	$10 OW	$25 OW	See Attachment 3	See Attachment 3	As applicable
Employee > 5 years service	None	$25	None	See Attachment 3	As applicable
Parent	$20	$35	See Attachment 3	See Attachment 3	As applicable

-
All pass travel fees and charges shall be subject to change at Northwest’s discretion, provided that fees and charges applicable to employees of Pinnacle Airlines shall be no higher than those applicable to comparable employees of Northwest

-	Pass travel fees shall apply to all Northwest Flights (including Pinnacle Airlines employees flying on Northwest Flights operated by Pinnacle Airlines).

4) Companion/Buddy Travel Program.

a)	Pinnacle Airlines must terminate its existing companion/buddy pass travel program.
b)
Pinnacle Airlines must terminate all pass travel by any persons who are not employees of Pinnacle Airlines or family members of Pinnacle Airlines employees (including without limitation employees of airlines other than Pinnacle Airlines or Northwest) on Northwest Flights operated by Pinnacle Airlines unless such travel is specifically permitted hereunder or an authorized officer of Northwest approves such pass travel in writing.  Northwest shall provide Pinnacle Airlines with a list of officers of Northwest who are authorized to approve pass travel not provided for herein.

Pinnacle Airlines will be entitled to establish a new companion/buddy program for Pinnacle Airlines employees for travel on Northwest Flights operated by Pinnacle Airlines as follows:

•
Each employee of Pinnacle Airlines will receive 16 one-way trips each calendar year on Northwest Flights operated by Pinnacle.  Companion/Buddy travel passes may not be used on Northwest Flights operated by Northwest.

•	The companion of the Pinnacle Airlines employee must travel with the employee.
•
Fees:  The fees payable by Pinnacle Airlines employees for companion/buddy travel on Northwest Flights operated by Pinnacle Airlines shall be consistent with the fees payable by Northwest employees for companion travel on Northwest Flights operated by Northwest.

•	Boarding priority:

Flights Operated By
	Northwest	Pinnacle
Boarding Priority	N/A	5B

5)  Registered Domestic Partners.    Registered domestic partners of Pinnacle Airlines employees will be entitled to pass privileges on Northwest Flights in accordance with Northwest’s registered domestic partner program.

8.           Booking/Ticketing:

Pinnacle Airlines agrees to use its best efforts to establish a link between its employee database system and that of Northwest to facilitate the automated booking of travel by Pinnacle Airlines employees.  Until such link is established, Pinnacle Airlines and Northwest shall cooperate to exchange such data and reports as are deemed necessary to facilitate pass travel in accordance with the provisions hereof.  Northwest and Pinnacle Airlines shall each bear their own costs and expenses associated with establishing such links.

Once the linking of Pinnacle Airlines’ and Northwest’s employee database systems are implemented, Pinnacle Airlines employees will be permitted to book positive space and space available travel in accordance with the provisions hereof using Northwest automated systems (RADAR, IVR) and via Northwest Reservations, as needed.

All travel must be by electronic tickets only, when eligible.  Travel shall be by Northwest travel cards or easy write forms for non-eligible e-ticket destinations.  The use of trip passes, Pinnacle Airlines ticket stock, or other such documents for travel on Northwest Flights operated by Pinnacle shall be strictly prohibited.

9.           Payment of Fees

Northwest shall invoice Pinnacle Airlines on a monthly basis for all travel pass fees and charges applicable to travel by employees of Pinnacle Airlines, family members, companions and registered domestic partners of such employees, and for travel by Pinnacle Airlines vendors, interview candidates, etc. hereunder on any Northwest Flight.  Pinnacle Airlines shall pay to Northwest all invoiced amounts within 30 days after the date of the invoice. Pinnacle Airlines may elect not to collect from its own employees the pass travel fees and charges applicable to travel by Northwest employees so long as it pays such fees and charges to Northwest on behalf of its employees pursuant to the foregoing.  Any amounts collected by Pinnacle Airlines for pass travel on Northwest Flights operated by Pinnacle Airlines shall be collected on behalf of and for the benefit of Northwest and remitted in accordance with the foregoing.  Pinnacle Airlines shall have no right or interest in and to such amounts.

10.           Revocation/Termination/Modification/Amendment of Pass Privileges.  All pass travel benefits described herein are deemed to be privileges and are subject to revocation by Northwest in the event of a failure to comply with the provisions hereof and the terms and conditions of Northwest’s pass travel policies, as the same may be changed from time to time by Northwest in its sole discretion.  Notwithstanding the foregoing, Northwest agrees that any changes in Northwest’s pass travel policies during the term of the Airline Services Agreement between Northwest and Pinnacle Airlines shall not (i) reduce the amount of tickets or collateral described in Sections 3 and 4 hereof, respectively, (ii) reduce the relative boarding priority to which Pinnacle Airlines employees are entitled to travel on Northwest Flights pursuant to Sections 5 and 7 hereof, or (iii) increase the fees and charges payable by Pinnacle Airlines employees for pass travel benefits on Northwest Flights above those amounts payable by comparable employees of Northwest for the same benefits.

11.           Audit

Northwest shall be entitled to audit all records of Pinnacle Airlines to verify compliance with the provisions hereof.

IV.	Travel Privileges of Persons Other than Pinnacle Airlines Employees on Northwest Flights

Northwest shall have the right, in is sole discretion, to establish pass travel policies for all persons on all Northwest Flights, including those operated by Pinnacle Airlines.  Pinnacle shall administer travel and accommodate passengers on Northwest Flights operated by Pinnacle consistent with all such policies established by Northwest.

It is understood and agreed that leisure travel benefits for Northwest employees will include boarding priority equal to Pinnacle employees on Northwest Flights operated by Pinnacle Airlines, based on seniority.  Northwest employees traveling with companions/buddies will board with priority 5B.  Northwest’s employee travel fee structure will apply to all leisure travel by Northwest employees on Northwest Flights operated by Pinnacle Airlines and Pinnacle Airlines shall under no circumstances charge any additional fees, surcharges or other amounts to Northwest or Northwest employees traveling on Northwest Flights operated by Pinnacle Airlines.

Exhibit F-2

DELTA CONNECTION EMPLOYEE NON-REVENUE

SPACE AVAILABLE PASS TRAVEL POLICIES

Effective Date:  June 1, 2009

I.           Overview

It is understood and agreed that Delta Air Lines, Inc. (“Delta” or “Delta Mainline”) has purchased and therefore controls all seat inventory on Delta coded flights (collectively, the “Delta Connection Flights”) operated by each Delta Connection carrier (herein referred to as the “Delta Connection Operator”) pursuant to certain Delta Connection Agreements or Airline Services Agreement entered into by Delta with each of the Delta Connection Operators.

Seats on Delta Connection Flights have an intrinsic value to Delta and by definition perishable seats occupied by persons, either on a positive space or space available basis, have revenue opportunity costs (displacement, dilution, etc.) to Delta.  Delta will therefore establish the policies for utilizing its valuable and perishable product inventory.  Delta shall have the right, in its sole discretion, to establish pass travel policies for all persons on all Delta Flights (as defined below), including the Delta Connection Flights operated by the Delta Connection Operators.

II.           Definitions

“Delta Flights” shall mean all flights operated by Delta Mainline under the Delta and/or other designator codes used by Delta from time to time and the Delta Connection Flights operated by Delta Connection Operators.  If and to the extent Delta enters into a capacity-purchase based Delta Connection Agreement with any regional carrier that is not a Delta Connection Operator as of the Effective Date that provides for such carrier to operate Delta Connection Flights, the term “Delta Flights” shall include the flights operated by such carrier pursuant to such Delta Connection Agreement.  Delta Connection Operators may be added or deleted by Delta from the scope of Delta Flights at any time.  Delta Flights do not include, and non-revenue pass travel privileges pursuant hereto do not apply to, “DL” code share flights when operated by a carrier other than Delta or a Delta Connection Operator.

“Eligible Employees” shall mean, with respect to a Delta Connection Operator, the active employees of such Delta Connection Operator whose primary employment functions are dedicated to the Delta Connection Flights operated by such Delta Connection Operator.

“Effective Date” shall mean June 1, 2009.

“Permitted Pass Riders” shall mean, with respect to each Eligible Employee, such Eligible Employee’s spouse or domestic partner and minor dependent children (under age 23).

III.	Non-Revenue/Leisure Space Available Travel Privileges of the Delta Connection Operator’s Eligible Employees and Permitted Pass Riders on Delta Flights

A.           Fees and Charges.  Delta shall be entitled to all fees and charges collected for non-revenue space available travel on all Delta Flights, and the Delta Connection Operator shall not under any circumstances impose any fees, charges or surcharges on any non-revenue pass travel on Delta Flights operated by it unless  specifically authorized in writing by Delta.

B.           Travel by Eligible Employees and Permitted Pass Riders on Delta Flights.  The Delta Connection Operator shall administer travel and accommodate non-revenue space available passengers on Delta Flights operated by it consistent with the policies set forth herein and in Delta’s non-revenue space available travel policies in effect from time to time (which policies are incorporated by reference herein), as may be modified from time to time by Delta in its sole discretion, and shall communicate clearly such policies to its employees.  The Delta Connection Operator shall be responsible for communicating and enforcing such non-revenue space available travel policies with respect to travel by its Eligible Employees and their Permitted Pass Riders on Delta Flights and shall immediately notify and cooperate with Delta in the event of any violations, whether intentional or unintentional.

C.           Boarding Priorities.  As of the Effective Date, the boarding priority for non-revenue space available travel by the Delta Connection Operator’s Eligible Employees and their Permitted Pass Riders on Delta Flights will be as follows:

Eligible Employee Pass Rider	Delta Flights Operated By:		International Flight Limitations
	Delta Connection Operator	Delta Mainline or Any Other Delta Connection Operator
Employee	S3 Based on Seniority date	S3C Based on Seniority date	3 Flight Days* per Year
Spouse	S3 Based on Seniority date	S3C Based on Seniority date	3 Flight Days* per Year
Minor Dependent Children (under age 23)	S3 Based on Seniority date	S3C Based on Seniority date	3 Flight Days* per Year
Domestic Partner (Note: All travel flown by a Domestic Partner will be subject to the then current Yield Fare)	S3 Based on Seniority date	S3C Based on Seniority date	3 Flight Days* per Year
*  International travel flight days include travel to/from Africa, Australia, Europe, Asia, Central America, Middle East, South America, and the Caribbean.  Any International fees and taxes for the three initial non-revenue international Flight Days will be the responsibility of the Delta Connection Operator and billed to the Delta Connection Operator on a monthly basis with all payments due within 30 days of the invoice date.

D.           No Delta Connection Operator shall under any circumstances permit non-revenue space available travel on any Delta Flight operated by it by any individual at a boarding priority that deviates from that stated above without Delta’s prior written consent.

E.           Fees for Non-Revenue Leisure Space Available Travel by the Delta Connection Operator’s Eligible Employees and their Permitted Pass Riders.  Eligible Employees are subject to applicable activation/participation fees assessed by Delta in effect from time to time (the “Activation Fee”).  As of the Effective Date, Delta’s Activation Fee shall be $50 per year per Eligible Employee.  Any Activation Fee in excess of $50 shall be subject to any applicable Federal excise tax and such tax is the responsibility of the Eligible Employee.  Each year’s applicable Activation Fee, together with the applicable excise tax, will be assessed on each Eligible Employee’s respective employment anniversary date and shall be due and payable to Delta by credit card upon such Eligible Employee activating his or her non-revenue leisure travel privileges with respect to such year.  All Activation Fees are non-refundable.  If an Eligible Employee or one of his or her Permitted Pass Riders attempts to check-in or board a Delta Flight on a non-revenue space available basis and such Eligible Employee’s annual Activation Fee has not been paid, such traveler will be required to pay the maximum Activation Fee in effect at such time prior to boarding such flight.  Delta reserves the right to modify the Activation Fee at any time.

F.           Cessation of Companion/Buddy Travel Program.

(a)	As of the Effective Date, Delta has terminated all companion/buddy pass travel by Delta Connection Operator employees and their Permitted Pass Riders.

(b)
If it has not already done so, the Delta Connection Operator shall terminate all non-revenue space available travel by persons who are not Eligible Employees or Permitted Pass Riders (including without limitation companion/buddy pass riders and employees of airlines other than any Delta Connection Operator, Delta or other Delta affiliate) on Delta Flights operated by such Delta Connection Operator unless such travel is specifically permitted hereunder or otherwise approved by Delta in writing.

G.           No SkyMiles.  Eligible Employees and Permitted Pass Riders will not accrue any SkyMiles or other applicable frequent flyer program benefits with respect to non revenue leisure travel on any Delta Flight.

H.           No Eligible Employee or his or her Permitted Pass Riders may use non revenue travel privileges for personal business purposes or for the benefit of any business for which such persons provide services or are otherwise affiliated.

I.           Any expenses incurred by an Eligible Employee or any of his or her Permitted Pass Riders traveling on a non-revenue space available basis as a result of cancellation or interruption of flights will not be paid or reimbursed by Delta or any Delta Connection Operator.

J.           Except for the Administrative Fees and fare reductions specifically provided herein, all other fees and charges with respect to transportation furnished hereunder, including, without limitation, charges for baggage, advance seat assignments, etc. shall be governed by the applicable tariffs, rules, and regulations of the carrier operating the Delta Flight, provided that all such fees and charges shall be remitted to Delta pursuant to Section III.A. hereof.

K.           Booking/Ticketing.  If not already established, each Delta Connection Operator agrees to use its best efforts to establish a link between its employee database system with Delta’s non-revenue space available travel systems to facilitate the automated booking of travel by Eligible Employees.  Until such link is established, the Delta Connection Operator and Delta shall cooperate to exchange such data and reports as are deemed necessary to facilitate non-revenue pass travel in accordance with the provisions hereof.  Delta and each Delta Connection Operator shall each bear their own costs and expenses associated with establishing such links.

Once the linking of the Delta Connection Operator’s and Delta’s systems are implemented, Eligible Employees will be permitted to book non-revenue, space available travel in accordance with the provisions hereof using Delta’s automated self-service systems and via Delta Reservations.

The use of paper trip passes, the ticket stock of any Delta Connection Operator, or other such documents for non-revenue space available travel on Delta Flights operated by the Delta Connection Operator shall be strictly prohibited.

L.           Conduct Standards.

•
Non-revenue passengers including, without limitation, Eligible Employees and their Permitted Pass Riders, traveling on any Delta Flight must at all times conduct themselves in accordance with acceptable standards of business etiquette.  Gate agents handling any Delta Flight is authorized to deny boarding to any non-revenue passenger whose behavior is deemed inappropriate.  At all times, Eligible Employees and Permitted Pass Riders are subject to and shall abide by Delta’s Nonrevenue Travel Conduct Policy (a copy of which is available on Delta’s TravelNet), which may be modified from time to time by Delta in its sole discretion.

M.           Revocation/Termination/Modification of Non-revenue Travel Privileges; Conflict.  All non-revenue travel privileges described herein are deemed to be privileges and are subject to revocation by Delta in the event of a failure to comply with the provisions hereof and/or the terms and conditions of Delta’s non-revenue travel policies, as the same may be modified from time to time by Delta in its sole discretion.  Such travel privileges may also be modified or terminated by Delta from time to time in its sole discretion, subject to any applicable rights of a certain Delta Connection Operator pursuant to a written agreement between such Delta Connection Operator and Delta or an affiliate of Delta.  In the event of any conflict between (i) the provisions contained herein or in Delta’s non-revenue travel policies and (ii) the provisions of any agreement between a Delta Connection Operator and Delta, the provisions contained herein or in Delta’s non-revenue travel policies shall govern.

N.           Audit.  Delta shall be entitled to audit all records of the Delta Connection Operator to verify compliance with the provisions of Delta’s non-revenue travel policies.

IV.	Travel Privileges of Delta and Delta Affiliate Employees and their Permitted Pass Riders on Delta Flights operated by a Delta Connection Operator

It is understood and agreed that non-revenue space available travel privileges for employees of Delta and other affiliates of Delta, and such employees’ permitted pass riders (other than buddy pass riders) on Delta Flights operated by a Delta Connection Operator will provide that such individuals receive a boarding priority equal to that of Eligible Employees of such Delta Connection Operator, based on the applicable employee’s seniority date of employment.  Delta’s employee travel fee structure will apply to all leisure travel by employees of Delta or other Delta affiliate on Delta Flights operated by the Delta Connection Operator and the Delta Connection Operator shall under no circumstances charge any additional fees, surcharges or other amounts to Delta, Delta employees or any Delta affiliate employees traveling on Delta Flights operated by the Delta Connection Operator.

                                                             F-14

EXHIBIT G

HUB CITY FACILITY CHARGES

Rental rates chargeable to Pinnacle for the sub-leased space at all Hub Cities shall be *** per month in the aggregate, regardless of the number or identity of Hub Cities.

                                                                G-1

EXHIBIT H

CRJ FUEL BURN (PENALTY) FORMULAS

Note:  The formulas below are to be used for the calculation of fuel burn penalty as it pertains to each performance measure and the All-in Rate.  The penalty, while settled on an annual basis, is based on a monthly calculation.  The result of the calculation for each performance measure shall be netted together to produce a net penalty, if one should exist.  To the extent that formulas do not yet exist (i.e., Cruise Speed and Altitude), the Parties mutually agree to document those formulas when those performance measures are implemented.  Per Section 5.05(d), the All-in Rate is first adjusted for the variances that exist with respect to each performance measure, and then to the extent an unfavorable variance to budget exists, the penalty formula below for the All-in Rate is applied.  A penalty is assessed if the cause of variance is deemed within the control of Pinnacle.  An example for a month is illustrated in Attachment 1 hereto.

1.           Excess Planned Fuel on Arrival (FOA)

Monthly Penalty:
(Average Actual FOA in lbs-Target) x CTC / ***/ Block Hours per Cycle x Total Block Hours x Fuel cost per gallon

Plus Margin applicable to the fuel expense reimbursement pursuant to Section 5.08 or 5.11.

Assumptions:
•	Block Hours based on scheduled and unscheduled operations/cycles that returned legitimate FOA values (on the flight history database)

•	Cost to Carry (CTC) varies with average enroute time; CTC = (***x Avg ETE) ***

•	Fuel cost per gallon = actual price per gallon incurred by Delta per Section 5.05(a)(ii) including into-plane fees and taxes.

2.           Excess Planned Zero Fuel Weight (ZFW)

Monthly penalty:
(Average Planned ZFW - Average Actual ZFW-target tolerance in lbs) x CTC x CTC / ***/ Block Hours per Cycle x Total Block Hours x Fuel cost per gallon

Plus Margin applicable to the fuel expense reimbursement pursuant to Section 5.08 or 5.11.

Assumptions:
•	Block Hours based on scheduled and unscheduled operations

•	Cost to Carry (CTC) varies with average enroute time; CTC = (***x Avg ETE) ***

•	Fuel cost per gallon = actual price per gallon incurred by Delta per Section 5.05(a)(ii) including into-plane fees and taxes.

                                                          H-1

3.           Excess Auxiliary Power Unit (APU) Burn

Monthly Penalty:
(Average Actual APU hrs per flight hour-Target) x Flt to Blk Hour Ratio x Total Block Hours x *** x Fuel cost per gallon

Plus Margin applicable to the fuel expense reimbursement pursuant to Section 5.08 or 5.11.

Assumptions:
•	APU burn rate = *** per Bombardier (w/Air and electric load)

•	APU runs almost exclusively w/air load but not necessarily electric. Reduction in rate w/electric removed insignificant per 9E

•	Flight hours and Block hours based on all 9E operations (scheduled and unscheduled)

•	Fuel cost per gallon = actual price per gallon incurred by Delta per Section 5.05(a)(ii) including into-plane fees and taxes.

4.           Cruise Speed

To be determined.

5.           Cruise Altitude

To be determined.

6.           All-in Rate

(To be applied after adjusting for known variances to performance measures above as shown in the sample calculation set forth in Attachment 1 hereto)

Monthly Penalty:
(Actual All-in Gallons per block hour-Target) x Total Block Hours x Fuel cost per gallon

Plus Margin applicable to the fuel expense reimbursement pursuant to Section 5.08 or 5.11.

Assumptions:
•	Fuel cost per gallon = actual price per gallon incurred by Delta per Section 5.05(a)(ii) including into-plane fees and taxes.

                                                           H-2

EXHIBIT I

PARITY PAY AGREEMENT

Parity Pay Agreement

The Parties agree that labor costs resulting from pay rates in excess of Parity Pay Rates for the pilot, flight attendant, customer service/reservations agent, ramp service, and mechanic workgroups will be excluded from Total Operating Cost when calculating the Margin pursuant to Section 5.10(a) and 5.13(a).

The Parties agree that labor costs resulting from any significant work rule and/or Premium changes, in lieu of above Parity Pay Rates will be excluded from Total Operating Cost when calculating the Margin pursuant to Section 5.10(a) and 5.13(a).

The Parties agree that labor costs resulting from benefits which are in excess of industry parity for the pilot, flight attendant, customer service/reservations agent, ramp service, and mechanic workgroups will be excluded from Total Operating Cost when calculating the Margin pursuant to Section 5.10(a) and 5.13(a).

The following definitions are used throughout this parity pay agreement:

“Comparison Airlines” shall have the meaning throughout Exhibit I as the five largest (by revenue) publicly traded U.S. domestic regional airlines operating primarily regional jet aircraft.

“Premiums” shall mean separate line, longevity, shift, license, skill or other premiums.

“RAA” shall mean the Regional Airline Association, Washington, D.C.

Definitions provided in the sections below are applicable only to the section in which such terms appear.

Pilot and Flight Attendant Employees

A.           Procedures

Pinnacle’s Pay Rates for the pilot and flight attendant workgroups plus hourly impact of any Bonus Rate are compared to Parity Pay Rates.

If Pay Rates exceed Parity Pay Rates in any classification, the labor cost for that classification will be multiplied by the overage percentage and such product will be deducted from Total Operating Cost for purposes of calculating the Margin.

Significant work rule and Premiums changes are evaluated on a case by case basis.

                                                          I-1

B.           Definitions

“Pay Rates” shall be the top of scale hourly rates of pay excluding Premiums.

“Bonus Rate” shall be the average bonus payment divided by the timeframe covered (based on 2,080 hours per year).

“Parity Pay Rates” shall be the simple average of the Pay Rates at the Comparison Airlines within a classification.  In the event that a comparison airline reduces or eliminates its Premiums and simultaneously increases its basic hourly rates, the portion of the basic hourly rate equal to the Premiums shall be excluded in determining Parity Pay Rates.

Customer Service/Reservations Agent, Ramp Service and Mechanic Employees

A.           Procedures

Pinnacle’s actual Pay for customer service/reservations agent, ramp service, and mechanic workgroups is compared to projected Parity Pay.

If Pay exceeds Parity Pay in any classification, the difference will be deducted from Total Operating Cost for purposes of calculating the Margin.

Significant work rule and Premiums changes are evaluated on a case-by-case basis.

B.           Definitions

“Pay” is the sum of all customer service/reservation, agent, ramp service and mechanic employees pay, including any bonus payments, within a classification (i.e. customer service agents) and shall exclude Premiums and any overtime premium.

“Parity Pay” shall be the sum of all customer service/reservation, agent, ramp service and mechanic employees Pay re-calculated using the Parity Pay Scale in place of actual Pay rates.

“Parity Pay Scale” shall be constructed by taking the average pay rates for Pay steps for all levels new hire to year 10 (top step) of the Comparison Airlines as reported by the RAA.

Benefits – All Employees

A.           Procedures

Pinnacle’s actual Benefits for all above employee groups are compared to the average Benefits of the same or similar classifications of the Comparison Airlines as reported by the RAA.

                                                       I-2

B.           Definitions

“Benefits” include but are not limited to pension, 401(k), health and dental insurance, life and disability insurance, and other post retirement benefits.  Benefits are evaluated on an individual basis (i.e., Pinnacle’s pilot pension is compared to the average pilot pension at the Comparison Airlines as reported by the RAA).

Data Requirements

In order to assess compliance with the Parity Pay Agreement, Pinnacle agrees to provide Delta with data including but not limited to the following:

–	Total labor costs by workgroup or classification (e.g., pilot).

–	Pay scales to the extent they exist for all Pinnacle’s workgroups.

–	Pay scales for the Comparison Airlines as reported by the RAA for requested workgroups.

–
Individual employees’ information including workgroup, longevity or hire date, bonus payments received, hourly rate(s) of pay, hours paid at hourly rate(s) of pay, projected hours paid at each pay step (1 – 10) if not currently paid based on a defined pay scale, for requested workgroups.

                                                    I-3

EXHIBIT J

PREDICTED EMPLOYEE BONUSES AND INCENTIVES

	2003	2004	2005	Subsequent Years
Employee Bonuses & Incentives	***	***	***	Multiply amount for prior year by (1+ CPPI)

                                                          J-1

                                                               J-2